As filed with the Securities and Exchange Commission on February 11, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

URIGEN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	94-3156660
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

675 Highway One B-206

North Brunswick, NJ 08902

(732) 640-0160

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ebrahim (“Eboo”) Versi, M.D., Ph. D., Chief Executive Officer

675 Highway One

B-206

North Brunswick, NJ 08902

(732) 640-0160

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Mitchell S. Nussbaum, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Tel. No.: (212) 407-4159

Fax No.: (212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common stock, par value $0.001	$25,000,000	$2,905

(1)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(o).

(2)	Paid herewith.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, FEBRUARY 11, 2015

URIGEN PHARMACEUTICALS, INC.

[*] Shares of Common Stock

This is an initial public offering of Urigen Pharmaceuticals, Inc. We are offering [*] shares of common stock in this offering. It is currently estimated that the initial public offering price per share will be between $[*] and $[*].

Currently, there is no public market for our common stock. We intend to list our common stock on the Nasdaq Capital Market under the symbol “ ”. If our common stock is not approved for listing on the Nasdaq Capital Market, we will not consummate this offering.

We have granted the underwriters an option for a period of [*] days after the closing of this offering to purchase up to 15% of the total number of shares to be offered by us pursuant to this offering, solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discount.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Price to the public	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)         The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page 70 of this prospectus for a description of compensation payable to the underwriters.

We have granted the underwriters a [*]-day option to purchase up to [*] additional shares of common stock to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $[*], and the total proceeds to us, before expenses, will be $[*].

In addition to the discounts and commissions listed above, we have also agreed to reimburse the underwriters for certain of their out-of-pocket expenses. See “Underwriting” for a description of these arrangements.

The underwriters expect to deliver the shares against payment on or about [*], 2015.

[                ]

The date of this prospectus is      , 2015

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus related to this offering prepared by us or on our behalf or otherwise authorized by us. We have not authorized anyone to provide you with different information and if anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Before you invest in our common stock, you should read the registration statement (including the exhibits thereto and documents incorporated by reference therein) of which this prospectus forms a part.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “Urigen,” “the Company” and “our Company” refer to Urigen Pharmaceuticals, Inc., a Delaware corporation, and our subsidiary, Urigen Pharmaceuticals, N.A.

Through and including                , 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the results of clinical trials and the regulatory approval process; our ability to raise capital to fund continuing operations; market acceptance of any products that may be approved for commercialization; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.

THE COMPANY

We specialize in developing innovative products to ameliorate the cause and symptoms associated with urological ailments, specifically Interstitial Cystitis/Bladder Pain Syndrome (“BPS” or “IC/BPS”). Urology represents a specialty pharmaceutical market of approximately 10,000 physicians in the United States. According to the American Urology Association (the “AUA”), urologists treat a variety of ailments of the urinary tract either surgically or medically. These include treating cancer, infections, stone disease, neurogenic bladder, overactive bladder, incontinence, prostate disease and IC/BPS. Many of these indications, we believe, represent significant, underserved therapeutic markets. We currently have one product candidate, URG101, in clinical development, and another product candidate, URG501, in pre-clinical development.

URG101 generated approximately $651,000 in royalty income from compounding pharmacies in our fiscal year ended June 30, 2014 under licensing agreements with third party pharmacies in the United States. As URG101 has not been approved by the United States Food and Drug Administration, or the FDA, the product was not promoted by us. The primary use of proceeds from this offering will be to conduct the required clinical and regulatory studies to gain marketing approval for URG101 in the United States by the FDA, thereby permitting marketing and promotion which is anticipated to significantly expanding the product’s revenue potential. We also aim to continue development of our pre-clinical pipeline product, URG501, which we believe, together with URG101, addresses an area of high unmet need in the large, growing benign (i.e. non-oncological) urology market.

URG101

Our clinical stage product for IC/BPS., URG101, targets what we believe is an unmet medical need with significant market opportunity in urology. Approximately 10 million men and women in the United States have IC/BPS. URG101 is a unique, proprietary combination therapy of components that is locally delivered to the bladder for rapid relief of pain and urgency as demonstrated in our positive Phase II Pharmacodynamic Crossover study.

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URG101 Licensing Royalties from Compounding Pharmacies

We started licensing URG101 in November 2010 by entering into formulation and use agreements with third parties. As of the date of this prospectus, we currently have seven such agreements in place with pharmacies associated with physicians who are knowledgeable in the treatment of IC/BPS, and prescribe URG101 to their patients. Our licensees are pharmacies located in California, Georgia, Texas and Canada, which we refer to as “Centers of Excellence.” Of the seven Centers of Excellence, three are actively manufacturing URG101 in small batches for patient prescriptions. We generated licensing royalties from compounding pharmacies of approximately $600,000 and $651,000, in 2013 and 2014, respectively. Since 2010, an estimated 140,000 doses of URG101 have been sold in compounding pharmacies throughout the United States by the Centers of Excellence.

In October 2014, we entered into a license agreement with Imprimis Pharmaceuticals, Inc. (NASDAQ:IMMY). Under the terms of the agreement, Imprimis Pharmaceuticals, Inc. (“Imprimis”) has the non-exclusive rights to our proprietary formulation of URG101 in the United States, with the right to convert to an exclusive license on April 24, 2015. Once exclusive, Imprimis will maintain its rights under the agreement until such time as URG101 is granted approval by the FDA, or the agreement is otherwise terminated by either party. Pursuant to the agreement, Imprimis has committed to invest up to $2 million in developing patient and physician education material to increase awareness of the prevalent debilitating nature of IC/BPS. Imprimis has further agreed to pay us a royalty of at least $10 per dose of URG101 sold under the agreement, with a minimum total annual royalty payment equal to 110% of our prior calendar year’s royalty income derived under all formulation and use agreements for URG101 in the United States, until such time as the agreement ceases to be effective.

In early 2014, we began discussions with several specialty pharmaceutical manufacturers and distributors in the United Kingdom, or UK, to explore the viability of making available URG101 under the UK Specials Pharmaceuticals program (a “Special”). In the UK, a Special is an unlicensed medicine prescribed to meet the individual clinical needs of a patient when a suitable licensed medicine is not available. According to the association of Specials Pharmaceuticals Manufacturers, Specials account for approximately 1% of all prescriptions in the UK, but account for more than 75,000 different formulations. Most Specials are produced by a small number of pharmaceutical companies who dedicate their resources and expertise to this very specialized area of medicines manufacturing. On October 17, 2014, we entered into an exclusive distribution agreement with Mawdsley-Brooks & Co. Ltd. (“Mawdsley”) to distribute URG101 as a Special in the United Kingdom and Ireland (the “UK Territory”). Under the terms of the agreement, Mawdsley has agreed to receive, store and distribute URG101 to customers.

We believe that ongoing sales of URG101 in compounding pharmacies throughout the United States and the United Kingdom demonstrate both the clinical relevance and revenue potential of an approved drug. As we strive for expedient regulatory approval of URG101 from the FDA, we are continually mindful of the millions of IC/BPS sufferers worldwide under the care of physicians that do not currently have immediate access to treatment with the drug.

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URG501

Our pre-clinical pipeline product, URG501, is an oral pentosan polysulfate sodium (“PPS”) therapy for IC/BPS. URG501 is under development with the goal of delivering improved PPS bioavailability. We are also currently examining the application of heparinoids such as PPS in the therapeutic treatment of several disease states, such as cancer, cardio-circulatory, osteoarthritis, rheumatoid arthritis, atherosclerosis and sickle cell anemia.

Our Strategy

Our strategy is to pursue regulatory approval of our lead product, URG101, so as to significantly expand its global distribution and revenue potential. We also aim to continue development of our complimentary pre-clinical pipeline product, URG501. Our strategy, includes, among other things:

•	Obtaining FDA approval of a 505(b)(2) new drug application (“NDA”) for URG101;

•	Filing an investigational new drug application (“IND”) and commencing clinical and regulatory development of URG501; and

•	Expanding our pipeline through potential in-house development, in-licensing and/or acquisitions of urology products and technologies.

COMPANY HISTORY

We were incorporated in Delaware on August 12, 1997 under the name Megabios Corp. In March 1999, we merged with GeneMedicine, Inc. and changed our name to Valentis, Inc. On October 5, 2006, we entered into an agreement and plan of merger with Urigen N.A., Inc., a Delaware corporation, and with Valentis Holdings, Inc., our newly formed wholly-owned subsidiary. On July 13, 2007, Valentis Holdings was merged with and into Urigen N.A., with Urigen N.A. surviving as our wholly-owned subsidiary. In connection with the merger, we subsequently changed our name to Urigen Pharmaceuticals, Inc.

Prior to October 29, 2012, we were a reporting company with our common stock registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, on September 19, 2012, a decision was rendered in an administrative proceeding pursuant to Section 12(j) of the Exchange Act before the Securities and Exchange Commission (the “SEC”), revoking the registration of our registered securities, due to our inability for a period of two years, to timely file our periodic reports under the Exchange Act.

From June 19, 2007 until October 22, 2010, our common stock was quoted on the OTC Bulletin Board under the symbol “URGP.OB.” Our common stock was suspended from quotation on the OTC Bulletin Board and on October 23, 2010, our common stock commenced quotation in the OTC Pink Sheets under the symbol “URGP.PK.” On May 24, 2012, the SEC announced the temporary suspension of trading in our securities on the OTC Pink Sheets through June 6, 2012. Subsequently, as a result of the revocation of our registration, our common stock was terminated from quotation and there is currently no trading market for our securities.

RECENT DEVELOPMENTS

Since our merger in 2007, we have had limited success in raising additional outside financing, particularly equity financing. We believe that this is because of, among other things: (i) our history of having been formed through a reverse merger, (ii) the large number of our shares outstanding and the associated history of low stock prices, (iii) the limited liquidity of our common stock on the OTC Bulletin Board before it was deregistered, (iv) the risks associated with a company in the pharmaceutical area without a drug product that has been approved by the FDA, (v) our limited infrastructure, management and personnel resources, (vi) the decline in general economic conditions nationally and internationally particularly in 2008 and thereafter, and (vii) in 2012, trading halts and the de-listing of our common stock from Nasdaq.

Our strategy over the last four years has been to continue our development and seek FDA approval for URG101 and once again become a reporting company with our common stock listed on a national securities exchange. That strategy was dependent upon our achieving the milestones set forth below over the course of the last four years, which included:

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•	raising $856,000 in a private placement which was used to fund the preparation of audited financial statements and legal services related to the Restructuring

•	increasing the number of our Centers of Excellence from one to seven, with related gross licensing royalties to us of $651,000 for the fiscal year ended June 30, 2014;

•	recapitalizing our corporate debt and equity as discussed in further detail below;

•	raising $3,000,000 in non-dilutive debt financing to initiate the URG101-105 study and prepare for a public offering of our common stock;

•	entering into an additional formulation and use agreement with Imprimis that has the potential to significantly grow licensed sales of URG101 in the United States; and

•	initiating clinical development activities for URG501, our proprietary oral formulation employing oral administration of sodium pentosan polysulfate and other pentosan polysulfate salts.

The Restructuring

On April 25, 2014, we entered into an Exchange and Waiver Agreement (the “Exchange Agreement”) with Platinum-Montaur Life Sciences, LLC (“Platinum”) and other existing lenders to us (the “Other Lenders”). The Other Lenders include, among others, Dan Vickery, M.B.A., Ph.D., who then served as Chief Executive Officer, Chairman of the Board and Secretary, and C. Lowell Parsons, a member of our board of directors. Platinum and the Other Lenders were holders of an aggregate of $1,937,195 principal amount of our senior convertible promissory notes (the “Existing Notes”). In addition, Platinum was the holder of 210 shares and 552,941 shares, respectively, of our Series B and Series C Convertible Preferred Stock (the “Preferred Stock”). At the time, certain of the Existing Notes were in default as a result of the Existing Notes being past due and were further subject to earlier prepayment as a result of the de-registration of our common stock in October 2012. These defaults resulted in defaults under the other Existing Notes. The purpose of the Exchange Agreement was to allow us to restructure our outstanding debt and capital structure. The closing of the transactions contemplated by the Exchange Agreement was conditioned upon stockholder approval of the Exchange Agreement and other proposals, all of which were approved at our annual meeting of stockholders held on May 27, 2014. The Exchange Agreement provides for, among other things:

(i)	the forbearance by Platinum and the Other Lenders from exercising their default remedies under the Existing Notes and from the pursuit of the collection of accrued dividends under our Preferred Stock;

(ii)	the waiver of anti-dilution adjustments to outstanding common stock purchase warrants owned by Platinum, the Other Lenders and Dr. Parsons (the “Existing Warrants”) and the reduction in the exercise price per share of the Existing Warrants to $500;

(iii)	the waiver of defaults under the agreements pursuant to which the Existing Notes, the Existing Warrants and the Preferred Stock were issued to Platinum and the Other Lenders;

(iv)	the exchange of the Existing Notes for new secured convertible promissory notes (the “Exchange Notes”) with a principal amount equal to $2,347,052 and a maturity date of June 23, 2017;

(v)	the exchange of the issued and outstanding Series B & C Preferred Stock for shares of a newly-created series of series D convertible preferred stock (the “Series D Preferred Stock”); and

(vi)	the extension by Platinum to us of a loan in the amount of $3,000,000, which loan is evidenced by a senior secured promissory note due on the earlier of (x) the consummation of the sale by us of equity securities in a registered public offering with gross proceeds of not less than $10 million and (y) June 23, 2015 (the “Bridge Note”). The Exchange Notes and the Bridge Note are secured by a lien on all of our assets.

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In consideration for the agreement by Platinum and the Other Lenders to the Restructuring, at the closing on June 23, 2014: (i) the per-share exercise price of the Existing Warrants was reduced from $625 to $500; (ii) we issued to Platinum 95.469 shares of Series D Preferred Stock, which are convertible into an aggregate of 95,469 shares of our common stock, which number of shares of common stock, when combined with the shares of common stock issuable upon conversion of the Exchange Notes to be issued to Platinum and upon exercise of the Existing Warrants held by Platinum, is expected to represent approximately 75% of the fully diluted shares of our common stock after giving effect to the Restructuring and before the reservation of shares for issuance under our 2014 Long-Term Incentive Plan (the “2014 Plan”); (iii) we issued to the Other Lenders 11,455 shares of our common stock (which number of shares of common stock, when combined with the shares of common stock issuable upon conversion of the Exchange Notes to be issued to the Other Lenders and upon exercise of (x) the Existing Warrants held by the Other Lenders and (y) the warrant issued to Dr. Parsons to purchase up to 654 shares of our common stock, is expected to represent approximately 11% of the fully diluted shares of our common stock after giving effect to the Restructuring and before the reservation of shares for issuance under the 2014 Plan); and (iv) we issued to C. Lowell Parsons, a member of our board of directors, a warrant to purchase up to 654 shares of our common stock, which was issued as consideration for the waiver by Dr. Parsons of certain adjustments that would otherwise be made to the warrants that we previously issued to him pursuant to that certain consulting agreement dated as of July 26, 2012 between Dr. Parsons and us.

Bridge Note and Amended Note

On June 23, 2014, Platinum provided a bridge financing (“Bridge Note”) of $3,000,000 which matures on the earlier of (i) the consummation of the sale by us of equity securities in a registered public offering, with gross proceeds of not less than $10,000,000, and (ii) the first anniversary of the effective date of this registration statement of which this prospectus is a part. Interest is charged at a rate of 16% per annum, and the notes were secured by substantially all of our assets. The Bridge Note will be senior in priority to the Exchange Notes. At June 30, 2014, the balance outstanding under the Bridge Note was $3,000,000.

On July 1, 2014, we agreed to return $2,000,000 owed under the Bridge Note and to exchange the Bridge Note for an Amended and Restated Promissory Note (“Amended Note”) in the amount of $1,000,000. The Amended Note contains terms whereby we can draw up to $2,000,000 in additional funding with an interest rate of 12% per annum. Through February 9, 2015, we received an additional $1,500,000 under the terms of the Amended Note. .. We have $500,000 available under the terms of the Amended Note.

Reverse Split

On June 23, 2014, we effected a 1-for-5,000 reverse stock split (the “Reverse Split”) of our issued and outstanding shares of common stock, and in connection therewith, we increased the number of authorized shares of common stock to 30,000,000, consisting of 20,000,000 shares of common stock and 10,000,000 shares of preferred stock, and eliminated our Series A Convertible Preferred Stock. The approval of the Reverse Split was one of several steps in the Restructuring that required stockholder approval.

All common share and common per share information in this prospectus has been retroactively adjusted to reflect the Reverse Split for all periods presented.

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COMPANY INFORMATION

We are incorporated in the State of Delaware on August 12, 1997. Our principal executive offices are located at 675 Highway One B-206 North Brunswick, NJ 08902 and our telephone number is (732) 640-0160. Our web site is www.urigen.com. Information contained on our web site is not incorporated by reference into this prospectus. You should not consider information contained on our web site as part of this prospectus.

Summary Consolidated Financial Data

The following table summarizes our consolidated financial data. We derived the summary consolidated statement of operations data for the years ended June 30, 2014 and 2013 and the consolidated balance sheet data as of June 30, 2014 from our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. We derived the summary consolidated statement of operations data for the three months ended September 30, 2014 and 2013 and the consolidated balance sheet data as of September 30, 2014 from our unaudited consolidated financial statements and related notes appearing elsewhere in this prospectus.

Our historical results for any prior period are not necessarily indicative of the results to be expected in any future period, and our results for any interim period are not necessarily indicative of results to be expected for a full fiscal year. The summary consolidated financial data should be read together with our consolidated financial statements and related notes, as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 33 of this prospectus. Our audited and unaudited consolidated financial statements have been prepared in U.S. dollars in accordance with GAAP.

The unaudited pro forma consolidated balance sheet data as of September 30, 2014 presents our consolidated financial position giving pro forma effect to this offering and the use of the estimated net proceeds from this offering as described under “Use of Proceeds,” as if such transactions occurred on September 30, 2014.

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	Three Months Ended September 30,		Year Ended June 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)
Revenue	$169,277	$173,646	$650,526	$599,987
Operating Expenses
Research and Development Expenses	339,053	42,624	760,787	56,938
General and Administrative Expenses	474,900	207,854	1,193,704	737,660
Total Operating Expenses	813,953	250,478	1,954,491	794,598
Loss from Operations	(644,676)	(76,832)	(1,303,965)	(194,611)

Other Income (expense):

Interest income	16	179	277	1,188
Interest expense	(104,947)	(236,767)	(727,696)	(549,257)
Loss on extinguishment of convertible notes	—	—	(8,728,161)	—
Other income, net	—	99,712	127,674	52,302

Changes in fair value of derivative liabilities	263,286	(63,969)	(972,359)	310,072

Total other income and expense, net	158,355	(200,845)	(10,300,265)	(185,695)
Net Loss	(486,321)	(277,677)	(11,604,230)	(380,306)

Coupon dividend on series B and C preferred stock	—	(37,230)	(149,355)	(144,378)

Deemed dividend on extinguishment of series B and C preferred stock	—	—	(12,587,881)	—

Net Loss applicable to Common Stockholders	$(486,321)	$(314,907)	$(24,341,466)	$(524,684)

Net Loss per share, basic and diluted	$(16.18)	$(16.95)	$(1,281.20)	$(28.35)

Weighted average number of shares outstanding, basic and diluted	30,052	18,580	18,999	18,506

	As of September 30, 2014 (unaudited)
	Actual	Pro Forma, As Adjusted(1)
Balance Sheet Data:
Cash	$483,939	$
Total assets	977,808
Total liabilities (2)	10,201,249		7,854,197
Total shareholders’ deficiency	(9,223,441)

(1)	Pro forma, as adjusted amounts give effect to the sale of the shares in this offering at the assumed public offering price of $ per share, which is based on the closing price of our common stock on , 2015, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

(2)	Pro forma, an adjusted gives effect to the automatic conversion into shares of our Exchange Notes.

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The Offering

Common stock we are offering	[*] shares

Public offering price	$[*] per share

Common stock outstanding before this offering (1)	30,330 shares

Common stock to be outstanding after the offering (1)	[*] shares

Over-allotment option	We have granted the representative a 45-day option to purchase up to [*] additional shares of common stock solely to cover over-allotments, if any.

Use of proceeds	We estimate that we will receive net proceeds from this offering, after deducting underwriting discount and estimated offering expenses payable by us, of approximately $[*]. We intend to use the proceeds of this offering to commence and complete single dose 4 arm contribution of components study, support the development of pipeline programs, initiate additional clinical trials, including a phase III pivotal trial, leading to the preparation and filing of a 505(b)(2) NDA with the FDA and for working capital and other general corporate purposes.

Lock-up	We, our directors and executive officers, as well as certain of our stockholders have agreed with the underwriter not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of [*] months following the closing of this offering. See “Underwriting” for more information.

Proposed Nasdaq Capital Market Listing Symbol	“ “

Risk factors	See “Risk Factors” beginning on page 10 for a discussion of risks you should consider before purchasing shares of our common stock.

(1)         The number of shares of our common stock outstanding prior to and immediately after this offering is based on 30,330 shares of our common stock outstanding as of January 31, 2015. The number of shares outstanding as of, January 31, 2015 excludes:

•	[*] shares of common stock reserved for issuance under our 2014 Plan;

•	9,968 shares of common stock issuable upon exercise of outstanding warrants;

•	95,469 shares of common stock issuable upon conversion of the Series D Preferred Stock;

•	4,678 shares of common stock issuable upon conversion of the convertible promissory notes. These shares will be included in the outstanding shares upon completion of the offering

•	14,500 shares of our common stock upon vesting of outstanding Restricted Stock Awards.

•	[*] shares of common stock issuable upon the exercise of the underwriters’ over-allotment option.

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RISK FACTORS

Risks Associated with our Business

We have a history of losses and may never be profitable.

We have engaged in research and development activities since our inception. We incurred losses from operations of approximately $0.6 million for the quarter ended September 30, 2014, and approximately $1.3 million and $0.2 million, for our fiscal years ended June 30, 2014 and 2013, respectively. As of September 30, 2014, we had an accumulated deficit totaling approximately $31.2 million. Our products are in an early stage and, accordingly, our business operations are subject to all of the risks inherent in the establishment and maintenance of a developing business enterprise, such as those related to competition and viable operations management. We have limited revenues derived solely from the formulation and use agreements with third party compounding pharmacies.

Our net operating losses over the near-term and the next several years are expected to continue as a result of the further clinical trial activity and preparation for regulatory submission necessary to support regulatory approval of our products. Costs associated with Phase III clinical trials are generally substantially greater than Phase II clinical trials, as the number of clinical sites and patients required is much larger.

There can be no assurance that we will be able to generate sufficient product revenue to become profitable at all or on a sustained basis. We expect to have quarter-to-quarter fluctuations in expenses, some of which could be significant, due to expanded research, development, and clinical trial activities.

We may continue to incur losses for the foreseeable future, and might never achieve profitability.

We may never become profitable, even if we are able to commercialize additional products. We will need to conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in a substantial increase in operating losses for at least the next several years. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We are dependent on the formulation and use agreements with third party compounding pharmacies for revenues.

We have limited revenues derived solely from the formulation and use agreements with third party compounding pharmacies. Pursuant to the agreements, we receive royalty payments based upon doses of formulations compounded by the pharmacies. In the event the pharmacies do not perform their obligations under the agreements or fail to adhere to any laws or regulations applicable to their business, our ability to fund our operations may be adversely affected. If these third party compounding pharmacies do not successfully carry out their contractual duties or violate applicable law, we may be required to replace them. Although we believe there are a number of third-party compounding pharmacies we could engage to continue these activities, replacing third-party compounding pharmacies may result in reduced revenues.

The action or inaction of the third party compounding pharmacies that are parties to the formulation and use agreements may significantly affect our ability to obtain FDA approval of our potential product.

Pharmacies are regulated by local, state and federal authorities. Any failure of the third party compounding pharmacies to comply with applicable laws and regulations may significantly affect our ability to obtain FDA approval of our potential product. Our reliance on these third party compounding pharmacies reduces our control over these activities. Furthermore, if these third party compounding pharmacies violate industry best practices, or if the quality or accuracy of the doses of formulations compounded by them is compromised for any reason, our ability to obtain FDA approval of our potential product could be adversely effected. We may also be subject to fines and penalties as a result of any such violations.

Our potential products and technologies are in early to mid-stages of development.

The development of new pharmaceutical products is a highly risky undertaking, and there can be no assurance that any future research and development efforts we might undertake will be successful. All of our potential products will require extensive additional research and development prior to any commercial introduction by us. There can be no assurance that any future research and development and clinical trial efforts will result in viable products.

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We do not yet have the required clinical data and results to obtain regulatory approval to market our forerunner product, URG101, or any other potential product in any jurisdiction, and future clinical or preclinical results may be negative or insufficient to allow us to gain regulatory approval for any of our product candidates. Obtaining needed data and results may take longer than expected or the data and results may not be sufficient to obtain FDA approval and approval in other jurisdictions. Even if we achieve these regulatory approvals, we may not be able to successfully market our products.

We are subject to substantial government regulation, which could materially adversely affect our business.

The production and marketing of our potential products and our ongoing research and development, pre-clinical testing and clinical trial activities are currently subject to extensive regulation and review by numerous governmental authorities in the United States and will face similar regulation and review for overseas approval and sales from governmental authorities outside of the United States. All of the products we are currently developing must undergo rigorous pre-clinical and clinical testing and an extensive regulatory approval process before they can be marketed. This process makes it longer, harder and more costly to bring our potential products to market, and we cannot guarantee that any of our potential products will be approved. The pre-marketing approval process can be particularly expensive, uncertain and lengthy, and a number of products for which FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If we or our business partners do not comply with applicable regulatory requirements, such violations could result in non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Withdrawal or rejection of FDA or other government entity approval of our potential products may also adversely affect our business. Such rejection may be encountered due to, among other reasons, lack of efficacy during clinical trials, unforeseen safety issues, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States and abroad. In the United States, there is stringent FDA oversight in product approval and enforcement activities, causing medical product development to experience longer approval cycles, greater risk and uncertainty, and higher expenses. Internationally, there is a risk that we may not be successful in meeting the quality standards, approval or other certification requirements. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled, promoted, and/or distributed or may prevent us from broadening the uses of our current potential products for different applications. In addition, we may not receive FDA approval to export our potential products in the future, and countries to which potential products are to be exported may not approve them for import.

Manufacturing facilities for our products will also be subject to continual governmental review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will continue to be strictly scrutinized. To the extent we decide to manufacture our own products, a governmental authority may challenge our compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with one of our potential products or facilities may result in restrictions on the potential product or the facility. If we decide to outsource the commercial production of our products, any challenge by a regulatory authority of the compliance of the manufacturer could hinder our ability to bring our products to market.

From time to time, legislative or regulatory proposals are introduced that could alter the review and approval process relating to medical products. It is possible that the FDA or other governmental authorities will issue additional regulations which would further delay, reduce or restrict the sales of our potential products. Any change in legislation or regulations that govern the review and approval process relating to our potential and future products could make it more difficult and costly to obtain approval for these products. In addition, regulations that affect the operations of the pharmacies which are party to the formulation and use agreements we have entered into or the pharmacies’ failure to adhere to applicable local, state and federal laws may significantly impact our operations and resulting revenues.

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We intend to continue to rely on third parties to conduct clinical trials of our product candidates and to use different testing and manufacturing facilities and CROs for all of our pre-clinical and clinical studies.

Like many companies our size, we do not have the ability to conduct preclinical or clinical studies for our product candidates without the assistance of third parties who conduct the studies on our behalf. These third parties are usually analytical testing facilities (clinical research laboratories or CRLs) and clinical research organizations, or CROs, that have significant resources and experience in the conduct of pre-clinical and clinical studies. The testing facilities conduct analytical services and pre-clinical toxicology studies as well as all associated tasks connected with product development. The CROs typically perform patient recruitment, project management, data management, statistical analyses, compilation of study reports and other reporting functions on behalf of the manufacturer.

We rely on third parties to assist us in conducting clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates.

Our reliance on these third parties for development activities reduces our control over these activities. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or for other reasons, our clinical trials may be extended, delayed or terminated. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be required to replace them. Although we believe there are a number of third-party contractors we could engage to continue these activities, replacing a third-party contractor may result in a delay of the affected trial. Accordingly, regulatory approval may be delayed or we may not be able to obtain regulatory approval for or successfully commercialize our product candidates.

Delays in the commencement or completion of clinical testing of our product candidates could result in increased costs to us and delay our ability to generate significant revenues.

Delays in the commencement or completion of clinical testing could significantly impact our product development costs. We do not know whether current or planned clinical trials will begin on time or be completed on schedule, if at all. The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

•	obtaining regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective CROs and clinical trial sites, including selection of the principal investigator;

•	obtaining sufficient quantities of clinical trial materials for any or all product candidates;

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site; or

•	recruiting participants for a clinical trial.

In addition, once a clinical trial has begun, it may be suspended or terminated by us or the FDA or other regulatory authorities due to a number of factors, including:

•	concerns about safety of trial subjects;

•	failure to conduct the clinical trial in accordance with regulatory requirements;

•	inspection of the clinical trial operations or clinical trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

•	lack of adequate funding to continue the clinical trial;

•	an unfavorable result or a finding of futility;

•	withdrawal of trial participants; or

•	serious risk, harm or injury to trial participants.

Clinical trials require sufficient participant enrollment, which is a function of many factors, including the size of the target population, the nature of the trial protocol, the proximity of participants to clinical trial sites, the availability of effective treatments for the relevant disease, the eligibility criteria for our clinical trials and competing trials. Delays in enrollment can result in increased costs and longer development times. Our failure to enroll eligible participants in our clinical trials could delay the completion of the clinical trials beyond current expectations. In addition, the FDA could require us to conduct additional studies or clinical trials with a larger number of participants than we may project for any of our product candidates. As a result of these factors, clinical development time may be extended or we may not be able to enroll a sufficient number of eligible participants in a timely or cost-effective manner.

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Furthermore, enrolled participants may drop out of clinical trials, which could impair the validity or statistical significance of the clinical trials. A number of factors can influence the discontinuation rate, including, but not limited to: voluntary discontinuation, the inclusion of a placebo in a trial; possible lack of effect of the product candidate being tested at one or more of the dose levels being tested; adverse side effects experienced, whether or not related to the product candidate; and the availability of numerous alternative treatment options that may induce participants to discontinue from the trial.

We, the FDA or other applicable regulatory authorities may suspend clinical trials of a product candidate at any time if we or they believe the participants in such clinical trials, or in independent third-party clinical trials for drugs based on similar technologies, are being exposed to unacceptable health risks or for other reasons.

If any of our product candidates receives marketing approval and we, or others, later discover that the drug is less effective than previously believed or causes undesirable side effects that were not previously identified, our ability to market the drug could be compromised.

If any of our product candidates receives marketing approval and we, or others, later discover that the drug is less effective than previously believed or causes undesirable side effects that were not previously identified, our ability to market the drug could be compromised. In this case, (i) we may be required to recall the drug or change the way the drug is administered, (ii) we may be subject to fines, injunctions or the imposition of civil or criminal penalties, (iii) regulatory authorities may require the addition of labeling statements or changes, (iv) we could be sued and held liable for harm caused to patients, (v) the drug may become less competitive; and/or (vi) our reputation may suffer.

We rely on third parties to manufacture sufficient quantities of compounds for use in our clinical trials and commercial operations and an interruption to this service may harm our business.

We rely on various third parties to manufacture the materials we use in our clinical trials, such as CMOs. There can be no assurance that we will be able to identify, qualify and obtain prior regulatory approval for additional sources of clinical materials. If interruptions in this supply, as evidenced by the heparin recall in 2008, should occur for any reason, including a decision by the third parties to discontinue manufacturing, technical difficulties, labor disputes or a failure of the third parties to follow regulations, we may not be able to obtain regulatory approvals to successfully commercialize our investigational product candidates. Any similar supply interruptions could affect the third party compounding pharmacies with whom we have signed the formulation and use agreements and subsequently affect our revenues.

We do not have commercial-scale manufacturing capability, and we lack commercial manufacturing experience.

If we are successful in achieving regulatory approval and developing the markets for our potential products, we would have to arrange for the scaled-up manufacture of our products. At the present time, we have not arranged for the large-scale manufacture of our products. There can be no assurance that we will, on a timely basis, be able to make the transition from manufacturing clinical trial quantities to commercial production quantities successfully or be able to arrange for contract manufacturing sufficient to meet our commercial needs. We believe one or more contractors will be able to manufacture our products for initial commercialization if the products obtain FDA and other regulatory approvals. Potential difficulties in manufacturing our products, including scale-up, recalls, technical difficulties or safety alerts, could have a material adverse effect on our business, financial condition, and results of operations.

Our products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA and other relevant regulatory authorities. For these reasons, we may not be able to replace manufacturing capacity for our products quickly if we or our contract manufacturer(s) are unable to use manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure, or other difficulty, or if such facilities were deemed not in compliance with the regulatory requirements and such non-compliance could not be rapidly rectified. An inability or reduced capacity to manufacture our products would have a material adverse effect on our business, financial condition, and results of operations.

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We expect to enter into definitive and perhaps additional arrangements with contract manufacturing companies in order to secure the production of our products or to attempt to improve manufacturing costs and efficiencies. If we are unable to enter into definitive agreements for manufacturing services and encounter delays or difficulties in finalizing or otherwise establishing relationships with manufacturers to produce, package, and distribute our products, then market introduction and subsequent sales of such products would be adversely affected.

If we are unable to or are delayed in obtaining state regulatory licenses for the distribution of our products, we would not be able to sell our products.

The majority of states require manufacturer and/or wholesaler licenses for the sale and distribution of drugs into that state. The application process is complicated, time consuming and requires dedicated personnel or a third party to oversee and manage. If we are delayed in obtaining these state licenses, or denied the licenses, even with FDA approval, we would not be able to sell or ship product into that state which would adversely affect our sales and revenues.

If we fail to obtain acceptable prices or appropriate reimbursement for our products, our ability to successfully commercialize our products will be impaired.

Government and insurance reimbursements for healthcare expenditures play an important role for all healthcare providers, including physicians and pharmaceutical companies such as ours, which plan to offer various products in the United States and other countries in the future. Our ability to earn sufficient returns on our potential products will depend in part on the extent to which reimbursement for the costs of such products will be available from government health administration authorities, private health coverage insurers, managed care organizations, and other organizations. In the United States, our ability to have our products eligible for Medicare, Medicaid or private insurance reimbursement will be an important factor in determining the ultimate success of our products. If, for any reason, Medicare, Medicaid or the insurance companies decline to provide reimbursement for our products, our ability to commercialize our products would be adversely affected. There can be no assurance that our potential drug products will be eligible for reimbursement.

Significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical products, and there can be no assurance that adequate third-party coverage will be available.

There has been a trend toward declining government and private insurance expenditures for many healthcare items. Third-party payers are increasingly challenging the price of medical and pharmaceutical products. Our revenues from the formulation and use agreements with third party compounding pharmacies are dependent on the pharmacies’ ability to generate sufficient revenue from their operations, including patients’ and insurers’ willingness and ability to provide payment for the compounding services. If purchasers or users of our products and related treatments are not able to obtain appropriate reimbursement for the cost of using such products, they may forgo or reduce such use. Even if our products are approved for reimbursement by Medicare, Medicaid and private insurers, of which there can be no assurance, the amount of reimbursement may be reduced at times, or even eliminated. Significant uncertainty exists as to the reimbursement status of newly approved therapeutics. Adequate third party reimbursement may not be available for our own or our collaborator’s drug products to enable us or them to maintain price levels sufficient to realize an appropriate return on their and our investments in research and product development. This would have a material adverse effect on our business, financial condition and results of operations.

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We have limited sales, marketing and distribution experience.

We have limited experience in the sales, marketing, and distribution of pharmaceutical products. There can be no assurance that we will be able to establish adequate sales, marketing and distribution capabilities, if at all, or make arrangements with our current collaborators or others to perform such activities or that such effort will be successful. If we decide to market any of our products directly, we must either sign a contract with a third party marketing/sales organization, acquire or internally develop a marketing and sales force with technical expertise and with supporting distribution capabilities. The acquisition or development of a sales, marketing and distribution infrastructure would require substantial resources, which may not be available to us or, even if available, divert the attention of our management and key personnel, and have a negative impact on further product development efforts. Relying on a third party contract marketing and sales organization reduces our control over these activities. If this third party does not successfully carry out their contractual duties sales numbers and corporate revenue would be adversely affected.

We intend to seek additional collaborative arrangements to develop and commercialize our products. These collaborations, if secured, may not be successful.

We intend to seek additional collaborative arrangements to develop and commercialize some of our potential products. There can be no assurance that we will be able to negotiate collaborative arrangements on favorable terms or at all or that our current or future collaborative arrangements will be successful.

Our strategy for the future research, development and commercialization of our products is based on entering into various arrangements with corporate collaborators, licensors, licensees, health care institutions, principal investigators and others. Our commercial success is dependent upon these outside parties performing their respective contractual obligations responsibly and with integrity. The amount and timing of resources such third parties will devote to these activities may not be within our control. There can be no assurance that such parties will perform their obligations as expected. There can be no assurance that our collaborators will devote adequate resources to our products.

If our product candidates do not gain market acceptance, we may be unable to generate significant revenues.

Even if our products are approved for sale, they may not be successful in the marketplace. Market acceptance of any of our products will depend on a number of factors, including demonstration of clinical effectiveness and safety; the potential advantages of our products over alternative treatments; the availability of acceptable pricing and adequate third-party reimbursement; and the effectiveness of marketing and distribution methods for the products. If our products do not gain market acceptance among physicians, patients, and others in the medical community, our ability to generate significant revenues from our products would be limited.

If we are not successful in acquiring or licensing additional product candidates on acceptable terms, if at all, our business may be adversely affected.

As part of our strategy, we may develop, acquire or license additional product candidates for treatment of urological disorders. We may not be able to identify promising urological drug product candidates. Even if we are successful in identifying promising product candidates, we may not be able to reach an agreement for the acquisition or license of the product candidates with their owners on acceptable terms or at all.

We intend to in-license, acquire, develop and market additional products and product candidates so that we are not solely reliant on URG101 for our revenues. Because we have limited internal research capabilities, we are dependent upon pharmaceutical and biotechnology companies and other researchers to sell or license products or technologies to us. The success of this strategy depends upon our ability to identify, select and acquire the right pharmaceutical product candidates, products and technologies.

We may not be able to successfully identify other commercial products or product candidates to in-license, acquire or internally develop. Moreover, negotiating and implementing an economically viable in-licensing arrangement or acquisition is a lengthy and complex process. Other companies, including those with substantially greater resources, may compete with us for the in-licensing or acquisition of product candidates and approved products. We may not be able to acquire or in-license the rights to additional product candidates and approved products on terms that we find acceptable, or at all. If we are unable to in-license or acquire additional commercial products or product candidates, we may be reliant solely on URG101 for revenue. As a result, our ability to grow our business or increase our profits could be severely limited.

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If our efforts to develop new product candidates do not succeed, and product candidates that we recommend for clinical development do not enter clinical trials, our business will suffer.

We intend to use our proprietary licenses and institutional expertise in urology to develop and commercialize new products for the treatment and prevention of urological disorders and other indications. Once recommended for development, a candidate undergoes drug substance sourcing, preclinical development, formulation development and toxicology testing. If this work is successful, an IND, would need to be prepared, filed, and approved by the FDA and the product candidate would then be ready for human clinical testing.

The process of developing new drugs and/or therapeutic products is inherently complex, time-consuming, expensive and uncertain. We must make long-term investments and commit significant resources before knowing whether our development programs will result in products that will receive regulatory approval and achieve market acceptance. Product candidates that may appear to be promising at early stages of development may not reach the market for a number of reasons. Product candidates may be found ineffective or may cause harmful side effects during clinical trials, may take longer to progress through clinical trials than had been anticipated, may not be able to achieve the pre-defined clinical endpoint due to statistical anomalies even though clinical benefit was achieved, may fail to receive necessary regulatory approvals, may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality, or may fail to achieve market acceptance. To date, our development efforts have been focused on URG101 for IC/BPS. There can be no assurance that we will be successful with the limited resources we have available at the present time.

All of our product candidates are in preclinical or clinical development and have not received regulatory approval from the FDA or any foreign regulatory authority. An IND has been filed, reviewed and approved by the FDA, and is in effect for URG101 for the treatment of IC/BPS, which has completed a positive Phase II clinical trial. Typically, the regulatory approval process is extremely expensive, takes many years to complete and the timing or likelihood of any approval cannot be accurately predicted. As part of the regulatory approval process, we must conduct preclinical studies and clinical trials for each product candidate to demonstrate safety and efficacy. The number of preclinical studies and clinical trials that will be required varies depending on the product candidate, the indication being evaluated, the trial results and regulations applicable to any particular product candidate. The results of preclinical studies and initial clinical trials of our product candidates do not necessarily predict the results of later- stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through initial clinical trials. We cannot assure that the data collected from the preclinical studies and clinical trials of our product candidates will be sufficient to support FDA or other regulatory approval. In addition, the continuation of a particular study after review by an institutional review board or independent data safety monitoring board does not necessarily indicate that our product candidate will achieve the clinical endpoint.

The FDA and other regulatory agencies can delay, limit or deny approval for many reasons, including:

•	changes to the regulatory approval process for product candidates in those jurisdictions, including the United States, in which we may be seeking approval for our product candidates;

•	a product candidate may not be deemed to be safe or effective;

•	the ability of the regulatory agency to provide timely responses as a result of its resource constraints;

•	the manufacturing processes or facilities may not meet the applicable requirements; and

•	changes in their approval policies or adoption of new regulations may require additional clinical trials or other data.

Any delay in, or failure to receive, approval for any of our product candidates or the failure to maintain regulatory approval could prevent us from growing our revenues or achieving profitability.

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FDA approval of URG101 may be denied.

We have agreed in principal with the FDA at a type “C” meeting on a clinical development path forward for URG101, which along with other steps includes a clinical trial that would be a single dose 4 arm contribution of components study that would satisfy the Combination Drug Rule. There can be no assurance that the FDA will ultimately approve the NDA. The FDA may deny approval of URG101 for many reasons, including:

•	we may be unable to demonstrate to the satisfaction of the FDA that URG101 is safe and effective for the treatment of IC/BPS in the targeted patient population;

•	the FDA may disagree with our interpretation of data from the clinical trial;

•	we may be unable to demonstrate that URG101’s clinical and other benefits outweigh any safety or other perceived risks; or

•	we may not be able to successfully address any other issues raised by the FDA.

If URG101 fails to receive FDA approval, our business and prospects will be materially adversely impacted.

Our potential international business would expose us to a number of risks.

We anticipate that a substantial amount of future sales of our potential products will be derived from international markets. Accordingly, any failure to achieve substantial foreign sales could have a material adverse effect on our overall sales and profitability. Depreciation or devaluation of the local currencies of countries where we sell our products may result in these products becoming more expensive in local currency terms, thus reducing demand, which could have an adverse effect on our operating results. Our ability to engage in non-United States operations and the financial results associated with any such operations also may be significantly affected by other factors, including:

•	foreign government regulatory authorities;

•	product liability, intellectual property and other claims;

•	export license requirements;

•	political or economic instability in our target markets;

•	trade restrictions;

•	changes in tax laws and tariffs;

•	managing foreign distributors and manufacturers;

•	managing foreign branch offices and staffing; and

•	competition.

If these risks materialize, our anticipated sales to international customers may decrease or not be realized.

Competition in our target markets has intensified, and developments by other companies could render our product candidates obsolete.

The pharmaceutical industry is not a static environment, and market share can change rapidly if competing products are introduced. While we believe we are in the process of developing products unique in the delivery and application for treatment of urological maladies, we face competition from Ortho-McNeil, Inc., BioNiche, Inc., Plethora Solutions Ltd., Stellar Pharmaceuticals, Inc., Trillium Therapeutics, Inc., Janssen Pharmaceuticals, Inc. and Actavis, plc., among others, who have either already developed or are in the process of developing products planned to target similar patients to ours. Further, there can be no assurance that we can avoid intense competition from other medical technology companies, pharmaceutical or biotechnology companies, universities, government agencies, or research organizations that might decide to develop products similar to ours. Many of these existing and potential competitors may have substantially greater financial and/or other resources. Our competitors may succeed in developing technologies and products that are more effective or cheaper to use than any that we may develop. These developments could render our products obsolete and uncompetitive, which would have a material adverse effect on our business, financial condition and results of operations.

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If we suffer negative publicity concerning the safety of our products in development, our sales may be harmed and we may be forced to withdraw such products.

If concerns should arise about the safety of our products once developed and marketed or our collaborator’s products, regardless of whether or not such concerns have a basis in generally accepted science or peer-reviewed scientific research, such concerns could adversely affect the market for these products. Similarly, negative publicity could result in an increased number of product liability claims, whether or not these claims are supported by applicable law. Adverse events in the field of drug therapies may negatively impact regulatory approval or public perception of our potential products and technologies.

The FDA may become more restrictive regarding the conduct of clinical trials including urological and other therapies. This approach by the FDA could lead to delays in the timelines for regulatory review, as well as potential delays in the conduct of clinical trials. In addition, negative publicity may affect patients’ willingness to participate in clinical trials. If fewer patients are willing to participate in clinical trials, the timelines for recruiting patients and conducting such trials will be delayed.

If we or our customers fail to comply with federal and state laws governing submission of false or fraudulent claims to government healthcare programs and financial relationships among healthcare providers, we or our customers may be subject to civil and criminal penalties or loss of eligibility to participate in government healthcare programs.

As a participant in the healthcare industry, our operations and relationships, and those of our customers, are regulated by a number of federal, state and local governmental entities. The impact of these regulations can adversely affect us even though we may not be directly regulated by specific healthcare laws and regulations. We must ensure that our products and services can be used by our customers in a manner that complies with those laws and regulations. Inability of our customers to do so could affect the marketability of our products and services or our compliance with our customer contracts, or even expose us to direct liability under the theory that we had assisted our customers in a violation of healthcare laws or regulations. A number of federal and state laws, including anti-kickback restrictions and laws prohibiting the submission of false or fraudulent claims, apply to healthcare professionals and others that make, offer, seek or receive referrals or payments for products or services that may be paid for through any federal or state healthcare program and, in some instances, any private program. These laws are complex and their application to our specific services and relationships may not be clear and may be applied to our business in ways that we do not anticipate. Federal and state regulatory and law enforcement authorities have recently increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other healthcare reimbursement laws and rules.

From time to time, participants in the healthcare industry receive inquiries or subpoenas to produce documents in connection with government investigations. We could be required to expend significant time and resources to comply with these requests, and the attention of our management team could be diverted by these efforts. The occurrence of any of these events could give our customers the right to terminate our contracts with us and result in significant harm to our business and financial condition

These laws and regulations may change rapidly, and it is frequently unclear how they apply to our business. Any failure of our products or services to comply with these laws and regulations could result in substantial civil or criminal liability and could, among other things, adversely affect demand for products, require us to change or terminate some portions of our business, require us to refund portions of our revenue, cause us to be disqualified from serving customers doing business with government payers, and give our customers the right to terminate our contracts with them, any one of which could have an adverse effect on our business.

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Litigation may harm our business or otherwise distract our management.

Substantial, complex or extended litigation could cause us to incur large expenditures and distract our management, and could result in significant monetary or equitable judgments against us. For example, lawsuits by employees, patients, customers, licensors, licensees, suppliers, distributors, stockholders, or competitors could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon, and we cannot assure that we will always be able to resolve such disputes out of court or on terms favorable to us.

In previous years, there has been significant litigation in the United States involving patents and other intellectual property rights. Competitors in the pharmaceutical industry may use intellectual property litigation against us to gain advantage. In the future, we may be a party to litigation to protect our intellectual property or as a result of an alleged infringement of others’ intellectual property. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. Any potential intellectual property litigation, if successful, also could force us to stop selling, incorporating or using our potential products that use the challenged intellectual property; obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or redesign our potential products that use the technology. We may also be required in the future to initiate claims or litigation against third parties for infringement of our intellectual property rights to protect such rights or determine the scope or validity of our intellectual property or the rights of our competitors. The pursuit of these claims could result in significant expenditures and the diversion of our technical and management personnel and we may not have sufficient cash and manpower resources to pursue any such claims. If we are forced to take any of these actions, our business may be seriously harmed.

Any claims, with or without merit, and regardless of whether we prevail in the dispute, would be time-consuming, could result in costly litigation and the diversion of technical and management personnel and could require us to develop non-infringing technology or to enter into royalty or licensing agreements. An adverse determination in a judicial or administrative proceeding and failure to obtain necessary licenses or develop alternate technologies could prevent us from developing and selling our potential products, which would have a material adverse effect on our business, results of operations and financial condition.

If we fail to attract and keep key management and scientific personnel, we may be unable to develop or commercialize our product candidates successfully.

As a company with a limited number of personnel, we are highly dependent on the services of our executive management, in particular Ebrahim Versi, our Chief Executive Officer and director, Michael Goldberg, our Chairman of the Board, Dan Vickery, and Mark Rosenblum, our Chief Financial Officer. The loss of one or more of such individuals could substantially impair ongoing research and development programs and could hinder our ability to obtain corporate partners. Our success depends in large part upon our ability to attract and retain highly qualified personnel with expertise in the areas of, for example, research and development, clinical testing, regulatory, manufacturing, finance, marketing and sales. We compete in our hiring efforts with other pharmaceutical and biotechnology companies, as well as universities and nonprofit research organizations, and we may not be successful in our efforts to attract and retain qualified personnel.

Our scientific founder, and inventor of URG101, C. Lowell Parsons, M.D., is currently serving as a recall Professor in the Department of Urology at the University of California, San Diego. Dr. Parsons assists us in formulating research and development strategies and serves as a member of our board of directors, but is not an employee and may have commitments to, or consulting or advisory contracts with, other entities that may limit his availability to us. The failure of Dr. Parsons to devote sufficient time and resources to our programs could harm our business.

We and our licensees will be required to attract and retain top quality talent to compete in the marketplace.

We believe our future growth and success will depend in part on our and our licensees’ ability to attract and retain highly skilled managerial, product development, sales and marketing, and finance personnel. There can be no assurance of success in attracting and retaining such personnel. Shortages in qualified personnel could limit our ability to increase sales of existing products and services and launch new product and service offerings.

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If the results of future pre-clinical studies, clinical testing and/or clinical trials indicate that our proposed products are not safe or effective for human use, our business will suffer.

Unfavorable results from future clinical testing and/or clinical trials could result in delays, modifications or abandonment of future clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in late stage clinical trials, even after promising results in initial-stage trials. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be delayed, repeated, modified or terminated. In addition, failure to design appropriate clinical trial protocols could result in the test or control group experiencing a disproportionate number of adverse events and could cause a clinical trial to be delayed, repeated, modified or terminated.

The investigational product candidates that we are currently developing may require extensive pre-clinical and/or clinical testing before we can submit any application for regulatory approval. Before obtaining regulatory approvals for the commercial sale of any of our investigational product candidates, we must demonstrate through pre-clinical testing and/or clinical trials that our investigational product candidates are safe and effective in humans. Conducting clinical trials is a lengthy, expensive and uncertain process. Completion of clinical trials may take several years or more. Our ability to complete clinical trials may be delayed by many factors, including, but not limited to:

•	inability to manufacture sufficient quantities of compounds for use in clinical trials;

•	failure to receive approval by the FDA of our clinical trial protocols;

•	changes in clinical trial protocols or staff made by us or imposed by the FDA;

•	the effectiveness of our investigational product candidates;

•	slower than expected rate of and higher than expected cost of patient recruitment;

•	inability to adequately follow patients after treatment;

•	unforeseen safety issues;

•	government or regulatory delays; or

•	our ability to raise the necessary funds to start or complete the trials.

These factors may also ultimately lead to denial of regulatory approval of a current or investigational drug candidate. If we experience delays, suspensions or terminations in our clinical trials for a particular investigational product candidate, the commercial prospects for that investigational candidate will be harmed, and we may be unable to raise additional funds, generate product revenues, or revenues from that investigational candidate could be delayed.

Commercial supplies of one of the active ingredients in URG101, heparin, were recalled by the manufacturer as the supply was compromised due to non-cGMP practices that resulted in such supplies failing to meet FDA approved product specifications. While the FDA has tightened the manufacturing process of heparin by requiring the use of more sensitive assays to ensure compliance with approved product specifications, such changes in and of themselves cannot guarantee uninterrupted commercial supplies in the future.

We may not achieve projected development goals in the time frame we announce and expect.

We may set goals for and make public statements regarding timing of the accomplishment of objectives material to our success, such as the commencement and completion of clinical trials, anticipated regulatory approval dates, and time of product launch. The actual timing of these events can vary dramatically due to factors such as delays or failures in its clinical trials, the uncertainties inherent in the regulatory approval process, and delays in achieving product development, manufacturing or marketing milestones necessary to commercialize the combined company’s products. There can be no assurance that our clinical trials will be completed, that we will make regulatory submissions or receive regulatory approvals as planned, or that the combined company will be able to adhere to its current schedule for the scale-up of manufacturing and launch of any of our products. If we fail to achieve one or more of these milestones as planned, the price of our common shares could decline.

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We will need to obtain additional financing in order to continue our operations, which financing might not be available or which, if it is available, may be on terms that are not favorable to us.

Our ability to engage in future development and clinical testing of our potential products will require substantial additional financial resources. Our future funding requirements will depend on many factors, including:

•	Our financial condition;

•	timing and outcome of the clinical trials for URG101;

•	developments related to our collaboration agreements, license agreements, academic licenses and other material agreements;

•	our ability to establish and maintain corporate collaborations;

•	the time and costs involved in filing, prosecuting and enforcing patent claims; and

•	competing pharmacological and market developments.

We may have insufficient working capital to fund our cash needs unless we are able to raise additional capital in the future. We have financed our operations to date primarily through the sale of equity securities, debt offerings and through corporate collaborations. If we raise additional funds by issuing equity securities, substantial dilution to our stockholders may result. We may not be able to obtain additional financing on acceptable terms, or at all. Any failure to obtain an adequate and timely amount of additional capital on commercially reasonable terms will have a material adverse effect on our business and financial condition, including our viability as an enterprise. As a result of these concerns, our management is assessing, and may pursue other strategic opportunities, including the sale of our securities or other actions.

We face risks associated with third parties conducting preclinical studies and clinical trials of our products; as well as our dependence on third parties to manufacture any products that we may successfully develop.

We depend on third-party laboratories and medical institutions to conduct preclinical studies and clinical trials for our products and other third-party organizations to perform data collection and analysis, all of which must maintain both good laboratory and good clinical practices. We also depend upon third party manufacturers for the production of any products we may successfully develop to comply with current Good Manufacturing Practices of the FDA, which are similarly outside our direct control. If third party laboratories and medical institutions conducting studies of our products fail to maintain both good laboratory and clinical practices, the studies could be delayed or have to be repeated. Similarly, if the manufacturers of any products we develop in the future fail to comply with current Good Manufacturing Practices of the FDA, we may be forced to cease manufacturing such product until we have found another third party to manufacture the product.

We face risks associated with product liability lawsuits that could be brought against us.

Our product candidates will have known side effects and could have significant side effects that are not identified during the research and approval phases. If patients are adversely affected by known or unknown side effects, related claims may exceed insurance coverage and materially and adversely impact our financial condition.

Our business exposes us to the risk of product liability claims that are inherent in the development of medical products. If the use or misuse of one or more of our products harms people, we may be subject to costly and damaging product liability claims brought against us by clinical trial participants, consumers, health care providers, pharmaceutical companies or others selling our products. However, we cannot predict all of the possible harms or side effects that may result and, therefore, the amount of insurance coverage we hold may not be adequate to cover all liabilities we might incur. In addition, our failure to maintain such coverage may violate our license agreements. We intend to expand our insurance coverage to include the sale of commercial products as we obtain marketing approval for our product candidates and as our sales expand, but we may be unable to obtain commercially reasonable product liability insurance for such products. If we are unable to obtain insurance at an acceptable cost or otherwise protect against potential product liability claims, or if our coverage turns out to be insufficient, we may be exposed to significant liabilities, including liabilities under license agreements, which may materially and adversely affect our business and financial position. A product liability claim or series of claims brought against us would decrease our cash and could reduce our value or marketability.

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We may be unable to protect our patents and proprietary rights.

Our future success will depend to a significant extent on our ability to:

•	obtain and keep patent protection for our products and technologies on an international basis;

•	enforce our patents to prevent others from using our inventions;

•	maintain and prevent others from using our trade secrets; and

•	operate and commercialize products without infringing on the patents or proprietary rights of others.

We cannot guarantee that our patent rights will afford any competitive advantages, and these rights may be challenged or circumvented by third parties. Further, patents may not be issued on any of the pending patent applications in the U.S. or abroad that cover our products. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before a potential product can be commercialized, any related patent may expire or remain in existence for only a short period following commercialization, reducing or eliminating any advantage of the patent. If we sue others for infringing our patents, a court may determine that such patents are invalid or unenforceable. Even if the validity of our patent rights is upheld by a court, a court may not prevent the alleged infringement of our patent rights on the grounds that such activity is not covered by our patent claims.

We may be required to protect our intellectual property in an increasing number of jurisdictions, a process that is expensive and may not be successful or which we may not pursue in every location. We may, over time, increase our investment in protecting our intellectual property through additional patent filings that could be expensive and time-consuming.

Monitoring unauthorized use of our intellectual property is difficult and costly. Our efforts to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Further, our competitors may independently develop technologies that are similar to ours but which avoid the scope of our intellectual property rights. Further, the laws in the U.S. and elsewhere change rapidly, and any future changes could adversely affect us and our intellectual property. Our failure to meaningfully protect our intellectual property could result in competitors offering solutions that incorporate our most technologically advanced features, which could seriously reduce demand for our products. In addition, we may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time- consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not the litigation results in a determination that is unfavorable to us. In addition, litigation is inherently uncertain, and thus we may not be able to stop our competitors from infringing our intellectual property rights.

In addition, third parties may sue us for infringing their patents or may assert ownership rights to our patents. In the event of a successful lawsuit against us on these bases, we may be required to:

•	pay substantial damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed a party’s patent or other intellectual property rights;

•	to cease making, licensing or using products that are alleged to be owned by others or incorporate or make use of the intellectual property of others;

•	stop certain research and development efforts;

•	re-develop non-infringing products or methods at substantial cost; and

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•	obtain one or more licenses from third parties.

If required, we cannot assure you that we will be able to obtain such licenses on acceptable terms, or at all. If we are sued for any reason related to patent rights, we could encounter substantial delays in development, manufacture and commercialization of our product candidates. Any litigation, whether to enforce our patent rights or to defend against allegations that we infringe third party rights or do not own our intellectual property, will be costly, time consuming, and may distract management from other important tasks. Most of our competitors have substantially greater resources than we do and are able to sustain the cost of complex intellectual property litigation to a greater extent and for longer periods of time than we could.

We may be unable to obtain or keep patent protection for our product candidates and technologies.

We have pending patent applications in the United States and under the international Patent Cooperation Treaty covering other uses of our technology, for which we have not received, and may never receive, any additional patent protection for that technology. We cannot guarantee any particular result or decision by the U.S. Patent and Trademark Office or a U.S. court of law, or by any patent office or court of any country in which we have sought patent protection. If we are unable to secure patent protection for our technology, our revenue and earnings, financial condition, or results of operations would be adversely affected. We do not warrant any opinion as to patentability or validity of any pending patent application. We do not warrant any opinion as to non-infringement of any patent, trademark, or copyright by us or any of our affiliates, providers, or distributors. Nor do we warrant any opinion as to invalidity of any third-party patent or unpatentability of any third-party pending patent application.

We may also rely on nondisclosure and non-competition agreements to protect portions of our technology. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that third parties will not otherwise gain access to our trade secrets or proprietary knowledge, or that third parties will not independently develop the technology.

We may have to take legal action in the future to protect some or all of our technology or to assert our IP rights against others. Any legal action could be costly and time consuming to us and no assurances can be made that any action will be successful. The invalidation of any patent or IP right that we own, or an unsuccessful outcome in lawsuits to protect our technology, could have a material adverse effect on our business, financial position, or results of operations.

We may fail to protect our intellectual property rights that could weaken our competitive position and reduce our revenue.

We regard the protection of our intellectual property, which includes patents and patent applications, trade secrets, know-how, trademarks, domain names and other proprietary information, as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions.

All of our current employees and consultants have signed confidentiality/non-disclosure agreements with us concerning our confidential and/or proprietary information relating to our technology, know-how, discoveries, data, inventions, development plans, business practices and the like, pre-mature or unauthorized disclosure of such information may jeopardize our ability to obtain patent protection for our technology. In addition, we enter into confidentiality/non-disclosure agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may provide adequate protection, prevent unauthorized use or disclosure of our proprietary information, or deter independent development of similar technologies by others. To the extent that consultants, employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information, which may not be resolved in our favor. Further, unauthorized disclosure of our proprietary information may violate agreements we have with our licensees, other collaborators or third parties.

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We do not require all of our employees and/or consultants to assign to us any right, title or interest the employee or consultant may have as a result of inventions, ideas, processes, techniques, formulas, discoveries, know-how, or improvements that were made by the employee/consultant, either alone or jointly with others, in direct performance of their employment/consultation for us. Failure of any aforementioned employee/consultant to assign such rights may jeopardize our ability to obtain patent protection for our technology and may require us to obtain licenses for future use of the aforementioned inventions, ideas, processes, techniques, formulas, discoveries, know-how, or improvements made by the employee/consultant. Further, the aforementioned employee/consultant may also sell or license the aforementioned inventions, ideas, processes, techniques, formulas, discoveries, know-how, or improvements made by the employee/consultant to a competitor.

We do not currently own or license all of the intellectual property that may protect our product candidates.

Dr. Parsons is an inventor of patents and patent applications protecting URG101, titled “Novel Interstitial Therapy for Immediate Symptom Relief and Chronic Therapy in Interstitial Cystitis”. These patents and patent applications are assigned to the University of California because Dr. Parsons developed this technology prior to his retirement from that University and was therefore obligated by his employment agreement with the University to assign the University the rights to this technology. Urigen is the exclusive licensee of patents and patent applications protecting URG101, titled “Novel Interstitial Therapy for Immediate Symptom Relief and Chronic Therapy in Interstitial Cystitis”.

In addition, Dr. Parsons is an inventor on other patents, patent applications and patent disclosures (“Parsons Intellectual Property”) that may protect our future product candidates. Dr. Parsons is not under any obligation to assign or license the Parsons’ Intellectual Property not already owned, licensed, or subject to an option agreement to Urigen. We have not acquired the rights or the exclusive option to obtain the rights in all the Parsons’ Intellectual Property. Failure to obtain these rights could have a material adverse effect on our business, financial position, or ability to develop our product candidates. Further, our competitors may obtain these rights if we are not able to do so.

We have signed exclusive option agreements with Dr. Parsons regarding the technology for “Method for Manufacturing Composition Comprising Local Anesthetic, Heparinoid, and Buffer”. We have been assured by the University that they do not claim ownership of this invention by virtue of Dr. Parsons' inventorship of that invention. There can be no guarantee that we will be able to timely exercise our option for this technology or that we can fulfill our obligations thereunder.

Further, we have another exclusive option agreement with Dr. Parsons and Dr. Michael Goldberg for other technologies, namely “Use of oral heparin preparations to treat urinary tract diseases and conditions” and “Compositions and Methods for Treatment of Diseases and Conditions Employing Oral Administration of Sodium Pentosan Polysulfate and Other Pentosan Polysulfate Salts.” There can be no guarantee that we will be able to timely exercise our option for this technology or that we can fulfill our obligations thereunder. Moreover, we only have assurances from the University that they do not claim ownership of the invention titled "Compositions and Methods for Treatment of Diseases and Conditions Employing Oral Administration of Sodium Pentosan Polysulfate and Other Pentosan Polysulfate Salts" by virtue of Dr. Parsons' inventorship of that invention. If we choose to develop the technology titled "Use of oral heparin preparations to treat urinary tract diseases and conditions" any ownership claims by the University will need to be resolved. We cannot guarantee that we will be able to resolve such claims on reasonable terms, or at all.

In addition, the University of California has claimed rights to other of Parsons Intellectual Property, namely the invention titled “Kits and Improved Compositions for Treating Lower Urinary Tract Disorders” by virtue of Dr. Parsons’ being obligated to assign his rights to this invention under his prior employment agreement with the University. We are currently in discussions with the University of California to obtain a license to these rights. There can be no guarantee that the discussions will be successful and that we will be able to obtain any license from the University on acceptable terms, or at all.

Our failure to meet certain obligations under our license agreement could result in the termination of our exclusive license with respect to our URG101 product candidate and/or require us to make certain cash payments.

We have licensed technology and patent rights that is the basis of our URG101 product entitled “Novel Intravesical Therapy for Immediate Symptom Relief and Chronic Therapy in Interstitial Cystitis Patients” from the University of California. Pursuant to the license agreement, we are required to pay (i) license maintenance fees annually until we are commercially selling the licensed product, (ii) milestone payments upon the occurrence of certain events related to FDA approval, (iii) an earned royalty fee equal to 1.5% to 3.0% of net sales, (iv) sublicense fee, if applicable, and (v) beginning in the year of any commercial sales, a minimum annual royalty fee of $35,000. Our inability to timely meet our payment obligations, could result in our being charged late payments of 10% per year and or the termination of our exclusive license with respect to our URG101 product.

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Additionally, we are required to keep accurate records of all licensed products manufactured, sold, and sub-license fees received under the agreement. In the event that an audit inspection of our records is requested by the University and it is determined that we have underreported the monies owed to the University, then we are required to pay the auditing fees, any additional monies owed plus interest.

In the event that any licensed product becomes the subject of a third-party claim, we have the right to conduct the defense at our own expense, and may contest or settle claims in our sole discretion; provided, however, that we may not agree to any settlement that would invalidate any valid claim of the patent rights or impose any ongoing obligation on the University or admit liability or wrongdoing on the part of the University without the University’s consent. Pursuant to the terms of the license agreement, we must indemnify the University against any and all claims resulting or arising out of the exercise of the license or any sublicense, including product liability. In addition, upon the occurrence of a sale of a licensed product, application for regulatory approval or initiation of human clinical trials, we must obtain and maintain comprehensive and commercial general liability insurance.

If we fail to comply with Section 404 of the Sarbanes-Oxley Act of 2002 our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of our internal control over financial reporting. Accordingly, we are subject to the rules requiring an annual assessment of our internal controls. The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. In the event that our management determines that our internal controls over financial reporting is not effective, as defined in Section 404, we cannot predict how regulators will react or how the market price of our common stock will be affected. There is a risk that investor confidence and share value will be negatively impacted.

We have reported several material weaknesses in the effectiveness of our internal controls over financial reporting, and if we cannot maintain effective internal controls or provide reliable financial and other information, investors may lose confidence in our SEC reports.

We reported material weaknesses in the effectiveness of our internal controls over financial reporting related to the lack of segregation of duties and the need for a stronger internal control environment. In addition, we concluded that our disclosure controls and procedures were ineffective for the years ended June 30, 2014 and 2013. Internal control over financial reporting is designed to provide reasonable assurances regarding the reliability of our financial reporting and the preparation of our financial statements in accordance with GAAP. Disclosure controls generally include controls and procedures designed to ensure that information required to be disclosed by us in the reports we file with the SEC is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

Effective internal controls over financial reporting and disclosure controls and procedures are necessary for us to provide reliable financial and other reports and effectively prevent fraud. If we cannot maintain effective internal controls or provide reliable financial or SEC reports or prevent fraud, investors may lose confidence in our SEC reports, our operating results and the trading price of our common stock could suffer and we might become subject to litigation.

Risks Associated with this Offering

There has been no public market for our common stock and an active market may not develop or be sustained, which could limit your ability to sell shares of our common stock.

There currently is no public market for our common stock, and our common stock will not be traded in the open market prior to this offering. Although we intend to list the common stock on a national securities exchange in connection with this offering, an adequate trading market for the common stock may not develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the underwriters and our board of directors and may not be representative of the market price at which our shares of common stock will trade after this offering. In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price.

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If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our common stock, then our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our common stock could be severely limited and our stock price could be adversely affected. In addition, if one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us adversely change their recommendations regarding our common stock, our stock price could decline.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

The initial public offering price per share is expected to be substantially higher than the net tangible book value per share of our outstanding common stock. Purchasers of shares in this offering will experience immediate dilution in the net tangible book value of their shares. Based on an assumed initial public offering price of $ per share, the mid-point of the range set forth on the cover of this prospectus, dilution per share in this offering will be $ per share (or % of the initial public offering price). See “Dilution.”

Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing equity or convertible debt securities in addition to the shares issued in this offering, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our amended and restated certificate of incorporation authorizes us to issue 30,000,000 shares of stock, of which 20,000,000 shares are authorized as common stock and 10,000,000 shares are authorized as preferred stock. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price which would have a dilutive effect on the outstanding shares of our common stock.

Because we have never paid common stock dividends and have no plans to pay dividends in the future, you must rely upon stock appreciation for any return on your investment.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. There can be no assurance that shares of our common stock will appreciate in value or even maintain the price you paid for shares of our common stock.

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Provisions in our amended and restated certificate of incorporation, our amended and restated by-laws and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our amended and restated certificate of incorporation and amended and restated by-laws include anti-takeover provisions that may enable our management to resist an unwelcome takeover attempt by a third party. Our basic corporate documents and Delaware law contain provisions that enable our management to attempt to resist a takeover unless it is deemed by our management and board of directors to be in the best interests of our stockholders. Those provisions might discourage, delay or prevent a change in control of our company or a change in our management. Our board of directors may also choose to adopt further anti-takeover measures without stockholder approval. The existence and adoption of these provisions could adversely affect the voting power of holders of our common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

In addition, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years, has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

The existence of the forgoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Our management will have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

We intend to use the net proceeds from this offering for general corporate purposes and to continue clinical trials of our product candidates. However, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $[*]. If the underwriters fully exercise the over-allotment option, the net proceeds of the shares we sell will be approximately [*]. “Net proceeds” is what we expect to receive after paying the underwriting discount and other expenses of the offering.

We intend to use the proceeds of this offering to commence and complete single dose 4 arm contribution of components study, support the development of pipeline programs, initiate additional clinical trials including a phase III pivotal trial leading to the preparation and filing of a 505(b)2 NDA with the FDA, and for working capital and other general corporate purposes.

Until we use the net proceeds of the offering, we will invest the funds in short-term, investment grade, interest- bearing securities, or in savings accounts.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, provisions of applicable law and other factors the board deems relevant.

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2014 on:

•	an actual basis;

•	a proforma basis giving effect to the sale of [*] shares of common stock by us in this offering at the initial public offering price of $ [*] per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.”

	September 30, 2014
	(unaudited)	(unaudited)
	Actual	Pro Forma

Notes Payable (inclusive of current portion)(1)	$4,054,423	$1,707,371
Stockholders’ Deficit:
Series D convertible preferred stock, par value $0.001, 250 shares authorized, 95. 469 issued and outstanding and __________ as adjusted	21,904,408
Common stock, $.001 par value, 20,000,000 shares authorized, 30,048 shares issued and outstanding; __________ shares issued and outstanding, as adjusted	29
Common stock issuable	70,000
Additional paid-in capital	-
Accumulated deficit	(31,197,878)
Total stockholders’ deficit	(9,223,441)

Total Capitalization	$(5,169,018)

(1)	Notes payable principal in the amount of $2,347,052 will automatically, without any action on the part of the holder, convert into 4,678 shares of common stock upon the offering.

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

The pro forma number of shares to be outstanding immediately after this offering as shown above is based on shares outstanding as of ______________, 2015 and excludes:

•	[*]shares of common stock reserved for issuance under our 2014 Plan;

•	95,469 shares of common stock issuable upon conversion of the Series D Preferred Stock;

•	14,500 shares of common stock upon vesting of restricted stock awards (RSA’s) granted

•	9,968 shares of common stock upon the exercise of warrants outstanding

•	[*] shares of common stock issuable upon the exercise of the underwriters’ over-allotment option.

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DILUTION

Purchasers of our common stock in this offering will experience immediate dilution of net tangible book value per share from the initial public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock in this offering and the net tangible book value per share immediately after this offering.

After giving effect to the sale of our common stock in this offering at an assumed initial public offering price of $[*] per share (the mid-point of the range set forth on the cover page of this prospectus) and after deducting the underwriting discount and estimated offering expenses payable by us; our adjusted net tangible book value at September 30, 2014 would have been $[*] million or $[*] per share. This represents an immediate increase in net tangible book value per share of $[*] to the existing stockholder and dilution in net tangible book value per share of $[*] to new investors who purchase shares in the offering. The following table illustrates this per share dilution to new investors:

Assumed public offering price per share	$
Net tangible book value per share as of September 30, 2014		$99.68
Increase in net tangible book value per share attributable to the offering
Pro forma net tangible book value per share as of September 30, 2014 after giving effect to the offering .
Dilution per share to new investors	$

A $[*] increase (decrease) in the assumed public offering price of $[*] per share of common stock would increase (decrease) our pro forma as adjusted net tangible book value by approximately $[*], our as adjusted net tangible book value per share by approximately $[*] and dilution per share to new investors by approximately $[*], assuming that the number of shares of common stock offered by us, remains the same. A [*] increase (decrease) in the number of shares of common stock offered by us would increase (decrease) our pro forma as adjusted net tangible book value by approximately $[*] million, our as adjusted net tangible book value per share by approximately $[*] and dilution per share to new investors by approximately $[*].

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We specialize in developing innovative products for patients with urological ailments, including specifically, the amelioration of IC/BPS. Our lead clinical stage product, URG101, a bladder instillation for IC/BPS targets what we believe is a significant unmet medical need for patients suffering from IC/BPS. URG101 is a unique, proprietary combination therapy of lidocaine and heparin that is locally delivered to the bladder for rapid relief of pain and urgency.

URG101 generated approximately $651,000 in royalty income from compounding pharmacies in our fiscal year ended June 30, 2014 under licensing agreements with third party pharmacies in the United States. As URG101 has not been approved by the United States Food and Drug Administration, or the FDA, the product was not promoted by the Company. The primary use of proceeds from this offering will be to conduct the required clinical and regulatory studies to gain marketing approval for URG101 in the United States by the FDA, thereby permitting marketing and promotion which is anticipated to significantly expanding the product’s revenue potential. We also aim to continue development of our pre-clinical pipeline product, URG501, which we believe, together with URG101, addresses an area of high unmet need in the large, growing benign (i.e. non-oncological) urology market.

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The Restructuring

On April 25, 2014, we entered into an Exchange and Waiver Agreement (the “Exchange Agreement”) with Platinum-Montaur Life Sciences, LLC (“Platinum”) and other existing lenders to us (the “Other Lenders”). The Other Lenders include, among others, Dan Vickery, M.B.A., Ph.D., who then served as Chief Executive Officer, Chairman of the Board and Secretary, and C. Lowell Parsons, a member of our board of directors. Platinum and the Other Lenders were holders of an aggregate of $1,937,195 principal amount of our senior convertible promissory notes (the “Existing Notes”). In addition, Platinum was the holder of 210 shares and 552,941 shares, respectively, of our Series B and Series C Convertible Preferred Stock (the “Preferred Stock”). At the time, certain of the Existing Notes were in default as a result of the Existing Notes being past due and were further subject to earlier prepayment as a result of the de-registration of our common stock in October 2012. These defaults resulted in defaults under the other Existing Notes. The purpose of the Exchange Agreement was to allow us to restructure our outstanding debt and capital structure. The closing of the transactions contemplated by the Exchange Agreement was conditioned upon stockholder approval of the Exchange Agreement and other proposals, all of which were approved at our annual meeting of stockholders held on May 27, 2014. The Exchange Agreement provides for, among other things:

(i)	the forbearance by Platinum and the Other Lenders from exercising their default remedies under the Existing Notes and from the pursuit of the collection of accrued dividends under our Preferred Stock;

(ii)	the waiver of anti-dilution adjustments to outstanding common stock purchase warrants owned by Platinum, the Other Lenders and Dr. Parsons (the “Existing Warrants”) and the reduction in the exercise price per share of the Existing Warrants to $500;

(iii)	the waiver of defaults under the agreements pursuant to which the Existing Notes, the Existing Warrants and the Preferred Stock were issued to Platinum and the Other Lenders;

(iv)	the exchange of the Existing Notes for new secured convertible promissory notes (the “Exchange Notes”) with a principal amount equal to $2,347,052 and a maturity date of June 23, 2017;

(v)	the exchange of the issued and outstanding Preferred Stock for shares of a newly-created series of series D convertible preferred stock (the “Series D Preferred Stock”); and

(vi)	the extension by Platinum to us of a loan in the amount of $3,000,000, which loan is evidenced by a senior secured promissory note due on the earlier of (x) the consummation of the sale by us of equity securities in a registered public offering with gross proceeds of not less than $10 million and (y) June 23, 2015 (the “Bridge Note”). The Exchange Notes and the Bridge Note are secured by a lien on all of our assets.

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In consideration for the agreement by Platinum and the Other Lenders to the Restructuring, at the closing on June 23, 2014: (i) the per-share exercise price of the Existing Warrants was reduced from $625 to $500; (ii) we issued to Platinum 95.469 shares of Series D Preferred Stock, which are convertible into an aggregate of 95,469 shares of our common stock, which number of shares of common stock, when combined with the shares of common stock issuable upon conversion of the Exchange Notes to be issued to Platinum and upon exercise of the Existing Warrants held by Platinum, is expected to represent approximately 75% of the fully diluted shares of our common stock after giving effect to the Restructuring and before the reservation of shares for issuance under our 2014 Long-Term Incentive Plan (the “2014 Plan”); (iii) we issued to the Other Lenders 11,455 shares of our common stock (which number of shares of common stock, when combined with the shares of common stock issuable upon conversion of the Exchange Notes to be issued to the Other Lenders and upon exercise of (x) the Existing Warrants held by the Other Lenders and (y) the warrant issued to Dr. Parsons to purchase up to 654 shares of our common stock, is expected to represent approximately 11% of the fully diluted shares of our common stock after giving effect to the Restructuring and before the reservation of shares for issuance under the 2014 Plan); and (iv) we issued to C. Lowell Parsons, a member of our board of directors, a warrant to purchase up to 654 shares of our common stock, which was issued as consideration for the waiver by Dr. Parsons of certain adjustments that would otherwise be made to the warrants that we previously issued to him pursuant to that certain consulting agreement dated as of July 26, 2012 between Dr. Parsons and us.

Bridge Note and Amended Note

On June 23, 2014, Platinum provided a bridge financing (“Bridge Note”) of $3,000,000 which matures on the earlier of (i) the consummation of the sale by us of equity securities in a registered public offering, with gross proceeds of not less than $10,000,000, and (ii) the first anniversary of the effective date of this registration statement of which this prospectus is a part. Interest is charged at a rate of 16% per annum, and the notes were secured by substantially all of our assets. The Bridge Note will be senior in priority to the Exchange Notes. At June 30, 2014, the balance outstanding under the Bridge Note was $3,000,000.

On July 1, 2014, we agreed to return $2,000,000 owed under the Bridge Note and to exchange the Bridge Note for an Amended and Restated Promissory Note (“Amended Note”) in the amount of $1,000,000. The Amended Note contains terms whereby we can draw up to $2,000,000 in additional funding with an interest rate of 12% per annum. Through February 9, 2015, we received an additional $1,500,000 under the terms of the Amended Note. We have $500,000 available under the terms of the Amended Note.

Reverse Split

On June 23, 2014, we effected a 1-for-5,000 reverse stock split (the “Reverse Split”) of our issued and outstanding shares of common stock, and in connection therewith, we increased the number of authorized shares of common stock to 30,000,000, consisting of 20,000,000 shares of common stock and 10,000,000 shares of preferred stock, and eliminated our Series A Convertible Preferred Stock. The approval of the Reverse Split was one of several steps in the Restructuring that required stockholder approval.

On October 27, 2014, our board of directors approved a forward stock split of our common stock in the range between 20-for-1 to 200-for-1. The board will fix the ratio of the forward stock split after we engage and consult with an investment banking firm that will underwrite this offering. When the ratio is determined, we will seek stockholder consent of the forward stock split and effect the split prior to the consummation of this offering.

All common share and common per share information in this prospectus has been retroactively adjusted to reflect the Reverse Split for all periods presented.

Results of Operations

Three Months Ended September 30, 2014 compared to Three Months Ended September 30, 2013

Revenue

Revenues of approximately $169,000 were 3% lower than the prior year amount of approximately $174,000 resulting from essentially unchanged compounding pharmacy sales. The number of pharmacies remitting royalties decreased from 4 to 3 during the three months ended September 30, 2014 compared with the same period a year ago.

Research and Development Expenses

We make significant investments in research and development in support of our development programs, both clinically and pre-clinically. Research and development costs are expensed as incurred and primarily include fees paid to CROs, salary and benefit costs, amounts paid to outside consultants and clinical supply costs. Research and development expense was approximately $339,000 for the three month period ended September 30, 2014, compared with approximately $43,000 for the same period a year ago, an increase of approximately $296,000. This significant increase was primarily a result of the initiation of clinical trial activities and the purchase of clinical trial supplies in 2014 that did not occur in the prior period and an increase in outside consultant expenses in the current period compared to the same period in 2013.

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We anticipate a significant increase in research and development expenses as a result of our intended expanded development and commercialization efforts, primarily related to clinical trials and product development. In addition, we expect to incur expenses in the development of strategic and other relationships required to license, manufacture and distribute our formulation in both the United States and the United Kingdom.

General and Administrative Expenses

General and administrative expenses primarily include outside legal and professional services, salary and benefit costs for employees. General and administrative expense was approximately $475,000 for the three month period ended September 30, 2014, compared with approximately $208,000 for the three months ended September 30, 2013, an increase of approximately $267,000. The increase was primarily a result of significantly increased accounting and legal fees relating to follow up activities after the Restructuring and the initiation of salary costs as we hired a full time chief executive officer, a chief financial officer, and a vice president of finance during the current period compared with the use of outside consultants during the same quarter a year ago.

Interest Expense

Interest expense was approximately $105,000 for the quarter ended September 30, 2014, compared with approximately $237,000 for the year ended June 30, 2013, a decrease of approximately $132,000, reflecting primarily the absence of debt discount amortization in the current period compared with approximately $180,000 in debt discount amortization for the same period in 2013. The restructuring during the fourth quarter of 2014 resulted in us issuing Exchange Notes replacing the Existing Notes. All remaining debt discounts on the Existing Notes in place during fiscal 2014 was charged to Loss on Extinguishment upon the extinguishment of the debt during fiscal 2014.

Additionally, we incurred higher note interest expense in the current period compared to the same period a year ago resulting from higher debts levels and a slightly higher interest rate on the Platinum debt facility.

Other Expense/Income

Other income of approximately $100,000 for the quarter September 30, 2013 resulted primarily from the resolution of settlement agreements at amounts lower than originally estimated.

Changes in Fair Values

Change in the fair value of derivative liabilities increased income of approximately $263,000 for the quarter ended September 30, 2014 compared to a charge to income of approximately $64,000 for the same period a year ago. The non-cash income in the current period results from changes in the fair value of the warrant liability and conversion feature liabilities recorded for the quarter ended September 30, 2014 and result from a decrease in the volatility percentage and the time remaining for both derivative securities to be outstanding as measured in the Black-Scholes Model, when compared to the June 2014 measurement.

Potential future increases or decreases in the valuation of our stock price will result in increased or decreased derivative liabilities on our balance sheet and therefore increased or decreased expenses being recognized in our statement of operations in future periods.

Fiscal Year Ended June 30, 2014 compared to Fiscal Year Ended June 30, 2013

Revenue

Revenues increased approximately $50,000 (8%) to $651,000 resulting from increased compounding pharmacy sales. During both 2014 and 2013, we received royalties from four compounding pharmacies.

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Research and Development Expenses

We make significant investments in research and development in support of our development programs both clinically and pre-clinically. Research and development costs are expensed as incurred and primarily include salary and benefit costs, third-party grants, and fees paid to CROs, and supply costs. Research and development expense was approximately $761,000 for the year ended June30, 2014, compared with approximately $57,000 for the year ended June 30, 2013, an increase of approximately $704,000. The increase was primarily a result of increased consulting costs, clinical trial supplies, and patent related expenses.

We anticipate a significant increase in research and development expenses as a result of our intended expanded development and commercialization efforts primarily related to clinical trials and product development. In addition, we expect to incur expenses in the development of strategic and other relationships required to license, manufacture and distribute our formulation in both the United States and the United Kingdom.

General and Administrative Expenses

General and administrative expenses primarily include salary and benefit costs for employees included in our finance, legal and administrative organizations, outside legal and professional services, and facilities costs. General and administrative expense was approximately $1,194,000 for the year ended June 30, 2014, compared with approximately $738,000 for the previous year, an increase of approximately $456,000. The increase was primarily a result of increased accounting and legal fees related to the Restructuring and increased legal costs associated with our intellectual property.

Interest Expense

Non cash Interest expense was approximately $728,000 for the year ended June 30, 2014, compared with approximately $549,000 for the year ended June 30, 2013, reflecting higher debt discount costs and higher interest expense on our overall debt.

Debt discount costs amortized into interest costs was approximately $475,000 in 2014 compared with approximately $400,000 for 2013, resulting from the extinguishment of certain warrants held by Platinum that did not contain anti-dilution protection and the issuance of replacement warrants containing anti-dilution provisions.

Non cash Interest on our outstanding debt approximated $252,000 compared to $149,000 in the prior year, reflecting higher debt levels in the current year including interest expense beginning June 23, 2014 on the $3,000,000 Bridge Note from Platinum.

We paid no cash amounts for interest expense in both 2014 and 2013.

Other Income

Other income was approximately $128,000 for the year ended June 30, 2014, compared to approximately $52,000 in the prior year, resulting from settlements that differed from earlier estimated liabilities.

Loss on Debt Extinguishment

Non-cash loss on debt extinguishment was approximately $8,728,000 for the year ended June 30, 2014, compared to $0 in the prior year, resulting primarily from the issuance of 24.661 shares our Series D Preferred Stock (valued at $5,658,000) and 11,455 shares of our Common Stock (valued at $2,628,000) related to the extinguishment of $1,937,195 of our debt. Shares of our preferred stock and common stock were issued in consideration for waivers of default on the Existing Notes immediately prior to the Restructuring.

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Changes in Fair Values of Derivative Securities

We recorded additional expense of approximately $972,000 for the year ended June 30, 2014 compared with income of approximately $310,000 for the prior year, resulting from an increase in our warrant liabilities reflecting an increase in our per share valuation of our common stock from approximately $150 to $229.44. In the prior year, $310,000 of income was recorded, reflecting a decrease in the fair value of the warrant liability and conversion feature liabilities recorded for the quarter ended September 30, 2014 and result from a decrease in the volatility percentage and the time remaining for both derivative securities to be outstanding as measured in the Black-Scholes Model.

Deemed Dividend on Extinguishment of Series B and C Preferred Stock

As part of the Restructuring, we issued to Platinum 70.808 shares of Series D Preferred Stock at a per share value of $229.44 in exchange for the outstanding shares of series B and series C preferred stock and their related accrued dividends. The value of the series D preferred stock exceeded the carrying value by approximately $12,588,000 and was appropriately recorded as a deemed dividend. Accordingly, Platinum’s ownership on a fully diluted basis increased from approximately 41% to approximately 75%.

Liquidity and Capital Resources

For the past few years, substantially all of the Company’s funding has come from Platinum and other lenders (which includes members of our Board and principal scientist – Dr. Dan Vickery and Dr. Lowell Parson). Such funding sources also own significant equity interests in the Company and the rights and privileges of their financing instruments provide significant rights and protections over the Company. Terms of such notes are described below.

We had a negative capital of approximately $6 million at September 30, 2014, including approximately $1.6 million in debt, which if not converted into common stock or its terms amended, becomes due within twelve months.

Cash used in operating activities for the year ended June 30, 2014 was approximately $1,052,000, primarily reflecting spending associated with management consulting, legal (including costs associated with the Restructuring), accounting, and other administrative expenses, combined with clinical trial programs, more than offsetting our revenues.

Cash provided by financing activities for the year ended June 30, 2014 was approximately $3,230,000, resulting from the issuance of promissory notes to Platinum ($3,000,000) and the Other Lenders ($856,000). We subsequently amended the Platinum Existing Notes to a draw facility and returned $2,000,000 to Platinum on July 1, 2014. We effected the Reverse Split in June 2014 and agreed to pay fractional share amounts in cash. Accordingly, we agreed to pay approximately $119,000 to holders of fractional shares.

Our limited capital resources and operations to date have been funded primarily with the proceeds from Platinum, related parties and Other Lenders in the form of private equity and/or debt financings. As of June 30, 2014 and June 30, 2013, we had an accumulated deficit of approximately $30,710,000 and $14,448,000, respectively, and shareholders’ deficit of $8,761,000 and $8,926,000, respectively.

The principle terms of the major debt instruments outstanding are summarized as follows:

Bridge (Amended) Note

On June 23, 2014, Platinum provided a bridge financing ("Bridge Note") of $3,000,000, which shall mature on the earlier of (i) the consummation of the sale by the Company of equity securities in a registered public offering, with gross proceeds to the Company (before deduction of underwriter’s commissions, offering expenses and the like) of not less than $10,000,000, and (ii) the first anniversary of the Effective Date. Interest is charged at 16% per annum (higher rates will apply if an "event of default" occurs), and the notes are secured by substantially all assets of the Company. Such note will be senior in priority to the Exchange Notes. At June 30, 2014, the balance outstanding under the Bridge Note was $3,000,000.

On July 1, 2014, the Company agreed to return $2,000,000 owed under the Bridge Note and to exchange the June 23, 2014 Bridge Note for an Amended and Restated Promissory Note ("Amended Note") in the amount of $1,000,000. The Amended Note contains terms whereby the Company can draw up to $2,000,000 in additional funding, interest is charged at 12% per annum (higher rates will apply if an "event of default" occurs), and a forfeiture of certain Series D Preferred Shares if Platinum fails to fund a draw request. As of February 9, 2015, an aggregate amount of $500,000 remains available under the Amended Note.

2014 Convertible Promissory Notes (“Exchange Notes”)

In June 2014 the Company exchanged all outstanding convertible promissory notes for Exchange Notes with an aggregate principal value of $2,347,052. The Exchange Notes bear interest at 10% per annum, with higher rates applicable upon events of default. The 2014Exchange Notes mature on the earlier of (i) three-year anniversary of the Closing Date; or (ii) certain events of default. The Exchange Notes are convertible at the option of the holder at a conversion price of $500 per share, subject to down round protection as set forth in the Exchange Notes. The Company has considered the conversion feature to be a freestanding instrument requiring bifurcation and classification as a liability. The fair value of the bifurcated instrument will be re-measured at each reporting period end.

We believe our current cash position and the access to remaining amounts under the Platinum facility is sufficient to fund our business plan through June 30, 2015. This assessment is based on current estimates and assumptions regarding our clinical development program and business needs. Actual results could differ materially from this projection.

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We recognize the need to raise additional capital over and above revenue and the amounts raised in order to continue to execute our business plan. There is no assurance that additional financing will be available when needed or that management will be able to obtain financing on terms acceptable to us or whether we will become profitable and generate positive operating cash flow. If we are unable to raise sufficient additional funds, we will have to scale back our business plan, extend payables and reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Our future capital requirements will depend on many factors, including:

•	the progress, costs, results and timing of our clinical trials;
•	the outcome, costs and timing of seeking and obtaining EMA, FDA and any other regulatory approvals;
•	the willingness of the FDA or other regulatory agencies to accept our trial data, as well as our other completed and planned clinical and non-clinical studies and other work, as the basis for review and approval of our product candidates in the United States;
•	the number and characteristics of product candidates that we pursue, including our product candidate in pre-clinical development;
•	the ability of our product candidates to progress through clinical development successfully;
•	our need to expand our research and development activities;
•	the costs associated with securing and establishing commercialization and manufacturing capabilities;
•	market acceptance of our product candidates;
•	the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;
•	our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;
•	our need and ability to hire additional management and scientific and medical personnel;
•	the effect of competing technological and market developments;
•	our need to implement additional internal systems and infrastructure, including financial and reporting systems; and
•	the economic and other terms, timing and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future.

Off-Balance Sheet Arrangements

As of June 30, 2014, we had no off-balance sheet arrangements.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations at September 30, 2014 and the effects such obligations are expected to have on our liquidity and cash flows in future periods

Payments Due by Period

	Total	Less than a year	1-3 years	3-5 years	More than 5 years
Contractual Obligations:
Operating lease obligations (a)	$13,100	$13,100	$-	$-	$-
License fee (b)	420,000	35,000	70,000	70,000	245,000
Settlement agreement payments with former employees (c)	1,028,792	38,000	66,500	76,000	848,292
Notes Payable:
Amended Note (d)	1,500,000	1,500,000	-	-	-
Exchange Notes (e)	2,347,052	-	2,347,052	-	-
Other notes (f)	207,373	207,373	-	-	-

Total Contractual Cash Obligations	$5,516,317	$1,793,473	$2,483,552	$146,000	$1,093,292

(a)	Represents office lease payment for 12 months. Upon mutual consent, the lease may be renewed for three additional one year terms.

(b)	Represents minimum annual license fee owed to University of California, San Diego ( "UCSD"). Obligation would cease upon the expiration of the UCSD patents, January 2026

(c)	Represents settlement with former employees. Annual amount represents contractually obligated amount.

(d)	Represents the principal amount of the note. Amount excludes accrued interest totaling $42,703 at September 30, 2015. At February 11, 2015, $2,500,000 is outstanding under the terms of the Amended Note.

(e)	Represents the principal amount of the note. Amount excludes accrued interest totaling $62,443 at September 30, 2015. The Exchange Notes automatically convert upon an offering.

(f)	Represents the principal amount of the note. Amount excludes accrued interest totaling $80,057 at September 30, 2015.

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Licenses

In 2006, the Company entered into a license agreement with the University of California, San Diego ("UCSD") for certain patent rights. The agreement required the Company to make annual maintenance payments of $20,000 per year through 2010. During the year ended June 30, 2011, the Company initiated a pilot project to license the rights under the License Agreement with the UCSD, to compound intravesical heparin and lidocaine formulations to pharmacies associated with urologists who treat interstitial cystitis/bladder pain syndrome (IC/BPS), by entering into formulation and use agreements with third party compounding pharmacies. Upon the receipt of revenue from these compounding pharmacies, the $20,000 annual maintenance fee was replaced with a royalty equal to the greater of $35,000 per annum or a royalty of 1.5% to 3% of net sales of the compounding pharmacies to their customers subject to certain adjustments as set forth in the agreement for combination products. In addition, the agreement with UCSD provides for milestone payments of up to $625,000, which are based on certain events related to FDA approval, which have not yet occurred. The Company is also required to make royalty payments of 1.5% to 3.0% of net sales of licensed products after FDA approval, with a minimum annual royalty of $35,000. The term of the agreement ends on the earlier of the expiration of the longest-lived item of the patent rights or the tenth anniversary of the first commercial sale. Either party may terminate the license agreement for cause in the event that the other party commits a material breach and fails to cure such breach. In addition, the Company may terminate the license agreement at any time and for any reason upon a 90-day written notice.

On November 29, 2012, the Company entered into a three-year option agreement with Dr. Parsons. The option agreement gives the Company the exclusive right to acquire and/or license certain intellectual property related to URG101 owned by Dr. Parsons. The Company paid $2,400 upon execution of the option agreement. In addition, the Company is obligated to pay all future costs incurred in connection with the licensed technology. If the Company exercises its option in the future, it will pay Dr. Parsons an additional $10,000 for prior costs incurred. Upon exercise, the parties will negotiate the terms of the license agreement, which shall provide for a royalty not to exceed 1.5% of net sales derived from the licensed technology. As of June 30, 2014, the Company has not yet exercised its option under the agreement.

Former Employees and Board member agreements

On May 22, 2012, the Company’s former Chief Financial Officer, Martin E. Shmagin, filed suit against the Company alleging breach of contract and breach of fiduciary duty. The dispute between the parties was resolved on September 11, 2013, and a settlement agreement was entered into that provided for the payment of $580,000 plus certain non-financial terms. $50,000 was payable during the year ended June 30, 2014, with minimum payments of $20,000 per year due thereafter until fully paid. The agreement provides for accelerated payments if the Company’s revenues exceed certain minimums. The unpaid balance bears interest at 2% simple interest. The remaining portion of the obligation was approximately $530,000 as of June 30, 2014.

On December 10, 2012, Mr. Garner resigned as a director of the Company and entered into an amendment to his August 6, 2008 Employment Agreement with the Company. It was subsequently determined that as CEO, Mr. Garner left the Company effective September 5, 2010 and Mr. Garner entered into a subsequent agreement on January 24, 2013 that provided for a reduced amount due of $565,492. During the year ended June 30, 2013, $20,000 was paid up front with the remaining amount due in minimum quarterly payments of $4,500 thereafter until fully paid. The unpaid balance bears interest at 2% simple interest. As of June 30, 2014 $508,000 was payable for the unpaid portion of the settlement amount.

On July 26, 2012, the Company entered into a consulting agreement with Dr. Parsons pursuant to which Dr. Parsons had been providing certain clinical and other development services, including clinical design, regulatory interactions, and formulation development to the Company as requested by management from time to time since March 15, 2011. The agreement may be canceled at any time by the Company. Additionally, Dr. Parsons shall receive warrants to purchase 50 shares of common stock at a price of $500 per share in any month during which 80 hours of services are performed. During each of the years ended June 30, 2014 and 2013, the Company granted Dr. Parsons a five year warrant for 250 shares of common stock.

On December 2, 2010, the Company entered into a Consulting Agreement with BEL, which was subsequently amended, pursuant to which BEL provides business development and general management services to the Company. During 2014 and 2013, the agreement provides for compensation payable in cash and in shares of common stock. Pursuant to the agreement, during the years ended June 30, 2013 and 2014 , consulting expense of approximately $149,500 and $242,000,respectively, was recorded. Such agreement was terminated as of August 24, 2014.

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Critical Accounting Estimates

The preparation of financial statements in accordance GAAP involves the use of estimates and assumptions that affect the recorded amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ substantially from these estimates. Significant estimates include the fair value and recoverability of the carrying value of intangible assets (patents and licenses), the fair value of options, the fair value of embedded conversion features, warrants and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate its estimates, based on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from estimates. The most significant estimates impact the following transactions or account balances: stock compensation, warrant valuation and dilution caused by anti-dilution provisions in the warrants and other agreements.

Revenue Recognition

We derived the majority of our revenue in 2014 from royalties. Royalties are received from pharmacies who have entered into formulation and use agreements with us. Royalties are based on the number of doses dispensed and are recorded as earned bi-monthly in accordance with the contract terms when they can be reliably measured and collectability is reasonably assured.

If product development is successful, we will recognize revenue from royalties based on licensees’ sales of our products or products using our technologies. Royalties are recognized as earned in accordance with the contract terms when royalties from licensees can be reasonably estimated and collectability is reasonably assured. If royalties cannot be reasonably estimated or collectability of a royalty amount is not reasonably assured, royalties are recognized as revenue when the cash is received.

Stock Based Compensation

We have an equity plan which allows for the granting of stock options, restricted shares of common stock, and other equity awards to our employees, directors and consultants for a fixed number of shares with an exercise price not less than the fair value of the shares at date of grant. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally measured based on contractual terms. The fair value amount is then recognized over the requisite service period, usually the vesting period, in both research and development expenses and general and administrative expenses on the statement of operations.

Following our offering, stock-based compensation for our employees may be a significant expense of the Company. We currently have 14,500 Restricted Stock Awards ( RSA’s) outstanding that vest 50% upon the consummation of a Qualified Offering and 50% upon the one year anniversary of the consummation of the Qualified Offering. As of February 9, 2015 no RSA’s have vested. While our 2014 Long Term Incentive Plan permits us to grant stock options, there we no stock options outstanding at February 9, 2015.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash, receivables, accounts payable and accrued expenses approximated fair value, as of the balance sheet date presented, because of the relatively short maturity dates on these instruments. The carrying amounts of the financing arrangements issued approximate fair value, as of the balance sheet date presented, because interest rates on these instruments approximate market interest rates after consideration of stated interest rates, anti-dilution protection and associated warrants. The estimate of fair value of such financial instruments involves the exercise of significant judgment and the use of estimates by management.

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The determination of fair value requires the use of judgment and estimates by management. For stock-based derivative financial instruments, we used the Black-Scholes Model which approximated the binomial lattice options pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the instrument could be required within 12 months of the balance sheet date.

Inputs to the Black-Scholes Model requires management to apply judgment and make assumptions and estimates, including with respect to:

•	the term of the warrant issuance represents the remaining contractual term;

•	the risk free interest rate, which we estimate based on the U.S. Treasury instruments whose term was consistent with the term of the warrants;

•	the expected volatility of the underlying common stock, which we estimate based on the historical volatility of a peer group of comparable publicly traded life sciences and biotechnology companies with product candidates in similar stages of clinical development, as we do not have significant trading history for our common stock; and

•	the fair value of our common stock determined on the date of grant, as described below.

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Fair Value of Common Stock

We are a private company with no active public market for our common stock. We utilize significant estimates and assumptions in determining the fair value of our common stock. The Company engaged a valuation consultant to provide a value for our common stock on June 30, 2013,March 31, 2014 (prior to our Restructuring during April 2014) and June 30, 2014 (following shareholder approval of the Restructuring), (the Valuation Date”).

In conducting the valuations, our board of directors, with input from management considered objective and subjective factors that we believed to be relevant for each valuation conducted, including our best estimate of our business condition, prospects and operating performance at each valuation date. Within the valuations performed, we used a range of factors, assumptions and methodologies. The significant factors included:

•	our results of operations, financial position and the status of research and development efforts;

•	the lack of liquidity of our common stock as a private company;

•	our capital structure, debt, and fixed obligations;

•	our stage of development and business strategy and the material risks related to our business and industry;

•	our reliance on one product, largely a domestic distribution, and with minimal additional R&D costs

•	the achievement of enterprise milestones, including entering into collaboration and license agreements, and the likelihood of entering into such agreements;

•	any external market conditions affecting the life sciences and biotechnology industry sectors;

•	the likelihood of achieving a liquidity event for the holders of our common stock and stock options, such as an initial public offering, or IPO, or a sale of our company, given prevailing market conditions;

•	the state of the IPO market for similarly situated privately held biotechnology companies;

•	general U.S. and global economic conditions.

Additional information pertaining to our valuation methods is as follows:

After our de-listing in October 2012, our common stock valuation was not readily determinable from published market sources. Further, our capitalization structure and notes/settlements payable significantly influenced the value of our business as a significant portion of our overall enterprise value was absorbed by financial instruments higher in rank than our common stock.

We estimated the per share common stock fair value by allocating the enterprise value using a discounted expected future cash flow (“DCF”) methodology for the Valuation Dates. One of the key inputs into this model is the future estimated cash flows which were derived through management's estimate of patient populations, market penetration and compliance rates, expected launch date, price and costs per unit sold, selling, general and administrative expenses, capital expenditures, and long term growth factors for determination of the enterprise value. This methodology was used for all of the Valuation Dates. The overall business enterprise valuation was then reduced by debt and other fixed obligations to determine the business enterprise valuation applicable to equity instruments, from which the value of the business was allocated to the different classes of stock on as if converted basis.

Based upon the work of our valuation consultants, the Company included the common stock values of $172.00, $265.50 and $229.44 (as adjusted for the June 24, 2014 5000-1 reverse stock split) at June 30, 2013, March 31, 2014 and June 30, 2014, respectively, for inputs into its Black- Scholes Model and other models and for use in determining share based compensation and in valuing its derivative liabilities.

June 30, 2013 Valuation: We estimated that a share of our common stock had a value of $172 per share at June 30, 2013. This valuation utilized a 21% discount factor in the DCF and an overall 15% discount for lack of marketability. During 2013, there were a significant number of debt and preferred stock instruments outstanding which was allocated a high percentage of the overall enterprise.

March 31, 2014 Valuation: We estimated that a share of our common stock had a value of $265.50 per share at March 31, 2014. This valuation utilized a 22% discount factor in the DCF and an overall 15% discount for lack of marketability. The 2014 valuation utilized a higher overall business enterprise value due to expectations of higher revenues from royalties of its product.

June 30, 2014 Valuation: We estimated that a share of our common stock had a value of $229.94 per share at June 30, 2014. This valuation utilized a 19% discount factor in the DCF and a 15% discount for lack of marketability. The decrease in the common stock valuation reflects an overall higher value of the Company in part based upon expected continued growth in the revenues offset by the increased shares outstanding resulting from the Restructuring.

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Intangible Assets

Intangible assets primarily consist of legal and filing costs associated with obtaining patents and licenses and are amortized on a straight-line basis over their remaining useful lives which are estimated to be twenty years from the effective dates of the University of California, San Diego License Agreements. These legal and filing costs are invoiced to us through the University of California, San Diego, and its patent attorneys.

Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We will classify as income tax expense any interest and penalties. We have no material uncertain tax positions for any of the reporting periods presented. We file tax returns in U.S. federal and state jurisdictions, including New Jersey, and are subject to audit by tax authorities beginning with the year ended June 30, 2011.

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JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an ‘‘emerging growth company’’ can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an ‘‘emerging growth company’’ can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an ‘‘emerging growth company,’’ we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended, and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an ‘‘emerging growth company’’ until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Internal Controls and Procedures

As of June 30, 2013 and 2014, we concluded that there were material weaknesses and significant deficiencies in our internal control over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, in internal control over financial reporting such that it is reasonably possible that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses that we identified related to (1) lack of segregation of duties and (2) lack of personnel competent to perform complex accounting such as the convertible promissory notes and equity instrument features. If one or more material weaknesses persist or if we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report our financial results could be adversely affected.

As of February 9, 2015, we had five full-time employees. In connection with this offering, we are increasing our finance staff and management is taking steps to remediate the material weakness in our internal control over financial reporting, including the implementation of new accounting processes and control procedures and the identification of gaps in our skills base and expertise of the staff required to meet the financial reporting requirements of a public company. We have introduced procedures for proper management and control of payroll, accounts payable, treasury, equity and financial reporting, retaining third-party consultants to review our internal controls and to recommend improvements, and implementing improvements to the design and operation of internal control over financial reporting.

We will be required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the year following our first annual report required to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by management over our internal control over financial reporting. However, our independent registered public accounting firm will not be required to report on the effectiveness of our internal control over financial reporting pursuant to Section 404(b) until we are no longer an ‘‘emerging growth company.’’

We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing or any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are designed and operating effectively, which could result in a loss of investor confidence in the accuracy and completeness of our financial reports. This could cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Fluctuation Risk

Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. A 10% change in interest rates on December 31, 2013 would not have had a material effect on the fair market value of our portfolio.

Our convertible promissory notes contain a fixed interest rate of 10-16%, accordingly changes in the interest rates for similar types of debt instruments would not have a material effect on our operating results. However, if the terms of notes are required to be re-negotiated, a change in the debt markets might cause an increase in the future interest rate.

Inflation Risk

Inflation generally affects us by increasing our cost of labor and clinical trial costs. We do not believe that inflation has had a material effect on our business, financial condition or results of operations during the years ended June 30, 2013 and 2014.

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BUSINESS

Overview

We specialize in developing innovative products for patients with urological ailments, including specifically, the amelioration of IC/BPS. Our lead clinical stage product, URG101, a bladder instillation for IC/BPS targets what we believe is a significant unmet medical need for patients suffering from IC/BPS. URG101 is a unique, proprietary combination therapy of heparin and lidocaine that is locally delivered to the bladder for rapid relief of pain and urgency.

URG101 generated approximately $651,000 in royalty income from compounding pharmacies in our fiscal year ended June 30, 2014 under licensing agreements with third party pharmacies in the United States. As URG101 has not been approved by the United States Food and Drug Administration, or the FDA, the product was not promoted by the Company. The primary use of proceeds from this offering will be to conduct the required clinical and regulatory studies to gain marketing approval for URG101 in the United States by the FDA, thereby permitting marketing and promotion which is anticipated to significantly expanding the product’s revenue potential. We also aim to continue development of our pre-clinical pipeline product, URG501, which we believe, together with URG101, addresses an area of high unmet need in the large, growing benign (i.e. non-oncological) urology market.

Urology represents a specialty pharmaceutical market of approximately 10,000 physicians in the United States, according to the American Urology Association. Urologists treat a variety of ailments of the urinary tract medically. These include treating cancer, infections, stone disease, neurogenic bladder, overactive bladder, incontinence, prostate disease and IC/BPS. We believe many of these indications represent significant, underserved therapeutic market opportunities. For example, in 2011, The RAND Corporation (“RAND”) survey estimated up to 6.5% of women in the study had IC/BPS symptoms. In 2013, a subsequent RAND study estimated that up to 4.2% of men had symptoms of IC/BPS. The Interstitial Cystitis Organization relies on these data and estimates that three to eight million women and one to four million men in the United States may have IC/BPS.

Over the next several years, we believe a number of key demographic and technological factors will accelerate growth in the market for medical therapies to treat urological disorders, particularly in our product categories. These factors include an aging population and increased consumer awareness of IC/BPS. The incidence of urological disorders increases with age. The over-40 age group in the United States is growing almost twice as fast as the overall population and the “Baby Boomer” generation tends to seek medical care more aggressively than their parents did. Accordingly, the number of individuals developing urological disorders and seeking care is expected to increase significantly as the population ages and as life expectancy continues to rise. In recent years, the publicity associated with new technological advances and new drug therapies has increased the number of patients visiting their urologists to seek treatment for urological disorders.

Our Products

URG101

We license the URG101 technology from the University of California, San Diego. URG101 is a combination therapy comprised of two approved drugs, lidocaine and heparin, which in combination, are administered directly into the bladder as intravesical therapy. Lidocaine was originally approved by the FDA as a local anesthetic and heparin was originally approved by the FDA as an anti-coagulant. In URG101, heparin is not used for its anti-coagulant effects, but rather works as i) a replacement GAG coating to prevent further irritation of the bladder wall, ii) as an anti-inflammatory agent and iii) as a drug delivery mechanism for the compound by stabilizing alkalinized lidocaine in the combination drug therapy. The AUA guidelines published in January 2011 recommend intravesical lidocaine and heparin as a second line drug treatment for patients with IC/BPS. It has been demonstrated that a proprietary formulation of these components reduced symptoms of pelvic pain and urgency upon instillation into the bladder.

The rationale for the combination therapy of UGR101 involves several mechanisms of action. With respect to lidocaine: i) It is a local anesthetic and so can reduce the pain induced by the toxins; ii) It has anti-inflammatory properties that helps reduce inflammation and hence neuropathic pain. With respect to heparin: i) It is a replacement GAG coating to prevent further irritation of the bladder wall, ii) It acts as an anti-inflammatory agent and iii) It acts as a drug delivery mechanism for the compound by stabilizing alkalinized lidocaine in the combination drug therapy.

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URG501

Our pre-clinical pipeline product, URG501, is an oral PPS therapy for IC/BPS. URG501 is under development with the goal of delivering improved PPS bioavailability. We are also currently examining the application of heparinoids such as PPS in the therapeutic treatment of several disease states such as cancer, cardio-circulatory, osteoarthritis, rheumatoid arthritis, atherosclerosis and sickle cell anemia.

Our Strategy

Our strategy is to pursue regulatory approval of our lead product, URG101, so as to significantly expand its global distribution and revenue potential. We also aim to continue development of our complimentary pre-clinical pipeline product, URG501. Our strategy, includes, among other things:

•	Obtaining FDA approval of a 505(b)(2) NDA for URG101;

•	Filing an IND and commencing clinical and regulatory development of URG501; and

•	Expanding our pipeline through potential in-house development, in-licensing and/or acquisitions of urology products and technologies.

Clinical Trials

We filed an IND in 2005 and have undertaken two clinical studies to date: URG101-101 and URG101-104. The URG101-104 study was designed using lessons learned from the URG101-101 study which did not achieve statistical significance on the primary endpoint, but did demonstrate that the URG101 product resulted in an acute reduction in urgency (P=0.006) and trend towards reduction in bladder pain (P=0.093).

The URG101-104 study, published in January 2012, was a pharmacodynamic crossover study to evaluate the time course of response to URG101 drug and placebo in subjects experiencing acute symptoms of BPS. The primary outcome measure was percent change in pain score (11-point analog pain scale) 12 hours after receiving the drug or control. Secondary measures were the global assessment response (GAR) of symptoms and 12-hour average urgency reduction determined from 11-point urgency scales. Both primary and secondary efficacy measurements in the study demonstrated that URG101 was significantly better than placebo. The average reduction of pain over 12 hours was 21% for control and 42% for active drug (P=0.0363), average urgency reduction was 13% for control and 35% for drug (P=0.0328), and global assessment response was 13% for control and 50% for drug (P=0.0137).

In April 2011, we met with the FDA in a type “C” meeting. The FDA agreed to our proposal that the next clinical trial, the URG101-105 study, would be a single dose 4 arm contribution of components study and that this trial would satisfy the Combination Drug Rule. The FDA provided us with positive feedback on the overall scope of our clinical development plan, including the proposed size of the safety database to support a 505(b)2 NDA, given that URG101 has a large treatment effect and the safety of the components are known. In February 2014, we held a second type “C” interaction with FDA, focused on our reformulation of URG101 and subsequent development plans.

Like many companies our size, we do not have the ability to conduct preclinical or clinical studies for our product candidates without the assistance of third parties who conduct the studies on our behalf. These third parties are usually CMOs, CRLs and CROs that have significant resources and experience. The CRLs conduct formulation studies, develop analytical methods, product research and stability studies as well as all associated tasks connected with these studies. The CMOs are contracted to produce clinical trial materials, commercial product as well as analytical testing and stability where applicable. The CROs typically perform patient recruitment, project management, data management, statistical analysis, and other reporting functions. In the past we have used Universal Regulatory, Inc., Northstar Consulting, LLC, Cato Research, Ltd., Symbiosis Pharmaceutical Services Ltd, Aesica Pharmaceuticals Limited, Eutech Scientific Services, Inc., and SL Pharma Labs, Inc. to support our clinical, research and development efforts. We intend to continue to rely on third parties to conduct clinical trials of our product candidates and to use different toxicology facilities and CROs for all of our pre-clinical and clinical studies.

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We have filed an IND amendment and protocol with the FDA for the initiation of the URG101-105 study.We have engaged Cato Research Ltd., (“Cato”), an experienced clinical research organization, to conduct the trial.

On September 1, 2014, we entered into a Master Services Agreement (“MSA”) with Cato whereby Cato will provide CRO services to us. Pursuant to the MSA, Cato will perform the services in conformity with Good Clinical Practices and all other applicable laws and regulations. We will offer Cato the option to negotiate for CRO services that Cato is able to provide and all agreed upon services and estimated costs are covered under applicable work orders. As of the date of this prospectus, we have signed five work orders for services related to the conduct of the URG101-105 trial, the largest of which, work order UP104, has an estimated budget of $2,267,850 including all services and other costs. The term of the MSA is for five years and shall automatically renew for additional one year periods unless 60 days’ advanced written notice is provided to the other party. Either party may terminate a work order upon the other party’s material default of the MSA with respect to such work order subject to a 30 day cure period. In addition, either party may terminate a work order at any time for any reason upon 60 days’ prior written notice to the other party.

In countries outside of the United States, we anticipate we will either assign licensing rights to, or establish supply and distribution agreements with interested parties. Initial discussions to acquire such rights have begun with interested parties who have a strategic interest in urology and BPS and have the requisite infrastructure and resources to successfully commercialize URG101. We plan to evaluate the feasibility of marketing our products to urologists and urogynecologists in the United States through a special sales force managed internally.

Market Opportunity for Treatment of BPS

In 2011, the RAND Corporation (“RAND”) survey estimated up to 6.5% of women in the study had IC/BPS symptoms. In 2013, a subsequent RAND study estimated that up to 4.2% of men had IC/BPS symptoms. The Interstitial Cystitis Organization estimates that three to eight million women and one to four million men in the United States may have IC. These data support an estimate of the prevalence of IC/BPS in the United States of approximately 10 million patients. Once established, BPS can be a chronic disease, which can persist throughout life and can have a devastating impact on quality of life.

We believe men and women with BPS are currently an underserved medical market. There is no acute treatment for pain of bladder origin other than narcotics. There are currently two FDA approved therapies for IC/BPS:, RIMSO®-50 (“DMSO”) and Elmiron®, based on clinical studies which have shown the drugs to be marginally effective. Each of these approved products requires chronic administration before any benefit is achieved. Other non-approved therapies provide marginal, if any benefit.

Development of drugs for IC/BPS has targeted a wide array of potential causes with limited success. Consequently, there remains a significant need for new therapeutic interventions such as URG101 that can address both the acute pain the patient experiences and the dysfunctional aspect of the urothelium of the bladder wall. IC/BPS is a chronic disease characterized by moderate to severe pelvic pain, urgency, urinary frequency, dyspareunia (painful intercourse) with symptoms originating from the bladder. We believe that URG101 will be well positioned to fill this unmet need.

URG101 Licensing Royalties from Compounding Pharmacies

We started licensing URG101 in November, 2010, by entering into a formulation and use agreement with a third party. As of the date of this prospectus, we currently have seven such agreements in place with pharmacies associated with physicians who are knowledgeable in the treatment of IC/BPS, and prescribe URG101 to their patients. Our customers are pharmacies, located in California, Georgia, Texas and Canada, which we refer to as “Centers of Excellence.” Of the seven Centers of Excellence, three are actively manufacturing URG101 for patient prescriptions. We generated licensing royalties from compounding pharmacies of approximately $600,000 and $651,000, in 2013 and 2014, respectively. Since 2010, an estimated 140,000 doses of URG101 have been sold in compounding pharmacies throughout the United States by the Centers of Excellence. Our standard form of formulation and use agreement we enter into with the third party compounding pharmacies typically has a term that expires upon the earlier to occur of FDA approval of the formulation or the date of expiration of the last to expire of any patent included in the patented technology. The agreement may be terminated by either party in the event of a material breach under the agreement subject to a 60 day cure period following written notice of such breach. We may immediately terminate the agreement upon 30 days’ prior written notice in the event the third party compounding pharmacy fails to timely make any royalty payments as required under the agreement.

In October 2014, we entered into a license agreement with Imprimis. Under the terms of the agreement, Imprimis has the non-exclusive rights to our proprietary formulation of URG101 in the United States, with the right to convert to an exclusive license on April 22, 2015. Once exclusive, Imprimis will maintain its rights under the agreement until such time as URG101 is granted approval by the FDA, or the agreement is otherwise terminated by either party. Pursuant to the agreement, Imprimis has committed to invest up to $2 million in developing patient and physician education material to increase awareness of the prevalent debilitating nature of IC/BPS. Imprimis has further agreed to pay us a royalty of at least $10 per dose of URG101 sold under the agreement, with a minimum total annual royalty payment equal to 110% of our prior calendar year’s royalty income derived under all formulation and use agreements for URG101 in the United States, until such time as the agreement ceases to be effective.

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In early 2014, we began discussions with several specialty pharmaceutical manufacturers and distributors in the UK to explore the viability of making available URG101 under a Special. In the UK, a Special is an unlicensed medicine prescribed to meet the individual clinical needs of a patient when a suitable licensed medicine is not available. According to the association of Specials Pharmaceuticals Manufacturers, Specials account for approximately 1% of all prescriptions in the UK, but account for more than 75,000 different formulations. Most Specials are produced by a small number of pharmaceutical companies who dedicate their resources and expertise to this very specialized area of medicines manufacturing. On October 17, 2014, we entered into an exclusive distribution agreement with Mawdsley to distribute URG101 under a Special in the UK Territory. Under the terms of the agreement, Mawdsley has agreed to receive, store and distribute URG101 to customers.

We believe that ongoing sales of URG101 in compounding pharmacies throughout the Unites States and United Kingdom demonstrate both the clinical relevance and revenue potential of an approved drug. As we strive for expedient regulatory approval of URG101, we are continually mindful of the millions of IC/BPS sufferers worldwide under the care of physicians that do not currently have immediate access to treatment with the drug.

Product development agreement with Farco-Pharma GmbH

On October 13, 2014, we entered into an agreement with Farco-Pharma GmbH (“Farco”) whereby Farco will provide certain non-clinical product development services to determine the feasibility of manufacturing URG101 in Farco’s manufacturing facility in Germany. Farco will conduct all development in accordance with the FDA’s Current Guidelines for Good Laboratory Practice and good manufacturing practice. Farco has agreed to provide us up to €100,000 in development services. If both parties agree that it is feasible to manufacture URG101 in Farco’s facility and we have agreed to enter into a supply agreement with Farco, we would not be liable for the development costs. However, if both parties agree that it is feasible to manufacture URG101 in Farco’s facility and we do not enter into a supply agreement with Farco, we have agreed to reimburse Farco for these development services.

License with University of California, San Diego

We have licensed technology and patent rights from The University of California, San Diego (Sometimes referred to herein as the “University”), entitled “Novel Intravesical Therapy for Immediate Symptom Relief and Chronic Therapy in Interstitial Cystitis Patients.” The license agreement is exclusive with regard to the worldwide patent rights concerning disorders of the lower urinary tract and non-exclusive with regard to the written technical information. The license permits us to grant sublicenses to third parties. Pursuant to the license agreement, which was effective as of January 18, 2006, we were required to pay a license issue fee in the form of 7.5% of Urigen N.A. issued common stock, and we were required to pay (i) license maintenance fees of $15,000 per year, which amount was amended on December 22, 2008, as follows: (a) $5,000 payable on May 6, 2009, (b) $15,000 payable on June 6, 2009, (c) $20,000 payable on June 6, 2010 and (d) $25,000 payable on June 6, 2011 and annually thereafter on each anniversary until we are commercially selling the licensed product.

On August 24, 2009, the license maintenance fees were amended to provide (a) partial consideration and in lieu of cash for license maintenance fees that were due on May 6, 2009 and June 6, 2009, and require us to issue 250,000 shares of our common stock to the University, (b) $20,000 payable on June 6, 2010 and $25,000 payable on June 6, 2011 and annually thereafter on each anniversary until we are commercially selling the licensed product, (b) milestone payments of up to $625,000 upon the occurrence of certain events related to FDA approval, (c) an earned royalty fee equal to 1.5% to 3.0% of net sales, (d) sublicense fees, if applicable, and (e) beginning in the year of any commercial sales, a minimum annual royalty fee of $35,000. The term of the license agreement ends on the earlier of the expiration date of the longest-lived of the patent rights or the tenth anniversary of the first commercial sale. Either party may terminate the license agreement for cause in the event that the other party commits a material breach and fails to cure such breach. In addition, we may terminate the license agreement at any time and for any reason upon 90-days written notice. In the event that any licensed product becomes the subject of a third- party claim, we have the right to conduct the defense at our own expense, and may contest or settle claims in our sole discretion; provided, however, that we may not agree to any settlement that would invalidate any valid claim of the patent rights or impose any ongoing obligation on the University or admit liability or wrongdoing on the part of the University without the University’s consent. Pursuant to the terms of the license agreement, we must indemnify the University against any and all claims resulting or arising out of the exercise of the license or any sublicense, including product liability. In addition, upon the occurrence of a sale of a licensed product, application for regulatory approval or initiation of human clinical trials, we must obtain and maintain comprehensive and commercial general liability insurance.

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Intellectual Property

We have multiple intellectual property patents and patent applications around our product candidates. In general, we plan to file for broad patent protection in all markets where we intend to commercialize our products. Typically, we will file our patents first in the United States or Canada and expand the applications internationally under the Patent Cooperation Treaty, or PCT. We were formerly known as Valentis, and had a series of technologies ranging from gene delivery and expression technologies to proprietary formulation and manufacturing technologies. We retain a number of patents and applications relating to those technologies.

For our primary product, URG101:

•	We have licensed the rights in patents and patent applications entitled “Novel Interstitial Therapy for Immediate Symptom Relief and Chronic Therapy in Interstitial Cystitis” from the University of California, San Diego. These patents and patent applications claim treatment formulations and methods for reducing the symptoms of urinary frequency, urgency, and/or pelvic pain, including interstitial cystitis. These patents and patent applications include: (a) United States Patent No. 7,414,039; (b) Australian Patent No. 2005209322; (c) European Patent No. EP 1708722; (d) Canadian Patent Application No. 2554489; and (e) United States Patent Application Serial No. 12/188,134.

•	We have filed PCT Application Serial No. PCT/US2006/019745 entitled “Kits and Improved Compositions for Treating Lower Urinary Tract Disorders,” which is directed to buffered formulations and kits for treating or ameliorating lower urinary tract symptoms and disorders, including interstitial cystitis. This application is the basis for a number of national and regional stage applications, including: (a) United States Patent Application Serial No. 13/442,101; (b) Canadian Patent Application Serial No. 2,637,141(Notice of Allowance received in September 2014); (c) European Patent No. EP 1846005 (granted); (d) Korean Patent Application Serial No. 10-2007- 7018672; (e) Japanese Patent Application Serial No. 2007551439; and (f) Japanese Divisional Patent Application Serial No.2012-204288. Although Urigen is listed as the applicant on the foreign patent filings, a formal assignment has not been executed. Moreover, The University of California, San Diego claims to have ownership rights in these inventions based on Dr. Parsons being an inventor. We are in discussions with the University to resolve this.

•	We have filed PCT Application Serial No. PCT/US2012/023057 entitled “Method for Manufacturing Composition Comprising Local Anesthetic, Heparinoid, and Buffer,” which is directed towards proprietary methods for preparing a composition useful for treatment of a lower urinary tract condition by instilling the composition into the urinary bladder, the composition comprising a mixture comprising a heparinoid, a local anesthetic, and a buffer. This application is the is the basis for a number of national and regional stage applications, including: (a) United States Patent Application Serial No. 13/978,441; (b) Australian Patent Application Serial No. 2012204311; (c) European Patent No. EP 2661271A1; (d) Canadian Patent Application Serial No. 2,823,949 (A1) (e) Mexican Patent Application Serial No. 2013007975 (A); (f) Japanese Patent Application Serial No. 2014501782; (g) Chinese Patent Application Serial No. 103747790; (h) Eurasian Patent Application Serial No. 201391014 ; (i) Singapore Patent Application Serial No. 191889; and (j) Korean Patent Application Serial No. 20140049964. Urigen has an exclusive option agreement with Dr. Parsons to license the rights to these applications through November 29, 2015. Moreover, the University has assured us that it does not claim ownership to this invention.

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•	We have filed PCT Application Serial No. PCT/US2014/013352 “Stable Compositions Comprising Heparinoid, Acute-Acting Anesthetic, and Buffer,” which provides for new methods for preparing compositions wherein the heparinoid and lidocaine are stable for one year. The University has assured us that it does not claim ownership to this invention. We are in the process of obtaining an assignment of this invention from Dr. Parsons.

For our pipeline product, URG501, we have filed patent applications relating to the oral formulation of heparinoids.

•	We have filed a provisional application entitled “Compositions and Methods for Treatment of Diseases and Conditions Employing Oral Administration of Sodium Pentosan Polysulfate and Other Pentosan Polysulfate Salts.” Urigen has an exclusive option agreement to license the rights to this application through December 12, 2016. The University has assured us that it does not claim ownership to this invention.

The patent application process takes several years and entails considerable expense. There is no assurance that additional patents will issue from these applications or, if patents do issue, that the claims allowed will be sufficient to protect our technology. The patent positions of pharmaceutical and biotechnology firms are often uncertain and involve complex legal and factual questions. Furthermore, the breadth of claims allowed in pharmaceutical patents is unpredictable. We cannot be certain that others have not filed patent applications for technology covered by our pending applications or that we were the first to invent or file the technology that is the subject of such patent applications. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to compounds, products or processes that block or compete with ours. We are aware of patent applications filed and patents issued to third parties relating to urological drugs, urological delivery technologies and urological therapeutics, and there can be no assurance that any of those patent applications or patents will not have a material adverse effect on potential products we or our corporate partners are developing or may seek to develop in the future. Further, we have yet to secure our ownership rights in all the technology that covers our product candidates. There can be no guarantee that we will be able to timely secure these rights on acceptable terms, or at all.

Competitive Landscape

Competition in the pharmaceutical industry is intense and is characterized by extensive research efforts and rapid technological progress. Several pharmaceutical companies are also actively engaged in the development of therapies for the treatment of IC/BPS. Such competitors may develop safer, more effective or less costly urological therapeutics. We face competition from such companies, in establishing corporate collaborations with pharmaceutical and biotechnology companies, relationships with academic and research institutions and in negotiating licenses to proprietary technology, including intellectual property.

Many competitors and potential competitors have substantially greater product development capabilities and financial, scientific, manufacturing, managerial and human resources than we do. There is no assurance that research and development by such competitors will not render our potential products and technologies, or the potential products and technologies developed by our corporate partners, obsolete or non-competitive, or that any potential product and technologies developed by us our corporate partners would be preferred to any existing or newly developed products and technologies. In addition, there is no assurance that competitors will not develop safer, more effective or less costly BPS therapies, achieve superior patent protection or obtain regulatory approval or product commercialization earlier than us or our corporate partners, any of which could have a material adverse effect on our business, financial condition or results of operations.

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According to its website, the FDA has approved two drugs, Elmiron® and RIMSO®-50, for the treatment of IC. Several other drugs are approved for the treatment of IC in several international territories, including Europe, but none are FDA approved. None of these drugs are labeled as providing immediate symptom relief. For example, according to the National Institute of Diabetes and Digestive and Kidney Diseases, at three months, the oral drug Elmiron® achieved a therapeutic benefit in only 28% of patients on active drug versus 13% on placebo in its first of two pivotal FDA studies. In its second pivotal FDA study, 50% of patients treated with Elmiron® reported a therapeutic benefit versus 16% for placebo, at three months. The other approved drug for IC, RIMSO®-50 is an intravesical treatment that was not based on double-blind clinical trial results. According to the Interstitial Cystitis Data Base Study Experience published in the year 2000, RIMSO®-50 is widely recognized as ineffective and not included among the top ten most common physician-prescribed treatments for urinary symptoms.`

The Restructuring

As a result of several financing transactions between 2007 and 2013, at the time we entered into the Exchange Agreement in April 2014, Platinum held (i) an aggregate of $1,301,195 principal amount of Existing Notes, of which $911,195 at that time was past due and were in default, (ii) 210 shares of series B preferred stock and 552,941 shares of series C preferred stock, with accrued and unpaid dividends of $347,130 and $91,383, respectively, and (iii) warrants to purchase 6,508 shares of common stock (giving effect to the Reverse Split). Other Lenders held an aggregate of $636,000 principal amount of notes, of which $170,000 was past due and in default; and existing warrants to purchase 1,772 shares of common stock (giving effect to the Reverse Split). The number of warrants held by the Other Lenders included warrants to purchase up to 500 shares of common stock (giving effect to the Reverse Split) issued to Dr. Parsons pursuant to a July 2012 consulting agreement.

As a result of those transactions, we were faced with the following situation: (i) Existing Notes which were overdue and in default, (ii) Existing Notes which were in default for failures to comply with certain covenants, (iii) Existing Notes which were cross-defaulted with other Existing Notes that were in default, (iv) shares of Preferred Stock which continued to accrue dividends which we were unable to pay as required, (v) a large number of shares of common stock outstanding and issuable upon conversion or exercise of convertible or exercisable securities resulting in, among other things, a very low per share stock valuation, and (vi) a lack of available authorized shares of common stock to meet our needs, including additional financing activities.

We believed that in order to achieve any future growth we had to address the claims of Platinum and the Other Lenders. Since July 2013, we had been engaged in extensive discussions with Platinum regarding restructuring of our capitalization and additional financing to re-focus Urigen on its business. We discussed the feasibility of public vs. private financing transactions, the feasibility of obtaining outside financing, bankruptcy options and the terms of the Restructuring. Prior to approving the Restructuring, our board considered various alternatives to a transaction with Platinum but, given the indebtedness owed to Platinum and the Other Lenders, and their ability to exercise remedies that could potentially put us out of business (including the seizure of our assets if their claims were not paid in full), our board concluded that the Restructuring presented the best course of action for us at this time as it would provide the greatest potential value for our stockholders, as well as provide us with the necessary capital to pursue our strategic goals.

The Exchange Agreement

On April 25, 2014, we entered into the Exchange Agreement with Platinum and the Other Lenders. The Other Lenders held an aggregate of $1,937,195 principal amount of Existing Notes. In addition, Platinum was the holder of 210 shares and 552,941 shares, respectively, of our series B and series C convertible preferred stock (the “Preferred Stock”). The purpose of the Exchange Agreement was to allow us to restructure our outstanding debt and capital structure. The closing of the transactions contemplated by the Exchange Agreement was conditioned upon stockholder approval of the Exchange Agreement and other proposals, all of which were approved at our annual meeting of stockholders held on May 27, 2014. The Exchange Agreement provides for, among other things:

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(i)	the forbearance by Platinum and the Other Lenders from exercising their default remedies under the Existing Notes and from the pursuit of the collection of accrued dividends under our Preferred Stock;

(ii)	the waiver of anti-dilution adjustments to outstanding common stock purchase warrants owned by Platinum, the Other Lenders and Dr. Parsons (the “Existing Warrants”) and the reduction in the exercise price per share of the Existing Warrants to $500;

(iii)	the waiver of defaults under the agreements pursuant to which the Existing Notes, the Existing Warrants and the Preferred Stock were issued to Platinum and the Other Lenders;

(iv)	the exchange of the Existing Notes for new secured convertible promissory notes (the “Exchange Notes”) with a principal amount equal to $2,347,052 and a maturity date of June 23, 2017;

(v)	the exchange of the issued and outstanding Preferred Stock for shares of a newly-created series of series D convertible preferred stock (the “Series D Preferred Stock”); and

(vi)	the extension by Platinum to us of a loan in the amount of $3,000,000, which loan is evidenced by a senior secured note due on the earlier of (x) the consummation of the sale by us of equity securities in a registered public offering with gross proceeds to us of not less than $10 million and (y) June 23, 2015 (the “Bridge Note”). The Exchange Notes and the Bridge Note are secured by a lien on all of our assets.

In consideration for the agreement by Platinum and the Other Lenders to the Restructuring, at the closing on June 23, 2014: (i) the per-share exercise price of the Existing Warrants was reduced from $625 to $500; (ii) we issued to Platinum 95.469 shares of Series D Preferred Stock, which are convertible into an aggregate of 95,469 shares of our common stock, which number of shares of common stock, when combined with the shares of common stock issuable upon conversion of the Exchange Notes to be issued to Platinum and upon exercise of the Existing Warrants held by Platinum, is expected to represent approximately 75% of the fully diluted shares of our common stock after giving effect to the Restructuring and before the reservation of shares for issuance under the 2014 Plan; (iii) we issued to the Other Lenders 11,455 shares of our common stock (which number of shares of common stock, when combined with the shares of common stock issuable upon conversion of the Exchange Notes to be issued to the Other Lenders and upon exercise of (x) the Existing Warrants held by the Other Lenders and (y) the warrant issued to Dr. Parsons to purchase up to 654 shares of our common stock, is expected to represent approximately 11% of the fully diluted shares of our common stock after giving effect to the Restructuring and before the reservation of shares for issuance under the 2014 Plan); and (iv) we issued to C. Lowell Parsons, a member of our board of directors, a warrant to purchase up to 654 shares of our common stock, which was issued as consideration for the waiver by Dr. Parsons of certain adjustments that would otherwise be made to the warrants that we previously issued to him pursuant to that certain consulting agreement dated as of July 26, 2012 between Dr. Parsons and us.

The Exchange Notes

Concurrently with the closing, we issued the exchange notes (the “Exchange Notes”) to Platinum and the Other Lenders. The Exchange Notes bear interest at a rate of 10% per annum, and are due and payable on June 23, 2017 unless accelerated as described below. Exchange Notes in the aggregate principal amount of $2,347,052 were issued to Platinum and the Other Lenders at the closing. The Exchange Notes shall be convertible (in whole or in part) into shares of our common stock at any time after the closing date at an initial conversion price of $500 per share (after giving effect to the Reverse Split), which shall be subject to adjustment as set forth in the Exchange Notes.

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The Exchange Notes shall automatically convert into common stock on the date on which either our common stock is registered under Sections 12(b) or 12(g) of the Exchange Act or we are obligated to file periodic reports under Section 15(d) of the Exchange Act. If upon any automatic conversion the holder of an Exchange Note would beneficially own, upon such conversion, when aggregated with all other shares of our common stock beneficially owned by such holder at such time, the number of shares of our common stock that would result in such holder beneficially owning in excess of 9.99% of our common stock outstanding at such time, such holder shall be issued the number of shares of our common stock that would bring such holder’s beneficial ownership of shares of our common stock as close to, but not exceeding, 9.99% on such date, and (ii) shares of Series D Preferred Stock convertible into the number of shares of our common stock equal to the difference between the aggregate number of shares of our common stock to be issued to such holder pursuant to such automatic conversion and the actual number of shares of our common stock issued to such holder.

We may prepay the Exchange Notes, without penalty or premium, at any time and from time to time upon at least twenty (20) days’ prior written notice provided that certain conditions are met, including, without limitation, (i) that our common stock is trading on a national securities exchange or the OTCBB, (ii) that the average daily trading dollar volume of our common stock for each of the three consecutive trading days throughout such period exceeds $50,000 and (iii) that (x) there is an effective registration statement covering the resale of the shares of common stock issuable upon conversion of the Exchange Notes or (y) all of the shares of common stock issuable upon conversion of the Exchange Notes may immediately be sold pursuant to Rule 144 of the Securities Act without volume or manner of sale limitations. Our obligations under the Exchange Notes are secured by substantially all of our assets pursuant to a security agreement.

Payment of our obligations under the Exchange Notes may be accelerated, in general, upon the occurrence of any of the following events:

•	our failure to pay an principal amount, interest or any other sum (including liquidated damages, if any) when due under any transaction document;

•	our failure to observe or perform any other covenant or agreement contained in the Exchange Notes, which failure is not cured, if possible to cure, within five business days after notice of such default is sent to us;

•	our notice to Platinum and the Other Lenders of our inability to comply or our intention not to comply with proper requests for conversion of the Exchange Notes;

•	our failure to deliver within five business days following delivery of any conversion notice the shares of common stock upon conversion of the Exchange Notes or any interest accrued and unpaid;

•	if any material representation or warranty made by us in the Exchange Notes, the Exchange Agreement and/or any other transaction document shall prove to have been false or incorrect or breached in a material respect on the date as of which made;

•	our failure to instruct our transfer agent to remove any legends from shares of common stock eligible to be sold under Rule 144 of the Securities Act;

•	if: (i) any material provision of any transaction document shall at any time for any reason cease to be valid, binding and enforceable against us; (b) the validity, binding effect or enforceability of any transaction document against us shall be contested by us; (c) we shall deny that we have any or further liability or obligation under any transaction document; (d) we or Urigen N.A. shall give notice of its intention to discontinue the guaranty; and/or (e) any transaction document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Platinum or the Other Lenders the benefits purported to be created thereby;

•	we or Urigen N.A. commences any proceeding under any provision of the United States Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, receivership, assignment for the benefit of creditors, formal or informal moratorium, forbearance, composition, extension generally with creditors, or proceedings seeking reorganization, arrangement or other similar relief (an “Insolvency Proceeding”), or an involuntary Insolvency Proceeding is instituted (other than by Platinum or the Other Lenders) against us or Urigen N.A. and continues for thirty (30) days undismissed or undischarged;

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•	one or more final, unappealable orders, judgments or arbitration awards for the payment of money in an aggregate amount in excess of $100,000 or nonmonetary relief or remedy which is reasonably likely to have a material adverse effect, is entered against us, and any such order, judgment or award has not been discharged, bonded in full or stayed in all material respects, or any action shall be legally taken by any judgment creditor to attach or levy upon any or our assets to enforce any such judgment;

•	the occurrence of any event which allows the acceleration of the maturity of any of our indebtedness in excess of $100,000 on an aggregate basis;

•	the occurrence of a Change of Control (as defined in the Exchange Agreement) of our company or Urigen N.A.; or

•	the occurrence of any event of default under the Exchange Agreement, the Bridge Note and/or any other transaction document.

Bridge Note and Amended Note

On June 23, 2014, Platinum provided a bridge financing (“Bridge Note”) of $3,000,000 which matures on the earlier of (i) the consummation of the sale by us of equity securities in a registered public offering, with gross proceeds of not less than $10,000,000, and (ii) the first anniversary of the effective date of this registration statement of which this prospectus is a part. Interest is charged at a rate of 16% per annum, and the notes were secured by substantially all of our assets. The Bridge Note will be senior in priority to the Exchange Notes. At June 30, 2014, the balance outstanding under the Bridge Note was $3,000,000.

On July 1, 2014, we agreed to return $2,000,000 owed under the Bridge Note and to exchange the Bridge Note for an Amended and Restated Promissory Note (“Amended Note”) in the amount of $1,000,000. The Amended Note contains terms whereby we can draw up to $2,000,000 in additional funding with an interest rate of 12% per annum. At February 11, 2015 the Company has drawn $1,500,000 under the terms of the Amended Note.

Security Agreement

Concurrently with the closing, we entered into a security agreement with Platinum, as secured party for itself and the Other Lenders, and Urigen N.A., as guarantor. Pursuant to the security agreement, each of us and Urigen N.A. will unconditionally and irrevocably pledge, grant and hypothecate to Platinum, for the benefit of itself and the Other Lenders, a security interest in and to, a lien upon, and a right of set-off against, all of its respective right, title and interest of whatsoever kind and nature in and to substantially all of its assets, including, without limitation, our intellectual property. The security agreement contains certain representations, warranties and covenants of us and Urigen N.A. that are customary for security agreements of this nature.

The following events shall constitute events of default under the security agreement:

•	the occurrence of an event of default under and as defined in the Exchange Notes or the Bridge Notes;

•	any representation or warranty of our company or Urigen N.A. in the security agreement shall prove to have been incorrect in any material respect when made; and/or

•	the failure by us or Urigen N.A. to observe or perform any of the obligations under the security agreement for five days after delivery to such entity of notice of such failure by or on behalf of Platinum unless such default is capable of cure but cannot be cured within such time frame and we or Urigen N.A., as applicable, is using best efforts to cure the same in a timely fashion.

The occurrence of any of the events of default described above shall give Platinum the right to exercise all of the remedies conferred under the security agreement and the other transaction documents. The security agreement and the security interests created thereby shall terminate on the date on which (x) all payments under the Exchange Notes and the Bridge Note have been indefeasibly paid or otherwise satisfied in full (including by way of conversion with respect to the Exchange Notes), and (y) all other obligations under the Exchange Notes and the Bridge Note have been indefeasibly paid or otherwise satisfied in full.

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Registration Rights Agreement

Concurrently with the closing, we entered into a registration rights agreement with Platinum and the Other Lenders covering any and all shares of common stock now or hereafter owned by Platinum and the Other Lenders or issued or issuable upon conversion or exercise of any securities that are convertible into, or exercisable for, shares of common stock, including, without limitation, the Exchange Notes and the Series D Preferred Stock. The registrable securities held by any holder of registrable securities will cease to be registrable securities when: (i) a registration statement covering such registrable securities has been declared effective by the Commission and such registrable securities have been disposed of pursuant to such registration statement, (ii) (x) the entire amount of the registrable securities held by such holder may be sold in a single sale without any limitation as to volume or manner of sale pursuant to Rule 144 under the Securities Act and (y) such holder owns less than 1% of the outstanding shares of common stock on a fully diluted basis, or (iii) the registrable securities are proposed to be sold or distributed to a person not entitled to the registration rights granted in the Registration Rights Agreement. Under the terms of the Registration Agreement, at any time 90 days after the consummation of this offering, or, if earlier, the registration of our common stock pursuant to Section 12(b) or 12(g) of the Exchange Act, Platinum may make up to five written request to register the registrable securities, and Platinum together with the other holders of registrable shares shall have unlimited piggyback registrations, subject to the limitations on the extent of the number of registrable securities set forth in the registration rights agreement.

If, in connection with any offering of our common stock or our other securities made pursuant to a registration statement, whether or not any registrable securities of any holder of registrable securities are included in such offering, Platinum agrees with us or any underwriter of such offering not to sell, hypothecate, offer for sale or in any way transfer any of our securities held by Platinum for a specified time period not to exceed 180 days following the date of the final prospectus relating to such offering , each holder of registrable securities other than Platinum shall, upon our request promptly execute and deliver a lock up agreement with respect to all of our securities held by such holder of registrable securities in form and substance substantially similar to the Platinum lock-up.

Guaranty by Urigen N.A.

Concurrently with the closing, we entered into a guaranty in favor of Platinum and the Other Lenders, pursuant to which our wholly-owned subsidiary, Urigen N.A., will guaranty our obligations under the Exchange Notes and the Bridge Note. Urigen N.A. further agreed, as the principal obligor and not as a guarantor only, to pay to Platinum and the Other Lenders, on demand, all reasonable costs and expenses (including court costs and reasonable legal expenses) incurred or expended by Platinum or the Other Lenders, as applicable, in connection with enforcement of the Guaranty, together with interest on amounts recoverable under the Guaranty from the time such amounts become due under the Guaranty until payment.

Government Regulation and Product Approval

Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are developing.

FDA Approval Process

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act, or the FDC Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending new drug applications, or NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

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Pharmaceutical product development in the U.S. typically involves preclinical laboratory and animal tests, the submission to the FDA of either a notice of claimed investigational exemption or an investigational new drug application, or IND, which must become effective before clinical testing may commence, and adequate and well- controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.

Preclinical tests include laboratory evaluation of product chemistry, formulation, and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including good laboratory practices. The results of preclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; in compliance with good clinical practice, or GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators, and monitors; as well as (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board, or IRB, for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence on effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance, and optimum dosage, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the U.S. The NDA must include the results of all preclinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial.

Once the submission is accepted for filing, the FDA begins an in-depth review. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. The FDA may refer applications for novel drug products, or drug products which present difficult questions of safety or efficacy, to an advisory committee – typically a panel that includes clinicians and other experts – for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one, or more, clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. FDA will not approve the product unless compliance with current good manufacturing practices, or GMP – a quality system regulating manufacturing – is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

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After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

The Hatch-Waxman Act

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent whose claims cover the applicant’s product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application, or ANDA. An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, pre-clinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug, and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. If the applicant does not challenge the listed patents, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired. The ANDA application also will not be approved until any non-patent exclusivity listed in the Orange Book for the referenced product has expired. Federal law provides a period of five years following approval of a drug containing no previously approved active ingredients during which ANDAs for generic versions of those drugs cannot be submitted, unless the submission contains a Paragraph IV challenge to a listed patent - in which case the submission may be made four years following the original product approval. Federal law provides for a period of three years of exclusivity during which the FDA cannot grant effective approval of an ANDA based on the approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage form, route of administration or combination, or for a new use; the approval of which was required to be supported by new clinical trials conducted by, or for, the applicant.

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Section 505(b)(2) New Drug Applications

Most drug products obtain FDA marketing approval pursuant to an NDA or an ANDA. A third alternative is a special type of NDA, commonly referred to as a Section 505(b)(2) NDA, that enables the applicant to rely, in part, on the FDA’s previous approval of a similar product, or published literature, in support of its application. Our NDA for URG101 will be submitted as a Section 505(b)(2) NDA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. If the 505(b)(2) applicant can establish that reliance on the FDA’s previous approval is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all, or some, of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

Advertising and Promotion

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct- to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet.

Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Adverse Event Reporting and GMP Compliance

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, risk minimization action plans, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality-control, drug manufacture, packaging, and labeling procedures must continue to conform to current good manufacturing practices, or cGMPs, after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

Physician Drug Samples

As part of the sales and marketing process, pharmaceutical companies frequently provide samples of approved drugs to physicians. The Prescription Drug Marketing Act, or the PDMA, imposes requirements and limitations upon the provision of drug samples to physicians, as well as prohibits states from licensing distributors of prescription drugs unless the state licensing program meets certain federal guidelines that include minimum standards for storage, handling, and record keeping. In addition, the PDMA sets forth civil and criminal penalties for violations.

Anti-Kickback andFalse Claims Laws

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain marketing practices in the pharmaceutical industry in recent years. These laws include anti-kickback statutes and false claims statutes. The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce; or in return for; purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid, or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers on the other. Violations of the anti-kickback statute are punishable by imprisonment, criminal fines, civil monetary penalties, and exclusion from participation in federal healthcare programs. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor.

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Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to have a false claim paid. Recently, several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly inflating drug prices they report to pricing services, which in turn were used by the government to set Medicare and Medicaid reimbursement rates, and for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. In addition, certain marketing practices, including off-label promotion, may also violate false claims laws. The majority of states also have statutes or regulations similar to the federal anti-kickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

Foreign Regulatory Issues

Sales of pharmaceutical products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Whether or not FDA approval has been obtained, approval of a product by a comparable regulatory authority of a foreign country must generally be obtained prior to the commencement of marketing in that country. Although the time required to obtain such approval may be longer or shorter than that required for FDA approval, the requirements for FDA approval are among the most detailed in the world and FDA approval generally takes longer than foreign regulatory approvals.

Employees

We currently employ five individuals on a full time basis. Our employees are engaged in product development, marketing, finance and administrative activities, including assessing strategic opportunities. Our employees are not represented by a collective bargaining agreement.

Properties

Our executive offices are located at the Technology Center of New Jersey 675 Highway One B-206 North Brunswick, NJ 08902 where we operate under a one year lease, expiring on November 1,2015. Upon mutual consent, the lease may be renewed for three one year terms. We believe our office space is suitable and adequate for our business. It is our intention to continue to be based in New Jersey for the foreseeable future.

Legal Proceedings

None.

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MANAGEMENT

Set forth below are the name, age and position and a brief account of the business experience of each of our executive officers and directors

Name	Age	Title

Ebrahim (Eboo) Versi, M.D., Ph.D.	62	Chief Executive Officer and Class III Director

Michael Goldberg, M.D.	55	Chairman of the board and Class II Director

Dan Vickery, M.B.A., Ph.D.	51	Executive Designee *

Mark J. Rosenblum	61	Chief Financial Officer

C. Lowell Parsons, M.D.	69	Class I Director

A. Luc Maasdorp	29	Class II Director

Michael Nordlicht	26	Class III Director

*Dr. Vickery is our former chief executive officer and we are in the process of negotiating and finalizing his new employment agreement, which will include his ongoing role, responsibilities and definitive executive position with us.

Ebrahim (Eboo) Versi, MD., PH.D. has served as our Chief Executive Officer and a member of our Board of Directors since February 2015. Dr. Versi is President of Versi Group LLC and Versi Consulting LLC. He previously served as Consultant Chief Medical Officer from 2013 to 2014 for Taris Biomedical, Inc., a company developing a device for delivery of lidocaine to the bladder; Chief Medical Officer from 2007 to 2009 at Mt Cook Pharma, Inc., a company developing drugs for urology, analgesia, Parkinson’s Disease, Depression and Cardio protection; Senior Vice President of Development from 2006 to 2007 at Plethora Solutions Holdings PLC (AIM: PLE) a urology company with development drug products and devices; Vice President of Medical Affairs from 2003 to 2004 at Yamanouchi Pharma America (now Astellas Pharma US, Inc.) a major Japanese pharmaceutical company with a focus on urological products; Director of Urology and Women’s Health from 1999 to 2003 at Pharmacia which became Pfizer, he worked on raising awareness of bladder problems by changing the focus from urinary incontinence to overactive bladder (OAB). Dr. Versi has been worked as the medical lead on the development of numerous OAB drugs, such as Detrol, Vesicare, Sanctura. He was actively involved in several academic institutions, he is a member of the Royal College of Obstetricians and Gynaecologists, he was Chairman of the Research Committee of the American Urogynecologic Society, Chairman of the Socio-economic Committee of the International Consultation on Incontinence, on the expert advisory panel in Urogynecology for International Federation of Gynecology and Obstetrics and a member of ad hoc committees for National Institutes of Health. Dr. Versi received his bachelor’s degree and doctorate in reproductive physiology from the Oxford University in England and his medical degree from the Cambridge University in England. We believe that his extensive experience in urological care and his pharmaceutical development experience make him a qualified member of our Board of Directors.

Dan Vickery, M.B.A., Ph.D. has served as our Chief Executive Officer from August 2014, a member of our Board of Directors from January 2010, and Chairman of the Board from April 2011. He is not currently on the board, but shall remain as an executive of the Company in a role to be determined. Dr. Vickery established BioEnsemble, Ltd., a pharmaceutical business development and strategy consulting firm, and currently serves as the President of that entity. Dr. Vickery’s experience includes senior corporate business and commercial development positions at Mylan Pharmaceuticals, Inc., and Pharmacia, Inc., and senior regulatory affairs positions at Kabi Pharmacia, Inc., and Warner-Lambert Inc. Dr. Vickery is an advisory board member of the Center for Molecular Medicine and Therapeutics, and on the Board of the Interstitial Cystitis Association. Dr. Vickery holds B.Sc. and Ph.D. degrees from the University of British Columbia, and earned an M.B.A. degree from the Richard Ivey School of Business, University of Western Ontario.

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Mark J. Rosenblum, MAcc. Effective as of August 15, 2014, Mr. Rosenblum joined our company as our Chief Financial Officer, following a one month consulting agreement beginning on July 15, 2014. From January ,2010 through March 2014 Mr. Rosenblum was the Chief Financial Officer, Senior Vice President and Secretary of Advaxis, Inc., a publically traded clinical development stage biotechnology company focused on the discovery, development and commercialization of Lm-LLO immunotherapies to treat cancers and infectious diseases. From April 2005 until January 2010 Mr. Rosenblum was the Chief Financial Officer of Hemobiotech, Inc., a public company primarily engaged in the commercialization of human blood substitute technology. From August 1985 through June 2003, Mr. Rosenblum was employed by Wellman, Inc., a public chemical manufacturing company. Between 1996 and 2003, Mr. Rosenblum was the Chief Accounting Officer, Vice President and Controller at Wellman, Inc. Mr. Rosenblum holds both a Masters in Accountancy and a B.S. degree (Accounting) from the University of South Carolina. Mr. Rosenblum is a past member of the American Institute of Certified Public Accountants and the South Carolina Association of Certified Public Accountants.

C. Lowell Parsons, M.D. currently serves as a member of our Board of Directors. Dr. Parsons is a leader in medical research into the causes and treatment of interstitial cystitis, which is a BPS with typical cystoscopic and/or histological features in the absence of infection or other pathology, and has published over 200 scientific articles and book chapters in this area describing his work. Dr. Parsons received his M.D. degree from the Yale University School of Medicine in New Haven, CT, in 1970. After completing his medical internship at Yale in 1971, Dr. Parsons spent two years as a staff associate in the Laboratory of Microbiology at the National Institutes of Health in Bethesda, Maryland. He then completed his urology residency training at the Hospital of the University of Pennsylvania in Philadelphia, Pennsylvania, in 1977. Dr. Parsons joined the Division of Urology faculty at the University of California, San Diego, or UCSD, in 1977 as assistant professor. He served as Chief of Urology at the UCSD-affiliated Veterans Affairs Medical Center in La Jolla from 1977 to 1985. Since 1988, he has been Professor of Surgery/Urology at UCSD. The board concluded that Dr. Parsons is qualified to serve as a Director because of his extensive knowledge and experience related to the treatment of disease interstitial cystitis (IC) which is the target of our main product, URG 101, of which Dr. Parsons is the inventor. Dr. Parson’s work in the area of IC resulted in the discovery of the drug Elmiron for the treatment of IC, which Dr. Parson was instrumental in bringing to market in the United States and is the only orally approved medication for IC. We believe that his leadership in urology and his research record in developing new medicines makes him a qualified member of our Board of Directors.

A. Luc Maasdorp, M.B.A. currently serves as Vice President of our company and as a member of our Board of Directors. From 2010 to 2013 Mr. Maasdorp Senior Associate at Pacific Strategy Partners (“PSP”), Australia’s leading independent strategy consulting firm based in in Sydney, Australia, prior to its acquisition by Deloitte. At PSP, he advised leading global and Australian- based private equity firms, performing commercial due diligence on a range of acquisition targets. Selected engagements include the M&A transactions for several major Australian healthcare assets with a total enterprise value in excess of $3 billion. Prior to this, Mr. Maasdorp was an Associate at Platinum-Montaur Life Sciences, LLC. He received his BSc in Business Administration from the University of Tulsa, Oklahoma, and an M.B.A. from Dartmouth’s Tuck School of Business, where he graduated as an Edward Tuck Scholar. We believe that his early involvement in the company and his healthcare transactional experience makes him a qualified member of our Board of Directors.

Michael M. Goldberg, M.D. currently serves as Chairman of our Board of Directors, since February, 2015, and most recently served as director since June 2014 Dr. Goldberg previously served as a director from June 11, 2009 through August 31, 2010. Mr. Goldberg is managing partner of Montaur Capital Partners, an investment firm, a position he has held since January 2007. From August 1990 to January 2007, Dr. Goldberg was chairman and chief executive officer of Emisphere Technologies, Inc., a biopharmaceutical company. Prior to this, Dr. Goldberg was a vice president for The First Boston Corporation, where he was a founding member of the Healthcare Banking Group. He received a B.S. from Rensselaer Polytechnic Institute, an M.D. from Albany Medical College of Union University and an M.B.A. from Columbia University Graduate School of Business. Dr. Goldberg also serves on the board of directors of Navidea Biopharmaceuticals, Inc. and Echo Therapeutics, Inc. We believe that his extensive pharmaceutical executive experience including Chairmanship of a publically listed pharmaceutical company makes him a qualified Chairman of our Board of Directors.

Michael J. Nordlicht, J.D. currently serves as a member of our Board of Directors. Mr. Nordlicht is currently General Counsel of Agera Energy LLC, a retail energy company, a position he has held since July 2014. From October 2013 to August 2014, Mr. Nordlicht was an analyst at Platinum Partners, an investment firm. Prior to this, Mr. Nordlicht was an associate attorney for the Maryland Office of the Attorney General in the Department of Public Safety and Correction Services. He received a B.A. from Yeshiva University and a J.D. from Georgetown University Law Center. Mr. Nordlicht is currently licensed to practice law in Maryland. We believe that his legal experience makes him a qualified member of our Board of Directors.

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CORPORATE GOVERNANCE

Classified Board of Directors

Our Amended and Restated Certificate of Incorporation and Amended By-laws provides that following the consummation of an initial public offering, the directors shall be divided into three classes (to be designated as Class I, Class II and Class III, respectively) as nearly equal in number as the then total number of directors permits, with the terms of office of one class expiring each year. As a result, we have classified our initial board members into three classes. Each class will serve a three year term; however for this initial board members the term for the Class I directors will renew in 2016, Class II in 2017 and Class II in 2018.

In connection with this offering, we will apply to list our shares of common stock on the Nasdaq Capital Market. Under The Nasdaq Marketplace Rules we are required to comply with certain corporate governance standards at the time of listing, which include (i) having a majority of independent directors on our board; and (ii) establishing an audit committee in compliance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), a compensation committee and a nominating and governance committee comprised of independent directors. We have not yet established the committees, but when established each of the committees shall adopt charters containing detailed descriptions of the committees’ duties and responsibilities. Under Nasdaq Marketplace Rule 5615(b)(1) a company listing in connection with its initial public offering is permitted to phase in its compliance with the independent committee requirements, the committee composition requirements and the majority independent board requirement. We intend to rely on the phase-in schedules set forth in Nasdaq Marketplace Rule 5615(b)(1).

The audit committee shall assist the board by overseeing the performance of the independent auditors and the quality and integrity of our internal accounting, auditing and financial reporting practices. The audit committee is responsible for retaining (subject to stockholder ratification) and, as necessary, terminating, the independent auditors, annually reviews the qualifications, performance and independence of the independent auditors and the audit plan, fees and audit results, and pre- approves audit and non-audit services to be performed by the auditors and related fees.

The compensation committee shall make recommendations to the board concerning salaries and incentive compensation for our officers, including our principal executive officer, and employees and administers our stock option plans.

The nominating and corporate governance committee shall assist the board in identifying qualified individuals to become board members, in determining the composition of the board and in monitoring the process to assess board effectiveness.

Code of Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all our directors, officers and employees. Our Code of Business Conduct and Ethics is posted on our website www.urigen.com. We will also provide a copy of our Code of Business Conduct and Ethics to any person without charge upon request made in writing to our company, Attention: Michael Goldberg, M.D., Chairman of the Board, 675 Highway One B-206 North Brunswick, NJ 08902.

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EXECUTIVE COMPENSATION

Dan Vickery, M.B.A., Ph.D., was our Chief Executive Officer, Chairman and Secretary at the end of the fiscal year ended June 30, 2014. Pursuant to the terms of a consulting agreement, Dr. Vickery also provided management consulting services during the fiscal years ended June 30, 2014 and June 30, 2013. The following table sets forth all annualized compensation paid to Dr. Vickery during such fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total($)
(a)	(b)	(c)	(e)	(f)	(i)	(j)

Dan Vickery, M.B.A., Ph.D.	2014	$242,000		—	$33,000	$275,000
Former Chief Executive Officer, Chairman and Secretary	2013	$149,500	—	—	$27,000	$176,502

(1)	During the fiscal years ended June 30, 2014 and 2013, $155,000 and $115,000 was earned in cash and $87,000 and $34,500 was earned in common stock, respectively. All amounts exclude expense reimbursements. Shares were valued at $150 during the fiscal year ended June 30, 2013. The weighted average share price for 2014 was $221.37. Such amounts were paid to BioEnsemble, Ltd. Pursuant to the consulting agreement that we entered into with BioEnsemble, Ltd. on December 2, 2010, which consulting agreement is described under “Employment/Consulting Agreements” below. Additionally, Dr. Vickery earned fees for being a member of our board of directors.

Employment/Consulting Agreements

Ebrahim (Eboo) Versi, MD, Ph.D.

On February 6, 2014, Dr. Ebrahim Versi was appointed our full time chief executive officer. Under the terms of our agreement with Dr. Versi, his appointment is for an initial term of one year at an annual base salary of $280,000, subject to an increase of up to $360,000 annually upon a successful public offering of our common stock of at least $15,000,000 (a “Qualified Offering”). Dr. Versi is also entitled to an annual bonus payment in a target amount equal to 50% of his prevailing annual base salary, the final and absolute value of which is subject to Dr. Versi’s successful performance of his duties as CEO as determined by the board; and a severance payment in an amount equal to the sum of his base salary and benefits for each month he has served as CEO, up to a maximum of 36 months, provided that Dr. Versi’s termination is not for cause. Under the terms of the employment agreement, Dr. Versi was also issued 2,000 restricted shares of common stock (the “Restricted Shares”) under the 2014 Plan. Under the terms of the 2014 Plan, the Restricted Shares subject to this grant shall become unrestricted and vested as follows: (a) 50% upon the consummation of a Qualified Offering and (b) 50% upon the one year anniversary of the consummation of the Qualified Offering; provided that all of the Restricted Shares subject to this grant which have not yet become unrestricted and vested shall become vested and unrestricted upon the consummation of a sale of our company.

Dan Vickery, M.B.A., Ph.D.

On September 1, 2014, Dr. Dan Vickery was appointed our full time chief executive officer. Under the terms of our agreement with Dr. Vickery, his appointment is for an initial term of three years at an annual base salary of $250,000, subject to an increase to $295,000 annually upon a successful public offering of our common stock of at least $15,000,000 (a “Qualified Offering”). Dr. Vickery is also entitled to an annual bonus payment in a target amount equal to 50% of his prevailing annual base salary, the final and absolute value of which is subject to Dr. Vickery’s successful performance of his duties as CEO as determined by the board; and a severance payment in an amount equal to 12 month’s base salary and benefits, provided that Dr. Vickery’s termination is not for cause. Under the terms of the employment agreement, Dr. Vickery was also issued 2,000 restricted shares of common stock (the “Restricted Shares”) under the 2014 Plan. Under the terms of the 2014 Plan, the Restricted Shares subject to this grant shall become unrestricted and vested as follows: (a) 50% upon the consummation of a Qualified Offering and (b) 50% upon the one year anniversary of the consummation of the Qualified Offering; provided that all of the Restricted Shares subject to this grant which have not yet become unrestricted and vested shall become vested and unrestricted upon the consummation of a sale of our company. Effective as of February 6, 2015, Dr. Vickery no longer serves as our Chief Executive Officer. We are in the process of negotiating and finalizing Dr. Vickery’s employment agreement, including his ongoing role, responsibilities and definitive executive position with us.

Mark Rosenblum, MAcc.

On September 1, 2014, Mr. Mark Rosenblum was appointed full time chief financial officer of our company. Under the terms of our agreement with Mr. Rosenblum, his appointment is for an initial term of three years at an annual base salary of $235,000, subject to an increase to $275,000 annually upon a successful public offering of our common stock of at least $15,000,000 (a “Qualified Offering”). Mr. Rosenblum is also entitled to receive an annual bonus payment in a target amount equal to 50% of his prevailing annual base salary, the final and absolute value of which is subject to Mr. Rosenblum’s successful performance of his duties as CFO as determined by the board; and a severance payment in an amount from one (1) to twelve (12) month’s base salary and benefits depending on his length of service, provided that Mr. Rosenblum’s termination is not for cause. Under the terms of the employment agreement, Mr. Rosenblum’s employment agreement, he is also eligible for a one-time incentive payment of $120,000 upon a Qualified Offering. Further to his employment agreement, Mr. Rosenblum was also issued 1,500 restricted shares of our common stock (the “Restricted Shares”) under the 2014 Plan. Under the terms of the 2014 Plan, the Restricted Shares subject to this grant shall become unrestricted and vested as follows: (a) 50% upon the consummation of a Qualified Offering and (b) 50% upon the one year anniversary of the consummation of the Qualified Offering; provided that all of the Restricted Shares subject to this grant which have not yet become unrestricted and vested shall become vested and unrestricted upon the consummation of a sale of our company.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Employee Benefits Plans

The 2014 Plan was adopted and approved by the our stockholders at an annual meeting held on May 27, 2014. The purpose of the 2014 Plan is to further and promote the interests of our company and our stockholders by enabling our company to attract, retain and motivate employees, directors and consultants or those who will become employees, directors and consultants of our company and/or our subsidiaries, and to align the interests of those individuals and our stockholders. To accomplish these goals, the 2014 Plan offers performance-based incentive awards and equity-based opportunities providing employees, directors and consultants with a proprietary interest in maximizing the growth, profitability and overall success of our company and/or its subsidiaries.

The maximum number of shares of our common stock as to which awards may be granted under the 2014 Plan may not exceed 30,000 shares. In the case of any individual participant, the maximum amount payable in respect of awards subject to performance criteria in any calendar year may not exceed 15,000 shares of common stock. Awards under the 2014 Plan may consist of stock options, stock appreciation rights (“SARs”), restricted shares or performance unit awards. The limits on the number of shares described in this paragraph and the number of shares subject to any award under the 2014 Plan are subject to proportional adjustment as determined by our board, to reflect certain stock changes, such as stock dividends and stock splits (see “Recapitalization Adjustments” below).

If any awards under the 2014 Plan expire or terminate unexercised, the shares of common stock allocable to the unexercised or terminated portion of such award shall again be available for award under the 2014 Plan.

There were no outstanding equity awards at June 30, 2014. We currently have 14,500 restricted stock awards outstanding. Vesting in these RSA’s is contingent upon certain milestones as defined in the applicable RSA. Currently, no RSA’s have vested.

Director Compensation

The information provided in the table below concerns the compensation for all directors during the fiscal year ended June 30, 2014.

Name and Principal Position	Board Fees ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
(a)	(d)	(e)	(f)	(i)	(j)

C. Lowell Parsons, M.D.,	$23,000	—	—	—	$23,000
Director		—	—	—
Michael M. Goldberg, M.D., M.B.A., Director	$2,250	—	—	—	$2,250
Dan Vickery, Ph.D., M.B.A., Former Director	$33,000	—	—	—	$33,000

Each of our outside directors is entitled to receive an annual retainer of $15,000 and a fee of $1,000 each meeting. The Chairman of the board is entitled to receive an additional annual retainer of $10,000. The members of the board are also eligible for reimbursement for expenses incurred in connection with attendance at board and committee meetings. These fees have not been paid, but have been accrued, since 2008.

Dr. Goldberg was appointed as a director in June 2014 and was elected to be Chairman of the board in February 2015.

Dr. Vickery was Chairman of the board for the fiscal year ended June 30, 2014. He no longer holds this position or serves as a member of the board beginning February 2015.

We have approved a compensation structure for members of our audit committee, compensation committee, and nominating and governance committee, but, as noted under “Committees of the Board of Directors” above, we have not appointed any members to serve on such committees, and thus we have not paid, and currently have no obligation to pay, any persons for services rendered as members of such committees.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the debt , equity, and warrant transactions between us and Platinum, Dr. Parsons and Dan Vickery disclosed elsewhere in this prospectus, we had the following related party transactions:

1.	Platinum

We entered into various transactions with Platinum-Montaur Life Sciences, LLC, a principal stockholder of us, including several financing transactions between 2007 and 2013 and the transactions in connection with the Restructuring in 2014, all of which are described in detail under “Business.”

2.	BioEnsemble, Ltd.

On December 2, 2010, we entered into a consulting agreement with BioEnsemble, Ltd. (“BEL”), which was subsequently amended, pursuant to which BEL provides business development and general management services to us. During 2014 and 2013, the agreement provides for compensation payable in cash and in shares of common stock. Pursuant to the agreement, during the year ended June 30, 2013, we paid consulting fees of $149,500, of which $34,500 was due in stock. In connection with the consulting agreement, during the year ended June 30, 2013, 150 shares of common stock were issued to Dan Vickery with a value of $26,666. During the year ended June 30, 2014, consulting fees were $242,000, of which approximately $87,000 was due in stock. In connection with the consulting agreement, during the year ended June 30, 2014, 393 shares of common stock were issued to Dan Vickery. As of February 3, 2015, all amounts due in cash and stock were paid to BEL. Dr. Vickery was our Chief Executive Officer and Secretary from August 2014 through February 6, 2015 and a member of our board from January 2010 through February 9, 2015.

3.	Dr. Parsons

On July 26, 2012, our board of directors approved our entry into a consulting agreement with Dr. Parsons pursuant to which Dr. Parsons had been providing certain clinical and other development services to us, including clinical design, regulatory interactions, and formulation development as requested by the board from time to time since March 15, 2011. The consulting agreement allocated compensation to Dr. Parsons of up to 500 five year warrants to purchase shares of common stock at an exercise price of $500 per share, subject to adjustment as set forth in the warrant agreement. Dr. Parsons was granted these 500 warrants during the term of the agreement which expired on its terms on March 15, 2014.

On November 29, 2012, we entered into a three year option agreement with Dr. Parsons. The option agreement gives us the exclusive right to acquire and/or license certain intellectual property related to URG101 owned by Dr. Parsons. We paid $2,400 upon execution of the option agreement. In addition, we are obligated to pay all future costs incurred in connection with the licensed technology. If we exercise our option, we will pay Dr. Parsons an additional $10,000 for prior costs incurred. Upon exercise, the parties will negotiate the terms of the license agreement, which shall provide for a royalty not to exceed 1.5% of net sales derived from the licensed technology. We have not yet exercised our option under the agreement.

On December 12, 2013, we entered into a three year option agreement with Dr. Parsons and Dr. Michael Goldberg. The option agreement gives us the exclusive right to acquire and/or license certain intellectual property rights related to a new product jointly owned by Dr. Parsons and Dr. Goldberg. An aggregate of $25,000 was due to third party attorneys upon execution of the option agreement for outstanding legal costs, and an aggregate of $10,000 was due to Dr. Parsons for prior costs incurred (paid in January 2014). In addition, we are obligated to pay all future costs incurred in connection with the licensed technology upon exercise of the option. Upon exercise, a $50,000 upfront licensing fee will be due, and the parties will negotiate the terms of the license agreement, which shall provide for a royalty not to exceed 5% of net sales derived from the licensed technology. As of February 3, 2015, we have not yet exercised our option under the agreement.

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4.	Settlements with Former Employees

On May 22, 2012, our former chief financial officer, Martin E. Shmagin, filed suit against us alleging breach of contract and breach of fiduciary duty. The breach of contract claim alleged we breached the terms of an employment agreement between Mr. Shmagin and us by failing to pay salary, severance and other due benefits. Mr. Shmagin demanded back wages and additional payments totaling $941,680 plus pre-judgment interest. On October 11, 2012, we filed a cross complaint asserting claims for fraud, breach of duty, rescission of contract, unfair business practice, specific return of property, accounting and declaratory relief. We requested special, general and punitive damages, attorney’s fees and costs, rescission the former CFO’s employment agreement, injunctive relief, and a forfeiture of all rights to compensation. The dispute between the parties was resolved on September 11, 2013 and a settlement agreement was entered into that provided for the payment of $580,000 plus certain non-financial terms. $50,000 was payable during the year ended June 30, 2014, with minimum payments of $20,000 per year due thereafter until fully paid. The agreement provides for accelerated payments if our revenues exceed certain minimums.

On December 10, 2012, Mr. Garner resigned as a director and entered into an amendment to his employment agreement dated August 6, 2008 with us. The agreement provided for the payment of $950,000 for the back wages, one year’s severance and expenses incurred by Mr. Garner in the performance of his services as our chief executive officer. It was subsequently determined that as CEO, Mr. Garner left the company effective September 5, 2010 and Mr. Garner entered into a subsequent agreement on January 24, 2013 that provided for a reduced amount due of $565,492, which was reduced by an advance payment of $14,700. During the year ended June 30, 2013, $20,000 was paid up front with the remaining amount due in minimum quarterly payments of $4,500 thereafter until fully paid. The unpaid balance bears interest at 2% simple interest.

As of June 30, 2014 and 2013, we owed these two former employees the aggregated amount of approximately $1,038,300 and $1,106,300, respectively.

As of September 30, 2014 and 2013 we owed these two former employees the aggregate amount of approximately $1,028,800 and $1,071,800 respectively.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 9, 2015, the number of shares of our common stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of our common stock; (ii) each director; (iii) each of the named executive officers in the Summary Compensation Table; and (iv) all directors and executive officers as a group. As of January 31, 2015 we had 30,330 shares of common stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

	Shares of Common Stock Beneficially Owned (on a fully-diluted basis)
Name and Address of Owner (1)	Number	Percent (%)

Officers and Directors
Ebrahim Versi (2)	2,000	*
Dr. Dan Vickery (3)	6,652	4.2%
C. Lowell Parsons, M.D.(4)	11,866	7.4%
Michael Nordlicht	-	-
A. Luc Maasdorp (6)	500	*
Dr. Michael Goldberg	-	-
Mark J. Rosenblum (7)	1,500	1%
All Directors, and Officers as a Group (six (6) Persons)	20,518	12.9%
5% Stockholders
Platinum-Montaur Life Sciences, LLC (5)	105,421	64.6%

* Less than 1%.

(1)	Unless otherwise indicated, the address of such individual is c/o Urigen Pharmaceuticals, Inc., 675 Highway One B-206 North Brunswick, NJ 08902.

(2)	Includes a Restricted Stock Award (RSA) for 2,000 shares which vest on a milestone basis as described in the award grant. None of the RSA’s have vested as of February 9, 2015.

(3)

Includes: (A) 1,182 shares held or issuable by Bio Ensemble Ltd. of which Dr. Vickery holds voting and dispositive power .plus 731 shares held by Dr. Vickery; (B) 150 shares issuable upon exercise of a warrants dated March 8, 2010, November 1, 2011 and October 3, 2013; (C) 89 shares issuable upon conversion of convertible promissory notes originally dated November 1, 2011 and October 3, 2013 in the aggregate principal amount of $44,959, including accrued and unpaid interest through January 31, 2015, at a per share conversion price of $500.00 (“Exchange Notes”). Dr. Vickery also holds a Restricted Stock Award (RSAs) for 4.500 shares which vest on a milestone basis as described in the award grant. None of the RSAs have vested as of February 9, 2015. Dr. Vickery is our former chief executive officer and we are in the process of negotiating and finalizing his new employment agreement, which will include his ongoing role, responsibilities and definitive executive position with us.

(4)	Includes: (A) 4,935 shares held by Dr. Parsons, (B) 422 shares issuable upon conversion of convertible promissory notes originally dated November 1, 2011 and July 3, 2013 in the aggregate principal amount of $211,340, including accrued and unpaid interest through January 31, 2015, at a per share conversion price of $500 (“Exchange Notes”); (B) 1,509 shares issuable upon exercise of a warrant dated November 1, 2011, July 26, 2012, July 3, 2013 and March 13, 2014. Dr. Parsons also holds a Restricted Stock Award (RSAs) for 5,000 shares which vest on a milestone basis as described in the award grant. None of the RSAs have vested as of February 9, 2015.

(5)	Includes: (A) 95.469 shares of Series D Preferred Stock convertible at a ratio of 1,000 shares of common stock for each preferred share, (B) 3,444 shares issuable upon conversion of convertible promissory notes in the aggregate principal amount of $1,723,118, including accrued and unpaid interest through January 31, 2015, at a conversion price of $500 (“Exchange Notes”); (C) 6,508 shares of issuable upon exercise of warrants.

(6)	Includes a Restricted Stock Award ( RSAs) for 500 shares which vest on a milestone basis as described in the award grant. None of the RSAs have vested as of February 9, 2015.

(7)	Includes a Restricted Stock Award (RSAs) for 1.500 shares which vest on a milestone basis as described in the award grant. None of the RSAs have vested as of February 9, 2015.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our amended and restated certificate of incorporation and amended and restated bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, all of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and to the provisions of the DGCL.

Common Stock

Our amended and restated certificate of incorporation authorizes the issuance of up to 20,000,000 shares of common stock, par value $0.001 per share. As of February 11, 2015, there were 30,330 shares of common stock outstanding, as well as 122,910 shares of common stock reserved for issuance upon the conversion in full of our Exchange Notes, Series D Preferred Stock and warrants.

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders. Our amended and restated by-laws provide for a classified board of directors, but neither our amended and restated certificate of incorporation or our amended and restated bylaws provide for cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that are outstanding or that we may designate and issue in the future. All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share. On June 23, 2014, all series B and C preferred stock and accumulated dividends were exchanged for shares of Series D Preferred Stock (see “The Restructuring”.) Such exchange was accounted for as an extinguishment of Series B and C preferred stock (see also “Management’s Discussion and Analysis of Financial Condition and Results of Operations”).

As of January 31, 2015, 95.469 shares of Series D Convertible Preferred Stock are currently outstanding. Our board of directors is authorized to provide by resolution for the issuance of preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control.

Options

As of February 9, 2015, we had no outstanding options to purchase shares of our common stock.

Restricted Stock Awards

As of February 9, 2015, we had outstanding unvested restricted stock awards representing 14,500 shares of our common stock.

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Warrants

Exercisability. The warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise. In the event that a registration statement covering shares of common stock underlying the warrants, or an exemption from registration, is not available for the resale of such shares of common stock underlying the warrants, the holder may, in tis sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common stock underlying the warrants.

Exercise Price. The initial exercise price per share of common stock purchasable upon exercise of the warrants is stated in each warrant document. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Certain Adjustments. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.

Transferability. Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Fundamental Transaction. If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) we effect any reclassification or recapitalization of our shares of common stock or any compulsory share exchange pursuant to which our shares of common stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock, each a “Fundamental Transaction,” then upon any subsequent exercise of the warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

67

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Governing Documents with Anti-Takeover Effects

Certain provisions of our Bylaws, which are discussed below could discourage or make it more difficult to accomplish a proxy contest, change in our management or the acquisition of control by a holder of a substantial amount of our voting stock.

Our By-laws provide that our Board shall be classified into three classes. Each director shall hold office for a three-year term, or until the next annual meeting of stockholders at which his or her successor is elected and qualified.

Our By-laws provide that the removal of a director from the Board without cause, must be by affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the voting stock.

Delaware Anti-Takeover Law

We will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers upon consummation of this offering. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the DGCL; provided, however that we may modify the extent of such indemnification by individual contracts with our directors and officers. We currently have directors’ and officers’ liability insurance coverage and will continue to afford such coverage to our directors and officers.

Listing

We will apply to list our common stock on the Nasdaq Capital Market under the symbol “      ”.

Our Transfer Agent

The transfer agent for our common stock is Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering shares of our common stock. The material terms and provisions of our common stock and each other class of our securities, which may qualify or limit our common stock are described under the caption “Description of Capital Stock” in this prospectus

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the completion of this offering, we will have outstanding [*] shares of common stock. The amount of shares outstanding upon completion of this offering assumes no exercise of the underwriters’ option to purchase additional shares. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

In addition to the 30,330 shares of common stock outstanding at January 31, 2015, upon the completion of this offering, we will have outstanding:

•	up to 4,973 shares of common stock issuable upon conversion of the Senior Convertible Promissory Note;

•	up to 95,469 shares of common stock upon the conversion of Series D Preferred Stock outstanding;

•	up to 9,968 shares of common stock upon the exercise of warrants outstanding;

•	up to 14,500 shares of common stock upon vesting of restricted stock awards (“RSAs”) granted; and

•	In addition, we may issue up to an additional [*] shares of common stock upon exercise of the underwriters’ option to purchase additional shares to cover over-allotments made in connection with this offering.

Lock-Up

We and our executive officers and directors have agreed with the underwriters not to offer, sell, dispose of or hedge any shares of our common stock, subject to specified limited exceptions and extensions described elsewhere in this prospectus, during the period continuing through the date that is [*] months (subject to extension) after the date of this prospectus, except with the prior written consent of _____________, on behalf of the underwriters.

_____________, in its sole discretion on behalf of the underwriters, may release any of the securities subject to these lock-up agreements at any time without notice. There are no existing agreements between the underwriters and any person who will execute a lock-up agreement in connection with this offering, providing consent to the sale of shares prior to the expiration of the lock-up period. The lock-up period may be extended in the circumstances described under “Underwriting.”

Rule 144

Shares of common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, as well as shares held by our current stockholders, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after our Form S-1 Registration Statement becomes effective, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

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UNDERWRITING

We have entered into an underwriting agreement with. Subject to the terms and conditions of the underwriting agreement, the underwriters named below has agreed to purchase, and we have agreed to sell to them, the number of shares of our common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Shares

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, if any such shares are taken. However, the underwriters are not required to take or pay for the shares of common stock covered by the underwriters’ over-allotment option described below.

Over-Allotment Option

We have granted an option to the underwriters to purchase up to [*]% of the total number of shares of common stock at the public offering price per share, less the underwriting discount, set forth on the cover page of this prospectus. This option is exercisable during the [*]-day period after the date of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with this offering.

Discounts, Commissions and Expenses

The representative has advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers, who may include the underwriters, at that public offering price less a concession of up to $[*] per share. After the offering to the public, the offering price and other selling terms may be changed by the representative.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Lock Up Agreements

We, our officers, directors and certain of our stockholders have agreed, subject to limited exceptions, for a period of [*] months after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the underwriters. This [*] month period may be extended if (1) during the last 17 days of the [*] month period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the [*] month period, we announce that we will release earnings results during the 16-day period beginning on the last day of the [*] month period, then the period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. If after any announcement described in clause (2) of the preceding sentence, we announce that we will not release earnings results during the 16-day period, the lock-up period shall expire the later of the expiration of the [*]month period and the end of any extension of such period made pursuant to clause (1) of the preceding sentence. The underwriters may, in their sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

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Determination of Offering Price

Prior to this offering, there is no a public market for our securities in the United States. The public offering price for our common stock will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. We offer no assurances that the initial public offering price will correspond to the price at which our securities will trade in the public market subsequent to this offering or that an active trading market for our securities will develop and continue after this offering.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which it may purchase such securities through the over-allotment option. If the underwriters sell more securities than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when a security originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or warrants or preventing or retarding a decline

Other

From time to time, certain of the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby has been passed upon for us by Loeb & Loeb LLP, New York, New York. [_______] is acting as counsel for the underwriters in this offering.

71

EXPERTS

The consolidated balance sheets of Urigen Pharmaceuticals, Inc. and Subsidiaries (the "Company") as of June 30, 2014 and 2013, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the two-year period ended June 30, 2014, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein, which report contains an explanatory paragraph that states that the Company has incurred recurring losses from operations, negative cash flows from operations and events of default under debt agreements.  Such matters raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Such financial statements have been incorporated herein in reliance on the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the common stock offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We will be subject to the reporting and information requirements of the Exchange Act and, as a result, will file periodic and current reports, proxy statements and other information with the SEC. We expect to make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above.

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Urigen Pharmaceuticals, Inc.
Financial Statements

F-1

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30,	June 30,
	2014	2014
	(Unaudited)
ASSETS
Current assets:
Cash	$483,939	$2,681,230
Accounts receivable, net	111,088	133,807
Prepaid expenses and other assets	280,187	180,596

Total current assets	875,214	2,995,633

Intangible assets, net	102,594	105,076

Total assets	$977,808	$3,100,709

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Notes payable - related party	$1,531,373	$3,031,374
Notes payable - other	176,000	176,000
Accounts payable	784,898	762,432
Accrued expenses	2,367,517	2,277,448
Settlement with former employees	38,000	38,000
Derivative liability - warrants	1,310,730	1,414,510
Derivative liability - conversion feature	654,889	814,395

Total current liabilities	6,863,407	8,514,159

Note payable - related party, net of current marurities	1,864,442	1,864,442
Note payable - other, net of current maturities	482,608	482,608
Settlement with former employees, net of current portion	990,792	1,000,292

Total long term liabilities	3,337,842	3,347,342

Commitments and contingencies

Stockholders' deficit:
Series D convertible preferred stock, par value $0.001, 250 shares authorized, 95.469 issued and outstanding at September 30, 2014 and June 30, 2014, respectively	21,904,408	21,904,408
Common stock, par value $0.001, 20,000,000 shares authorized, 30,048 and 30,053 shares issued and outstanding at September 30, 2014 and June 30, 2014, respectively	29	29
Common stock issuable	70,000	45,000
Accumulated deficit	(31,197,878)	(30,710,229)

Total stockholders' deficit	(9,223,441)	(8,760,792)

Total liabilities and stockholders' deficit	$977,808	$3,100,709

See accompanying notes to consolidated financial statements

F-2

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended
	September 30, 2014	September 30, 2013

Revenue	$169,277	$173,646

Operating expenses:
Research and development	339,053	42,624
General and administrative	474,900	207,854

Total operating expenses	813,953	250,478
Loss from operations	(644,676)	(76,832)

Other income and (expense), net:
Interest income	16	179
Interest expense	(104,947)	(236,767)
Change in fair value of derivative liabilities	263,286	(63,969)
Other income	-	99,712

Total other income and (expense), net	158,355	(200,845)

Net loss	$(486,321)	$(277,677)

Coupon dividend on series B and C preferred stock	-	(37,230)

Net loss attributable to common stockholders	$(486,321)	$(314,907)

Net loss attributable to common shares - basic and diluted	$(16.18)	$(16.95)

Weighted average shares outstanding - basic and diluted	30,052	18,580

See accompanying notes to consolidated financial statements

F-3

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended
	September 30,	September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(486,321)	$(277,677)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	2,482	2,482
Amortization of debt discount	-	179,976
Change in fair value of derivative liability	(263,286)	63,969
Non-cash expenses-consulting	25,000	9,000
Changes in operating assets and liabilities:
Accounts receivable	22,719	(43,190)
Prepaid expenses and other assets	(99,591)	(70,377)
Accounts payable	22,466	(40,165)
Accrued expenses	90,068	(63,693)
Settlement with former employees	(9,500)	(9,500)

Net cash used in operating activities	(695,963)	(249,175)

Cash flows from financing activities:
Funds returned in escrow for future issuance of promissory notes	-	(497,500)
Payment of notes payable related parties	(2,000,000)	(10,022)
Proceeds from notes payable related parties	500,000	750,000
Repurchase of fractional shares pursuant to reverse stock split	(1,328)	-

Net cash (used in) provided by financing activities	(1,501,328)	242,478

Net decrease in cash	(2,197,291)	(6,697)
Cash, beginning of period	2,681,230	503,843

Cash, end of period	$483,939	$497,146

Non-cash investing and financing activities:
Preferred stock dividends accrued	$-	$37,230
Fair value of warrants issued with notes payable	$-	$645,813
Modification of warrants previously issued	$-	$5,382
Establishment of derivative liability at fair value related to conversion feature of related party notes	$-	$88,661

See accompanying notes to consolidated financial statements

F-4

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2014

Note A - Nature Of Operations And Business Risks

Urigen Pharmaceuticals, Inc. and Subsidiaries (the “Company”), a Delaware incorporated company, is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. The pipeline includes URG101, for the treatment of Bladder Pain Syndrome (“BPS”) which has completed a Phase II double blinded, placebo controlled, multi-center trial achieving statistically significant results on all end points.

During the year ended June 30, 2011, the Company initiated a pilot project to license the rights under the License Agreement with the University of California, San Diego (“UCSD”), to compound intravesical heparin and lidocaine formulations to pharmacies associated with urologists who treat interstitial cystitis/bladder pain syndrome (“IC/BPS”), by entering into Formulation and Use Agreements with third party compounding pharmacies. During fiscal 2014, the Company earned revenue from approximately 4 compounding pharmacies that licensed such technology.

The Company is actively seeking corporate partnership, licensing or financing arrangements necessary to fund its ongoing development programs.

The Company became a publically traded entity in 2007. Effective May 24, 2012, the U.S. Securities and Exchange Commission (the “SEC”) ordered a temporary suspension of trading in the Company’s common stock. Trading in the Company’s common stock remained suspended until September 18, 2012, when the SEC revoked the registration of the Company’s common stock. The suspension and eventual revocation in trading was due to the Company’s failure to file required periodic reports with the SEC.

Note B - Basis of Presentation/Liquidity

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has incurred losses since inception resulting in an accumulated net deficit of approximately $31,200,000 as of September 30, 2014. The Company has negative working capital of approximately $5,988,000, which includes notes payable of $1,707,303, as of September 30, 2014, that are due within twelve months. Management expects to incur further losses for the foreseeable future. During the three months ended September 30, 2014 and fiscal year ended June 30, 2014, the Company funded itself primarily through the issuance of debt and equity. The Company’s Restructuring (see below) in June 2014 provided an additional $3 million debt facility from its major shareholder. The Company has drawn $2.5 million against such facility, as of February 11, 2015.

The Company expects to finance future cash needs primarily through proceeds from equity or debt financing, licensing agreements, and/or collaborative agreements with corporate partners in order to be able to sustain its operations until the Company can achieve profitability and positive cash flows, if ever. Management plans to seek additional debt and/or equity financing for the Company through private or public offerings, but it cannot assure that such financing will be available on acceptable terms, or at all.

All of the above matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-5

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2014

The Restructuring

On April 25, 2014, the Company entered into an Exchange and Waiver Agreement (the “Exchange Agreement”) with Platinum-Montaur Life Sciences, LLC (“Platinum”) and other existing lenders to the Company (the “Other Lenders”). The Other Lenders include, without limitation, Dan Vickery, M.B.A., Ph.D., our Chairman and Secretary, and C. Lowell Parsons (“Dr. Parsons”), a member of our Board of Directors. As of June 23, 2014, Platinum and the Other Lenders were holders of an aggregate of $1,937,195 principal amount of senior convertible promissory notes of the Company (the “Existing Notes”). In addition, Platinum was the holder of 210 shares and 552,941 shares, respectively, of the Series B and Series C Convertible Preferred Stock (the “Preferred Stock”). At the time, certain of the Existing Notes were in default in that, among other things, they were past maturity and remained unpaid and were further subject to earlier prepayment as a result of the de-registration of our Common Stock under the Exchange Act by the SEC in September 2012. These defaults resulted in defaults under the other Existing Notes. The transactions contemplated by the Exchange Agreement were conditioned upon stockholder approval of the Exchange Agreement and other proposals, all of which were approved at the Company’s 2014 Annual Meeting of Stockholders, held on May 27, 2014. The purpose of the Exchange Agreement was to allow the Company to restructure its outstanding debt and capital structure. The Exchange Agreement provides for, among other things:

•	the forbearance by Platinum and the Other Lenders from exercising their default remedies under the Existing Notes and from the pursuit of the collection of accrued preferred dividends;

•	the waiver of anti-dilution adjustments, including down round protection, to outstanding common stock purchase warrants owned by Platinum, the Other Lenders and Dr. Parsons (the “Existing Warrants”), and the reduction in the exercise price per share of the Existing Warrants to $500;

•	the waiver of defaults under the agreements pursuant to which the Existing Notes, the Existing Warrants and the Preferred Stock held by Platinum and the Other Lenders were issued;

•	the exchange of the Existing Notes for new Secured Convertible Promissory Notes of the Company (the “Exchange Notes”) with a principal amount equal to $2,347,052 and with a maturity date of June 23, 2017;

•	the exchange of the issued and outstanding Series B and C Preferred Stock for shares of a newly-created series of preferred stock designated as Series D Convertible Preferred Stock (the “Series D Preferred Stock”); and

•	the issuance by Platinum to the Company of a loan in the amount of $3,000,000, which loan is evidenced by a senior secured promissory note due on the earlier of (a) the consummation of the sale by the Company of equity securities in a registered public offering with gross proceeds to the Company of not less than $10 million; and (b) June 23, 2015 (the “Bridge Note”). The Exchange Notes and the Bridge Note are secured by a lien on all of the Company’s assets. (See Note G for further details.)

F-6

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2014

In consideration for the agreement by Platinum and the Other Lenders to the Restructuring, at the closing on June 23, 2014, the following transactions also occurred: (i) the per-share exercise prices of the Existing Warrants was reduced from $625 to $500; (ii) the Company issued to Platinum 95.469 shares of Series D Preferred Stock, which will be convertible into an aggregate of 95,469 shares of our Common Stock (which number of shares of Common Stock, when combined with the shares of common stock issuable upon conversion of the Exchange Notes to be issued to Platinum and upon exercise of the Existing Warrants held by Platinum, is expected to represent approximately 75% of the fully diluted shares of the Company’s Common Stock after giving effect to the Restructuring and before the reservation of shares for issuance under the 2014 Plan); (iii) the Company issued to the Other Lenders 11,455 shares of our Common Stock (which number of shares of Common Stock, when combined with the shares of Common Stock issuable upon conversion of the Exchange Notes to be issued to the Other Lenders and upon exercise of (a) the Existing Warrants held by the Other Lenders; and (b) the warrant issued to Dr. Parsons to purchase up to 654 shares of the Company’s common stock), is expected to represent approximately 11% of the fully diluted shares of the Company’s Common Stock after giving effect to the Restructuring and before the reservation of shares for issuance under the 2014 Plan); and (iv) the issuance to Dr. Parsons, a warrant to purchase up to 654 shares of our Common Stock, which was issued as consideration for the waiver by Dr. Parsons of certain adjustments that would otherwise be made to previously issued warrants.

See Notes G, H and I for a description of the accounting implications of these transactions.

See Note H for a description of the 2014 Plan.

Reverse Split

On June 23, 2014, the Company affected a 1-for-5,000 reverse stock split (the “Reverse Split”) of the issued and outstanding shares of common stock, and in connection therewith, the Company increased the number of authorized shares of stock to 30,000,000, consisting of 20,000,000 shares of common stock and 10,000,000 shares of preferred stock. The approval of the Reverse Split was one of several steps in the Restructuring process that required stockholder approval. All share and per share amounts have been adjusted to reflect this stock split.

Note C - Summary of Significant Accounting Policies

[1]	Principles of consolidation:

The consolidated financial statements include the accounts of Urigen Pharmaceuticals, Inc. and its wholly owned subsidiaries Urigen N.A. and PolyMASC Pharmaceuticals plc. (PolyMASC is inactive). All significant intercompany balances and transactions have been eliminated.

[2]	Use of estimates:

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The estimates affecting the consolidated financial statements that are particularly significant include fair value of intangible assets, common stock, preferred stock, warrants, and other stock-based instruments.

F-7

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2014

[3]	Fair value of financial instruments:

The Company’s financial instruments, including cash, accounts receivable, prepaid expenses, notes payable, accounts payable and accrued expenses are reflected in the accompanying consolidated financial statements at carrying value, which approximates fair value because of the short-term maturity of these instruments. The fair value of the warrant liability and all financial derivatives is discussed in Note E "Fair Value Measurements".

[4]	Concentration of risk:

The Company maintains its cash in bank accounts, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit. The Company has not experienced any losses in such accounts. The Company does not believe it is exposed to any significant credit risk on cash.

The Company has not experienced any significant credit losses. For the three months ended September 30, 2014 and 2013 two customers represented 86% and 94%, of revenues, respectively. As of September 30, 2014 and June 30, 2014, these two customers represented 85% and 90% of accounts receivable, respectively. The Company’s only source of revenue is royalties received under licensing agreements with compounding pharmacies.

[5]	Intangible assets:

Intangible assets include the intellectual property and other patented rights acquired. Acquired assets and liabilities are recorded at cost. For intangible assets other than goodwill, the Company is required to estimate the useful life of the asset and recognize its cost as an expense over the useful life. The Company uses the straight-line method to expense long-lived assets (including identifiable intangibles) over a life that is less than or equal to the assets expected statutory life.

[6]	Impairment of long-lived assets:

The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. Recoverability is measured by comparison of the book values of the assets to future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book value of the assets exceed their fair value, which is measured based on the projected discounted future net cash flows arising from the assets. There have been no indications of impairment to long-lived assets through September 30, 2014.

[7]	Income taxes:

The Company accounts for income taxes in accordance with Accounting Standards Codification ("ASC") 740, "Income Taxes". Under the assets-and-liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

F-8

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2014

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of September 30, 2014 and June 30, 2014, the Company does not have any significant uncertain tax positions.

[8]	Convertible promissory notes:

The Company evaluates and accounts for conversion options embedded in convertible instruments in accordance with the Financial Accounting Standards Board (“FASB”) ASC 815, "Derivatives and Hedging", and ASC 470, "Debt". Applicable generally accepted accounting principles (“GAAP”) potentially requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments at their fair value according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company evaluates the terms of the debt instruments to determine if any embedded derivatives or beneficial conversion features exist. The Company allocates the aggregate proceeds of the promissory notes between the related embedded conversion feature if bifurcated, beneficial conversion features and warrants and the notes based on their fair values and/or relative fair values in accordance with FASB ASC 470-20-25. The fair value of the bifurcated conversion option and warrants issued to note holders are estimated utilizing the Black-Scholes option-pricing model. The Company amortizes the resultant discount or other features over the term of the notes through its earliest maturity date using the effective interest method. If the maturity of the debt is accelerated because of defaults or conversions, then the amortization is accelerated.

[9]	Convertible preferred stock:

The Company evaluates and accounts for conversion options embedded in convertible preferred stock in accordance with ASC 480, "Distinguishing Liabilities from Equity", ASC 815, "Derivatives and Hedging", and ASU 2014-16, an update to ASC 815. Applicable GAAP potentially requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments at their fair value according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The Company evaluated the Series D preferred stock and its embedded conversion feature on the date of issuance and determined the host instrument and the embedded conversion feature are more akin to equity and are therefore clearly and closely related as defined by ASC 815. As such, bifurcation of the embedded conversion feature was not required.

F-9

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2014

[10]	Common stock warrants:

Certain freestanding common stock warrants that are related to the issuance of certain convertible promissory notes are classified as liabilities and recorded at fair value due to characteristics that require liability accounting, primarily down round protection provisions. The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized as a component of change in fair value of derivative liabilities. The Company will continue to adjust the liability for changes in fair value until the earlier of the expiration of the down round protection, exercise or expiration of the warrants. The Company utilizes Level 3 fair value criteria to measure the fair value of its warrants.

[11]	Revenue:

Revenue consists of royalties received from pharmacies who have entered into Formulation and Use Agreements with the Company. Royalties are based on the number of doses dispensed and are recorded as earned bi-monthly in accordance with contract terms when they can be reliably measured and collectability is reasonably assured.

[12]	Research and development:

Research and development expenses include clinical trial costs, outside consultants and contractors for the Company’s research and development activities. The Company recognizes such costs as expense when they are incurred.

[13]	Net Loss Per Common Share:

Basic net loss per share of common stock is computed by dividing net loss applicable to common stockholders by the weighted-average number of shares of Common Stock outstanding during the period, excluding the dilutive effects of Preferred Stock. Diluted net loss per share of common stock is computed by dividing the net loss applicable to common stockholders by the sum of the weighted-average number of shares of Common Stock outstanding during the period plus the potential dilutive effects of convertible preferred Stock, warrants to purchase common stock and promissory notes convertible into common stock outstanding during the period calculated in accordance with the treasury stock or ‘‘if-converted’’ methods, as applicable, but are excluded if their effect is anti-dilutive. See Note J for further details.

[14]	Recent accounting pronouncements:

The FASB and the SEC have issued certain accounting standards updates and regulations that will become effective in subsequent periods; however, management of the Company does not believe that any of those updates would have significantly affected the Company’s financial accounting measures or disclosures had they been in effect during 2014 or 2013, and does not believe that any of those pronouncements will have a significant impact on the Company’s consolidated financial statements at the time they become effective.

F-10

Note D - Intangible Assets and Related Agreement Commitments/Contingencies

In 2006, the Company entered into a license agreement with the University of California, San Diego (“UCSD”) for certain patent rights. The agreement required the Company to make annual maintenance payments of $20,000 per year through 2010. During the year ended June 30, 2011, the Company initiated a pilot project to license the rights under the License Agreement with the UCSD, to compound intravesical heparin and lidocaine formulations to pharmacies associated with urologists who treat interstitial cystitis/bladder pain syndrome (IC/BPS), by entering into Formulation and Use Agreements with third party compounding pharmacies. Upon the receipt of revenue from these compounding pharmacies, the $20,000 annual maintenance fee was replaced with a royalty equal to the greater of $35,000 per annum or a royalty of 1.5% to 3% of net sales of the compounding pharmacies to their customers subject to certain adjustments as set forth in the agreement for combination products. In addition, the agreement with UCSD provides for milestone payments of up to $625,000, which are based on certain events related to U.S. Food and Drug Administration (the “FDA”) approval, which have not yet occurred. The Company is also required to make royalty payments of 1.5% to 3.0% of net sales of licensed products after FDA approval, with a minimum annual royalty of $35,000. The term of the agreement ends on the earlier of the expiration of the longest-lived item of the patent rights or the tenth anniversary of the first commercial sale. Either party may terminate the license agreement for cause in the event that the other party commits a material breach and fails to cure such breach. In addition, the Company may terminate the license agreement at any time and for any reason upon a 90-day written notice. Royalty expense was $20,234 and $6,902 for the three months ended September 30, 2014 and 2013, respectively.

The summary of intangible assets acquired and related accumulated amortization as of September 30, 2014 and June 30, 2014 is as follows:

	September 30, 2014	June 30, 2014
Patent and intellectual property rights	$188,637	$188,637
Less: Accumulated amortization	(86,043)	(83,561)
Intangible assets, net	$102,594	$105,076

Intangible assets are carried at cost less accumulated amortization. Amortization is computed over the estimated useful life of 19 years on a straight-line basis. The Company reported amortization expense on intangible assets of $2,482 for the three months ended September 30, 2014 and 2013, which is included in research and development expense in the accompanying consolidated statements of operations. Future estimated amortization expense is $9,928 per year for each of the following five years, and $52,954 thereafter.

Note E - Fair Value Measurements

The Company follows ASC 820, "Fair Value Measurement" (“ASC 820”), which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 -	Quoted prices in active markets for identical assets or liabilities.

Level 2 -	Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

F-11

Level 3 -	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar valuation techniques that use significant unobservable inputs.

The Company has segregated all financial assets and liabilities that are measured at fair value on a recurring basis (at least annually) into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date in the table below.

Assets and liabilities measured at fair value on a recurring basis as of September 30, 2014 and 2013 are summarized below:

	Level 1	Level 2	Level 3	Total
September 30, 2014
Liabilities:
Derivative liability - warrants	$-	$-	$1,310,730	$1,310,730
Derivative liability – conversion feature	-	-	654,889	654,889

Total	$-	$-	$1,965,619	1,965,619

June 30, 2014
Liabilities:
Derivative liability - warrants	$-	$-	$1,414,510	$1,414,510
Derivative liability – conversion feature	-	-	814,395	814,395

Total	$-	$-	$2,228,905	$2,228,905

The changes in the fair value of the derivative liabilities for the three months ended September 30, 2014 are as follows:

Fair value at June 30, 2014	$2,228,905
Change in fair value of warrant liability	(103,780)
Change in fair value of conversion feature liability	(159,506)

Fair value at September 30, 2014	$1,965,619

The Black-Scholes Valuation Model is used to estimate the fair value of the warrants and conversion option. The model includes subjective input assumptions that can materially affect the fair value estimates. The expected volatility is estimated based on the most recent historical period of time equal to the remaining contractual term of the instrument granted.

The following table summarizes the principal assumptions used in applying the Black-Scholes model to estimate the fair value of the Company’s warrant liability as of:

	September 30, 2014	June 30, 2014
Volatility	138 - 197%	142 - 201%
Risk-Free Interest Rate	0.33 - 1.78%	0.47 - 1.62%
Expected Term in Years	1.50 – 4.73 years	1.5 – 5 years
Dividend Rate	0.00%	0.00%
Fair Value of Common Stock Share	$229.44	$229.44

F-12

The following table summarizes the principal assumptions used in applying the Black-Scholes model to estimate the fair value of the Company’s bifurcated embedded conversion feature as of:

	September 30, 2014	June 30, 2014
Volatility	131%	158%
Risk-Free Interest Rate	1.07%	0.88%
Expected Term in Years	2.75 years	3 years
Dividend Rate	0.00%	0.00%
Fair Value of Common Stock Share	$229.44	$229.44

Note F - Accrued Expenses

At September 30, 2014 and June 30, 2014, the accrued expenses were as follows:

	September 30,	June 30,
	2014	2014

Accrued payroll	$435,375	$412,071
Accrued payroll taxes	587,231	587,930
Accrued board fees	596,572	596,457
Accrued interest	185,203	89,780
Accrued expenses – other	563,136	591,210

	$2,367,517	$2,277,448

Note G - Notes Payable

[1]	Notes payable – related parties:

As of September 30, 2014 and June 30, 2014, notes payable – related parties consisted of the following:

	September 30,	June 30,
	2014	2014

Notes Payable – Parsons	$31,373	$31,373
Convertible notes payable – Parsons and Vickery	241,411	241,411
Convertible notes payable – Platinum	1,623,031	1,623,032
Bridge note notes payable - Platinum	1,500,000	3,000,000

Carrying Value of debt outstanding	$3,395,815	$4,895,816
Less current portion	1,531,373	3,031,374

Long term debt- related parties	$1,864,442	$1,864,442

a)	Platinum-Montaur Life Sciences, LLC - Convertible Notes

As of June 30, 2013, the Company had outstanding notes payable to Platinum of $911,195. During the year ended June 30, 2014, the Company received an additional $390,000 in notes payable from Platinum (See Note G[3] below). As a result of the Restructuring and pursuant to the Exchange Notes, approximately $322,000 of accrued interest was capitalized such that a cumulative amount of approximately $1,623,000 was due to Platinum at June 30, 2014.

F-13

The Exchange Notes issued in June 2014 in the aggregate amount $1.6 million held by Platinum bear interest at 10% per annum (higher rates will apply if an “event of default” occurs) and mature June 23, 2017. The notes contain various covenants and restrictions and are guaranteed by Urigen N.A. The notes are secured by substantially all assets of the Company. The notes are convertible into common stock at a conversion rate of $500 per share, subject to adjustment for stock splits, reclassifications and similar transactions. The conversion price is also subject to adjustment in the event of the issuance of shares of common stock at a price less than the then applicable conversion price. As discussed in Note G [3] below, the embedded conversion feature and warrants issued in connection with such notes were bifurcated and accounted for separately.

As of September 30, 2014, the principal balance and accrued and unpaid interest under the Exchange Note was $1,623,031 and $43,106, respectively.

b)	Platinum-Montaur Life Science, LLC – 2014 Bridge Note

On June 23, 2014 Platinum provided a bridge financing (“Bridge Note”) of $3,000,000, which shall mature on the earlier of (i) the consummation of the sale by the Company of equity securities in a registered public offering, with gross proceeds to the Company (before deduction of underwriter’s commissions, offering expenses and the like) of not less than $10,000,000, and (ii) the first anniversary of the Effective Date. Interest is charged at 16% per annum (higher rates will apply if an “event of default” occurs), and the notes are secured by substantially all assets of the Company. Such note will be senior in priority to the Exchange Notes. At June 30, 2014, the balance outstanding under the Bridge Note was $3,000,000.

On July 1, 2014 the Company agreed to return $2,000,000 owed under the Bridge Note and to exchange the June 23, 2014 Bridge Note for an Amended and Restated Promissory Note (“Amended Note”) in the amount of $1,000,000. The Amended Note contains terms whereby the Company can draw up to $2,000,000 in additional funding, interest is charged at 12% per annum (higher rates will apply if an “event of default” occurs), and a forfeiture of certain Series D Preferred Shares if Platinum fails to fund a draw request. During September 2014 the Company was advanced $500,000 on the Amended Note and in October 2014 and February 2015 an additional $500,000 each was advanced. As of February 11, 2015, the date these financial statement were available for issuance, an aggregate amount of $500,000 remains available under the Amended Note.

As of September 30, 2014, the principal balance and accrued and unpaid interest under the Note was $1,500,000 and $42,703, respectively.

c)	Dr. Parsons– Notes Payable

On January 31, 2013, the Company issued an unsecured promissory note to Dr. Parsons, a director of the Company, in the amount of $10,022, due March 31, 2013. Under the terms of the note, interest was payable at a rate per annum computed on the basis of a 360-day year equal to 15% simple interest. The note and all accrued interest were paid in July 2013.

On September 30, 2011, the Company issued an unsecured promissory note to Dr. Parsons, a director of the Company, in the amount of $31,373, due September 30, 2013 or earlier upon demand of the note holder. Under the terms of the note, interest was payable at a rate per annum computed on the basis of a 360-day year equal to 15% simple interest. At September 30, 2014 and June 30, 2014, accrued interest of $14,064 and $12,888, respectively, was due to Dr. Parsons. As of the current date, the note and all accrued interest remains due and payable.

d)	Dr. Parsons and Dan Vickery – Convertible Notes Payable

As of June 30, 2013, the Company had outstanding convertible notes payable of $50,000 to Dr. Parsons and Dan Vickery; during the year ended June 30, 2014, the Company borrowed an additional $162,500 in convertible notes payable (See Note G [3] below) from such individuals. Pursuant to the Exchange Notes, approximately $29,000 of accrued interest was capitalized and the notes were restructured such that a cumulative amount of $241,411 was due to such individuals at June 30, 2014.

F-14

The Exchange Notes issued in June 2014 in the aggregate amount $241,411 held by Dr. Parsons and Dan Vickery bear interest at 10% per annum (higher rates will apply if an “event of default” occurs) and mature June 23, 2017. The notes contain various covenants and restrictions and are guaranteed by Urigen N.A. The notes are secured by substantially all assets of the Company. The notes are convertible into common stock at a conversion rate of $500 per share, subject to adjustment for stock splits, reclassifications and similar transactions. The conversion price is also subject to adjustment in the event of the issuance of shares of common stock at a price less than the then applicable conversion price. As discussed in Note G-3 below, the embedded conversion feature and warrants issued in connection with such notes were bifurcated and accounted for separately.

As of September 30, 2014, the principal balance and accrued and unpaid interest under the Exchange Notes was $241,411 and $6,448, respectively.

[2]	Notes payable – non-related parties:

As of September 30, 2014 and June 30, 2014, notes payable – non-related parties consisted of the following:

	Long-Term	Current

Notes payable – other	$-	$176,000
Convertible notes payable	482,608
Unamortized debt discount	-

Notes payable - other	$482,608	176,000

As of June 30, 2013, the Company had outstanding convertible notes payable of $120,000 to unrelated parties. During the year ended June 30, 2014, the Company borrowed $303,500 in convertible notes payable from unrelated individuals (see G [3] below). Pursuant to the Exchange Notes, approximately $59,000 of accrued interest was capitalized and the notes were restructured such that a cumulative amount of $482,608 was due to such individuals at June 30, 2014.

At September 30, 2014, the principal balance and accrued and unpaid interest under the convertible notes was $482,608 and $12,889, respectively.

On June 25, 2007, a note payable was issued to Benjamin F. McGraw, III, in the amount of $176,000. The note bears interest at the rate of 5.0% per annum and was due and payable in full on December 25, 2010. At September 30, 2014 and June 30, 2014, the Company owed accrued interest expense of $65,993 and $63,800 respectively. As of September 30, 2014, the note and all accrued interest remain past due.

[3]	Additional information:

2013 Convertible Note Purchase Agreement

In July and October of 2013, the Company entered into note and warrant purchase agreements (the “2013 Purchase Agreement”) with certain investors, including directors, for the sale of the Company’s 10% convertible promissory notes in the aggregate amount of $856,000 (the “2013 Notes”), including $390,000 by Platinum,$162,500 by Dr. Parsons and Dan Vickery and $303,500 by unrelated parties. The 2013 Notes mature on the earlier of (i) two-year anniversary of the Closing Date; or (ii) the date that is 30 days following written notice (the “Maturity Notice”) from the investors of its election to require repayment in full of the Notes, which Maturity Notice may not be given until at least ninety days after the stockholder approval. The Notes are convertible at the option of the holder at a conversion price of $500 per share, subject to down round protection as set forth in the Notes. The Company has considered the conversion feature to be a freestanding instrument requiring bifurcation and classification as a liability. The fair value of such conversion feature was estimated to be approximately $99,500 at the date of issuance and was recorded as a debt discount to be amortized over the term of the related notes to interest expense. The fair value of the instrument will be re-measured at each reporting period end – See Note E.

F-15

Further, in connection with the issuance of 2013 Notes, the Company issued five year warrants to purchase up to 1,712 shares of the Common Stock of the Company at an exercise price of $625 per share, subject to adjustment as set forth in the warrant agreements (subsequently reset to $500 in connection with the Restructuring). Since the warrants have exercise price reset provisions, the fair value of the warrants will be classified as a liability instrument. The fair value at the date of issuance was estimated to be approximately $249,000 and was recorded as a debt discount to be amortized into interest expense over the term of the related notes. The warrants will be re-measured at each period end – See Note E.

In addition, the 2013 Purchase Agreement provided for the reinstatement of the down round protection for certain warrant agreements issued to Platinum during 2010 and 2011 to purchase an aggregate of 2,928 shares. These warrants were classified as equity instruments at the date of this modification. Due to the significant of this modification, the transaction was accounted for as the cancellation of the equity classified warrants and the issuance of new warrants requiring liability classification. The fair value of these liability classified warrants was estimated to be $427,000 on the date of issuance based on the Black Scholes valuation model, and was recorded as a debt discount to be amortized into interest expense over the term of the 2013 Notes. This warrant liability will be re-measured at each period end – See Note E.

The 2013 Purchase Agreement also provided that certain lenders who participated in the November 2011 financing would be allowed to extend the expiration date of their warrants from November 2015 to November 2018 if a minimum of $10,000 was invested in the 2013 financing. All investors added a minimum of $10,000 and therefore the term of all warrant agreements (to purchase an aggregate of 340 shares) was extended to 2018. The incremental increase in fair value of these equity classified warrants was estimated to be approximately $5,000 on the date of modification based on the Black Scholes valuation model and was recorded as a debt discount to be amortized to interest expense over the term of the 2013 Notes.

The total amount of debt discount recognized upon the initial issuance of all debt instruments during the year ended June 30, 2014 was approximately $782,000. The debt discount was amortized to interest expense using the effective interest method from July 3, 2013 to June, 23, 2014, the closing date of the restructuring.

Interest expense, the majority of which relates to related party debt instruments, consisted of the following for the three months ended September 30:

	2014	2013

Interest related to all notes payable	$95,422	$49,248
Amortization of debt discount	-	179,976
Other interest	9,525	7,543

	$104,947	$236,767

Scheduled maturities of all long term debt instruments are as follows:

Years Ending
June 30,

2015	$1,707,373
2016	-
2017	2,347,050

Total debt	$4,054,423

F-16

Note H - Stockholders’ Equity

[1]	Overview:

The Company’s Certificate of Incorporation, originally filed on August 12, 1997, most recently amended on June 23, 2014 pursuant to the annual meeting of stockholders on May 27, 2014, authorizes the issuance of two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. Upon the effectiveness of the Reverse Split, the total number of shares that the Company is authorized to issue is 30,000,000 shares. 20,000,000 shares shall be Common Stock, each having a par value of $0.001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.001.

On April 25, 2014, the Company entered into an Exchange and Waiver Agreement (the “Exchange Agreement”) with Platinum-Montaur Life Sciences, LLC (“Platinum”) and other existing lenders to the Company (the “Other Lenders”), whereby among other terms and conditions more fully described in Note B, all of the outstanding Series B and Series C Preferred Stock were exchanged for Series D Preferred Stock. Also on April 25, 2014, the Company affected a 1 for 5,000 reverse stock split. All amounts in the accompanying financial statements have been adjusted to reflect such split.

Equity incentive plan

On May 27, 2014, the shareholders of the Company approved the 2014 Long Term Incentive Plan (the "2014 Plan"), under which 30,000 shares of the Company's common stock were reserved for issuance pursuant to the grant of stock awards to employees, non-employee directors or consultants of the Company.

Under the 2014 Plan 15,500 shares were available for future grant at February 11, 2015. See Note H [6] for details regarding issuances.

[2]	Common Stock:

The shareholders of Common Stock of the Company are entitled to liquidation proceeds ratably after all Preferred Series liquidation preferences are satisfied. Dividends as declared by the Board are subordinate to preferential rights of the Preferred Series. Voting rights for Common Stock entitles holders to one vote for each share held.

During the three months ended September 30, 2014 the Company paid approximately $1,300 in cash to repurchase fractional shares from the April 2014 stock split.

During the three months ended September 30, 2014, the Company recorded 109 shares of Common Stock issuable. Further details are described below. Common Stock issuable represents shares that are legally due, but not yet issued

During the year ended June 30, 2014 the Company issued 245 shares of Common Stock previously recorded as common stock issuable. Additionally, the Company recorded 173 shares of Common Stock issuable, at June 30, 2014. Further details are described below. Common Stock issuable represents shares that are legally due, but not yet issued.

Common Stock Issued and Issuable to BioEnsemble, Ltd.

During the three months ended September 30, 2014, the Company recorded 109 shares of Common Stock Issuable to BioEnsemble, Ltd., (“BEL”), an entity controlled by Dan Vickery pursuant to a Consulting Agreement for services, for an aggregate value of approximately $25,000.

At September 30, 2014 and June 30, 2014, respectively, 282 and 173 of Common Stock Issuable shares are owed to BEL.

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[3]	Series B Preferred Stock:

On July 31, 2007, Urigen issued 210 shares of its Series B Convertible Preferred Stock to Platinum for $10,000 per share. The Company received aggregate proceeds of $1,817,000, which is net of issuance costs of $283,000. On June 23, 2014, all Series B Preferred Stock and accumulated dividends were exchanged for shares of Series D Preferred Stock (see Note B). Such exchange was accounted for as an extinguishment of Series B Preferred Stock (see Note H [5]).

[4]	Series C Preferred Stock:

In April 2010, Urigen issued to Platinum 552,941 shares of Series C Convertible Preferred Stock in conversion of a promissory note with a face amount of $552,941. The Series C Preferred Stock shall be subordinate to and rank junior to the Series B Preferred Stock and to all indebtedness of the Company. On June 23, 2014, all Series C Preferred Stock and accumulated dividends were exchanged for shares of Series D Preferred Stock (see Note B). Such exchange was accounted for as an extinguishment of Series C Preferred Stock (see Note H [5]).

[5]	Series D Preferred Stock:

Transactions

On June 23, 2014, all shares of Series B and Series C preferred stock (all of which are owned by Platinum) were exchanged for 6.183 shares of Series D preferred stock, a newly formed class of stock ranking senior to all other designations of stock. On an, as-if-converted basis, the value of such shares was approximately $1,419,000, based upon a fair value per share of $229.44.

On June 23, 2014 as consideration of Platinum’s waiver of defaults under the Series B and C preferred stock agreements, the Company issued 64.625 shares of Series D preferred stock to Platinum. On an, as-if-converted basis, the value of such shares was approximately $14,828,000, based upon a fair value per share of $229.44.

The carrying value Series B and C preferred stock, including previously accrued dividends, was approximately $3,658,000. The difference between the aggregate fair value of the 70.808 Series D shares issued of $16,246,000 and the aggregate carrying value of the Series B and C shares of $3,658,000 was approximately $12,588,000 and is recognized as a deemed dividend on extinguishment of Series B and C preferred stock.

On June 23, 2014, as consideration for the waiver of events of default under the convertible promissory note with Platinum, the Company issued 24.661 shares of Series D Preferred stock to preferred shareholders. On an, as-if-converted basis, the value of such shares was approximately $5,658,000 based upon a fair value of $229.44 per share, which was recognized as a component of the loss on extinguishment of convertible notes in the year ended June 30, 2014 statement of operations.

Dividends

Whenever the Board of Directors declares a dividend on the Common Stock, each holder of record of a share of Series D Preferred Stock, or any fraction of a share of Series D Preferred Stock, on the date set by the Board of Directors to determine the owners of the Common Stock of record entitled to receive such dividend shall be entitled to receive, out of any assets at the time legally available therefore, an amount equal to such dividend declared on one share of Common Stock multiplied by the number of shares of Common Stock into which such share, or such fraction of a share, of Series D Preferred Stock could be converted on the Record Date. No dividends have been declared through September 30, 2014.

Liquidation

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series D Preferred Stock then outstanding shall participate in any such liquidation, dissolution or winding up of the Company on a parity basis with the Common Stock, on an as-if converted basis.

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Conversion

The Series D Preferred Stock can convert at a rate of 1,000 shares of Common Stock for each share of Preferred Stock subject to certain ownership restrictions upon and after registration of the Company’s common stock under Section 12(b) or 12(g) of the Exchange Act.

Voting

The Series D Preferred Stock shall have the following class voting rights. So long as any shares of the Series D Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least sixty-seven percent (67%) of the shares of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series D Preferred Stock vote separately as a class: (i) amend, alter or repeal the provisions of the Series D Preferred Stock so as to adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock; or (ii) effect any distribution with respect to Junior Stock or Common Stock, except that the Company may effect a distribution on the Common Stock if the Company makes a like kind distribution on each share, or fraction of a share, of Series D Preferred Stock in an amount equal to the distribution on one share of Common Stock multiplied by the number of shares of Common Stock into which such one share, or such fraction of a share, of Series D Preferred Stock can be converted at the time of such distribution

[6]	Restricted Stock:

During the three months ended September 30, 2014, the Company issued 11,500 shares of restricted stock (the “Restricted Shares”) to employees and consultants. The Restricted Shares become unrestricted and vested as follows: (a) 50% upon the consummation of a successful public offering of our common stock of at least $15,000,000 (a “Qualified Offering’), and (b) 50% upon the one year anniversary of the consummation of the Qualified Offering; provided, that all of the Restricted Shares subject to each grant which have not yet become unrestricted and vested shall become vested and unrestricted upon the consummation of a sale of the Company. Since the Company has not consummated a Qualified Offering, and the probability of such is unknown, there was no charge to stock compensation expense for the three months September 30, 2014 relating to the grants of the Restricted Shares.

Note I - Warrants

Transactions in the first quarter of fiscal 2014 are summarized as follows:

•	On July 3, 2013, Platinum and Dr. Parsons received five-year warrants for 780 and 305 shares of common stock, respectively, with an exercise price of $500 per share. On October 3, 2013, Dan Vickery received a five-year warrant for 20 shares of common stock, at a per share exercise price of $500. As a result of the 2013 Purchase Agreement, a total of 1,712 warrants were issued to noteholders including the above 1,105 warrants to related parties. These warrants were ascribed an estimated fair value of approximately $249,300, as determined using a Black Scholes pricing model with the assumptions disclosed in Note E. The estimated fair value of the warrants has been recorded as a credit to warrant liability, due to down round protection provisions contained in the warrant agreement, and a debit to debt discount. The warrants are re-measured quarterly with the change in fair value recorded to change in fair value of derivative liability in the related consolidated statements of operations.

•	On July 3, 2013, the Company reinstated the down round protection for certain warrant agreements issued to Platinum during 2010 and 2011 to purchase an aggregate of 2,928 shares. These warrants were classified as equity instruments at the date of this modification. Due to the significance of this modification, the transaction was accounted for as the cancellation of the equity classified warrants and the issuance of new warrants requiring liability classification. These warrants were ascribed an estimated fair value of approximately $427,000, as determined using a Black Scholes pricing model with the assumptions disclosed in Note E. The estimated fair value of the warrants has been recorded as a credit to warrant liability, due to down round protection provisions contained in the warrant agreement, and a debit to debt discount. The warrants are re-measured quarterly with the change in fair value recorded to change in fair value of derivative liability in the related consolidated statements of operations.

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The following summarizes the Common Stock warrant transactions for the three months ended September 30, 2014 and year ended June 30, 2014:

	Warrant Shares of Common Stock	Weighted Average Exercise Price

Outstanding at July 1, 2013	7,352	$625
Granted	5,544	500
Exercised	-	-
Cancelled	(2,928)	500

Outstanding at June 30, 2014	9,968	513
Granted	-	-
Exercised	-	-
Cancelled	-	-

Outstanding at September 30, 2014	9,968	$513

As of September 30, 2014 there were 9,968 warrants outstanding of which 1,034 contained an exercise price of $625 per share and 8,934 contained an exercise price of $500 per share. All warrants are currently exercisable.

Note J - Net Loss Per Share of Common Stock

Diluted loss per share is the same as basic loss per share for all periods presented as the effects of potentially dilutive items were anti-dilutive given the Company's net loss. Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding.

The following table sets forth the computation of basic and diluted loss per share for common stockholders:

	Three Months Ended
	September 30,
	2014	2013

Net loss attributable to common stockholders	$(486,321)	$(314,907)
Weighted average shares outstanding – basic and diluted	30,052	18,580
Net loss per share attributable to common shares - basic and diluted	$(16.18)	$(16.95)

The following potentially dilutive securities outstanding at September 30, 2014 and 2013 have been excluded from the computation of diluted weighted average shares outstanding, as they would have been antidilutive:

	2014	2013

Convertible preferred stock to purchase common stock	95,469	7,092
Warrants to purchase common stock	9,968	8,852
Common stock issuable	282	305
Convertible debt	4,678	3,662

Total	110,397	19,911

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Note K - Related Party Transactions

In addition to the debt, equity, and warrant transactions between the Company and Platinum, Dr. Parsons and Dan Vickery, the Company had the following related party transactions:

[1]	Vendor:

Effective September 20, 2013, the Company entered into an Agreement with a third party vendor, pursuant to which such vendor and its subsidiaries will provide certain clinical research services. The agreement required that a nonrefundable advance of $51,000 be paid to the vendor, such advance to be applied to invoices for services only after cumulative fees of $204,000 have been reached. Upon the receipt of the $51,000, the vendor purchased $51,000 in convertible debt, as described in the “2013 Purchase Agreement” note above. Estimated fees per the Agreement total $269,000. In addition, services not specified in the agreement will be billed on a time and materials basis. The term of the agreement is the earlier of the completion date or two years. The agreement is not cancelable. Fees from this vendor totaled approximately $29,500 and $0 during the three months ended September 30, 2014 and 2013, respectively, of which approximately $4,400 is payable as of September 30, 2014.

[2]	BioEnsemble, Ltd:

On December 2, 2010, the Company entered into a Consulting Agreement with BioEnsemble, Ltd., (“BEL”), which was subsequently amended, pursuant to which BEL provides business development and general management services to the Company. During 2014 and 2013, the Agreement provides for compensation payable in cash and in shares of Common Stock.

Pursuant to the agreement, during the three months ended September 30, 2013, consulting expense of $39,000, of which $9,000 was due in stock, was recorded.

During the three months ended September 30, 2014 consulting expense of $50,000, of which approximately $25,000 was due in stock, was recorded.

As of September 30, 2014 and June 30, 2014, $15,130 and $15,000, respectively was payable in cash to BEL for services rendered under the contract. Such amounts are recorded in accrued expenses in the accompanying consolidated balance sheets.

[3]	Dr. Parsons:

On November 29, 2012, the Company entered into a three-year option agreement with Dr. Parsons. The option agreement gives the Company the exclusive right to acquire and/or license certain intellectual property related to URG101 owned by Dr. Parsons. The Company paid $2,400 upon execution of the option agreement. In addition, the Company is obligated to pay all future costs incurred in connection with the licensed technology. If the Company exercises its option in the future, it will pay Dr. Parsons an additional $10,000 for prior costs incurred. Upon exercise, the parties will negotiate the terms of the license agreement, which shall provide for a royalty not to exceed 1.5% of net sales derived from the licensed technology. As of June 30, 2014, the Company has not yet exercised its option under the agreement.

On July 26, 2012, the Company entered into a consulting agreement with Dr. Parsons pursuant to which Dr. Parsons had been providing certain clinical and other development services, including clinical design, regulatory interactions, and formulation development to the Company as requested by management from time to time since March 15, 2011. The agreement may be canceled at any time by the Company. Additionally, Dr. Parsons shall receive warrants to purchase 50 shares of Common Stock at a price of $500 per share in any month during which 80 hours of services are performed. During the year ended June 30, 2014, the Company granted Dr. Parsons a five year warrant for 250 shares of common stock, as more fully disclosed in Note I.

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[4]	Settlement with former employees:

On May 22, 2012, the Company’s former Chief Financial Officer, Martin E. Shmagin, filed suit against the Company alleging breach of contract and breach of fiduciary duty. The breach of contract claim alleged the Company breached the terms of an employment agreement between Mr. Shmagin and the Company by failing to pay salary, severance and other due benefits. Mr. Shmagin demanded back wages and additional payments totaling $941,680 plus pre-judgment interest. On October 11, 2012, the Company filed a cross complaint asserting claims for fraud, breach of duty, rescission of contract, unfair business practice, specific return of property, accounting and declaratory relief. The Company requested special, general and punitive damages, attorney’s fees and costs, rescission the former CFO’s employment agreement, injunctive relief, and a forfeiture of all rights to compensation. The dispute between the parties was resolved on September 11, 2013, and a settlement agreement was entered into that provided for the payment of $580,000 plus certain non-financial terms. $50,000 was payable during the year ended June 30, 2014, with minimum payments of $20,000 per year due thereafter until fully paid. The agreement provides for accelerated payments if the Company’s revenues exceed certain minimums. The unpaid balance bears interest at 2% simple interest.

On December 10, 2012, Mr. Garner resigned as a director of the Company and entered into an amendment to his August 6, 2008 Employment Agreement with the Company. The agreement provided for the payment of $950,000 for the back wages, one year’s severance and expenses incurred by Mr. Garner in the performance of his services as Chief Executive Officer (“CEO”) to the Company. It was subsequently determined that as CEO, Mr. Garner left the Company effective September 5, 2010 and Mr. Garner entered into a subsequent agreement on January 24, 2013 that provided for a reduced amount due of $565,492, which was reduced by an advance payment of $14,700. During the year ended June 30, 2013, $20,000 was paid up front with the remaining amount due in minimum quarterly payments of $4,500 thereafter until fully paid. The unpaid balance bears interest at 2% simple interest.

The Company paid Mr. Shmagin (or his representatives) and Dr. Garner $5,000 and $4,500, respectively, during the three months ended September 30, 2014.

Note L - Commitments And Contingencies

[1]	Indemnification:

Under certain patent agreements, the Company has agreed to indemnify the licensors of the patented rights and technology against any liabilities or damages arising out of the development, manufacture, or sale of the licensed asset.

[2]	Commitments:

On December 12, 2013, the Company entered into a three-year option agreement with Dr. Parsons and Michael Goldberg. The option agreement gives the Company the exclusive right to acquire and/or license certain intellectual property rights related to a new product jointly owned by Dr. Parsons and Dr. Goldberg. $25,000 was due to third party attorneys upon execution of the option agreement for outstanding legal costs, and $10,000 was paid to Dr. Parsons for prior costs incurred. In addition, the Company is obligated to pay all future costs incurred in connection with the licensed technology upon exercise of the option. Upon exercise, a $50,000 upfront licensing fee will be due, and the parties will negotiate the terms of the license agreement, which shall provide for a royalty not to exceed 5% of net sales derived from the licensed technology. The Company has not exercised its option under this agreement.

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[3]	Contingencies:

In the ordinary course of business, the Company is involved in various legal proceedings and other disputes that are complex in nature and have outcomes that are difficult to predict. Such known disputes total approximately $100,000 in claims. Management intends to vigorously defend its positions with respect to these disputes and has accrued a liability of $55,000 for estimated settlement costs as of September 30, 2014.

[4]	Employment Agreements:

Eboo Versi, MD, Ph.D.

On February 6, 2014, Dr. Eboo Versi was appointed our full time chief executive officer. Under the terms of our agreement with Dr. Versi, his appointment is for an initial term of one year at an annual base salary of $280,000, subject to an increase of up to $360,000 annually upon a successful public offering of our common stock of at least $15,000,000 (a “Qualified Offering”). Dr. Versi is also entitled to an annual bonus payment in a target amount equal to 50% of his prevailing annual base salary, the final and absolute value of which is subject to Dr. Versi’s successful performance of his duties as CEO as determined by the board; and a severance payment in an amount equal to the sum of his base salary and benefits for each month he has served as CEO, up to a maximum of 36 months, provided that Dr. Versi’s termination is not for cause. Under the terms of the employment agreement, Dr. Versi was also issued 2,000 restricted shares of common stock (the “Restricted Shares”) under the 2014 Plan. Under the terms of the 2014 Plan, the Restricted Shares subject to this grant shall become unrestricted and vested as follows: (a) 50% upon the consummation of a Qualified Offering and (b) 50% upon the one year anniversary of the consummation of the Qualified Offering; provided that all of the Restricted Shares subject to this grant which have not yet become unrestricted and vested shall become vested and unrestricted upon the consummation of a sale of our company.

Dan Vickery, M.B.A., Ph.D.

On September 1, 2014, Dr. Dan Vickery was appointed our full time chief executive officer. Under the terms of our agreement with Dr. Vickery, his appointment is for an initial term of three years at an annual base salary of $250,000, subject to an increase to $295,000 annually upon a successful public offering of our common stock of at least $15,000,000 (a “Qualified Offering”). Dr. Vickery is also entitled to an annual bonus payment in a target amount equal to 50% of his prevailing annual base salary, the final and absolute value of which is subject to Dr. Vickery’s successful performance of his duties as CEO as determined by the board; and a severance payment in an amount equal to 12 month’s base salary and benefits, provided that Dr. Vickery’s termination is not for cause. Under the terms of the employment agreement, Dr. Vickery was also issued 2,000 restricted shares of common stock (the “Restricted Shares”) under the 2014 Plan. Under the terms of the 2014 Plan, the Restricted Shares subject to this grant shall become unrestricted and vested as follows: (a) 50% upon the consummation of a Qualified Offering and (b) 50% upon the one year anniversary of the consummation of the Qualified Offering; provided that all of the Restricted Shares subject to this grant which have not yet become unrestricted and vested shall become vested and unrestricted upon the consummation of a sale of our company. On February 6, 2015, the board of directors terminated Dr. Vickery’s role as Chief Executive Officer. Dr. Vickery’s employment was not terminated and his ongoing role and responsibilities are under negotiation.

Mark J. Rosenblum

On September 1, 2014, Mr. Mark J. Rosenblum was appointed full time Chief Financial Officer of the Company. Under the terms of the agreement with Mr. Rosenblum, his appointment is for an initial term of two (2) years at an annual base salary of $235,000, subject to an increase to $275,000 annually upon a successful public offering of our common stock of at least $15,000,000 (a “Qualified Offering”). Mr. Rosenblum is also entitled to receive an annual bonus payment in a target amount equal to fifty percent (50%) of his prevailing annual base salary, the final and absolute value of which is subject to Mr. Rosenblum’s successful performance of his duties as CFO as determined by the Board; and a severance payment in an amount from one (1) to twelve (12) month’s base salary and benefits depending on his length of service, provided that Mr. Rosenblum’s termination is not for cause. Under the terms of the employment agreement, Mr. Rosenblum’s employment agreement, he is also eligible for a one-time incentive payment equal to fifty percent (50%) of his prevailing annual salary, but in no event less than $120,000, upon a Qualified Offering. Further to his employment agreement, Mr. Rosenblum was also granted 1,500 restricted shares of our common stock (the “Restricted Shares”) under the 2014 Long-Term Incentive Plan (the “2014 Plan”). Under the terms of the 2014 Plan, the Restricted Shares subject to this grant shall become unrestricted and vested as follows : (a) 50% upon the consummation of a Qualified Offering, and (b) 50% upon the one year anniversary of the consummation of the Qualified Offering; provided, that all of the Restricted Shares subject to this grant which have not yet become unrestricted and vested shall become vested and unrestricted upon the consummation of a Sale of the Company.

Antoine (“Luc”) Maasdorp

On September 1, 2014, Mr. Antoine Maasdorp was appointed full time Vice President Finance and Operations (“VP”) of the Company. Under the terms of the agreement with Mr. Maasdorp, his appointment is for an initial term of one (1) year at an annual base salary of $120,000. Mr. Maasdorp is also entitled to receive an annual bonus payment in a target amount equal to fifty percent (50%) of his prevailing annual base salary, the final and absolute value of which is subject to Mr. Maasdorp’s successful performance of his duties as VP as determined by the Board; and a severance payment in an amount from one (1) to twelve (12) month’s base salary and benefits depending on his length of service, provided, that Mr. Maasdorp’s termination is not for cause. Further to his employment agreement, Mr. Maasdorp was also granted 500 restricted shares of our common stock (the “Restricted Shares”) under the 2014 Long-Term Incentive Plan (the “2014 Plan”). Under the terms of the 2014 Plan, the Restricted Shares subject to this grant shall become unrestricted and vested as follows: (a) 50% upon the consummation of a Qualified Offering, and (b) 50% upon the one year anniversary of the consummation of the Qualified Offering; provided, that all of the Restricted Shares subject to this grant which have not yet become unrestricted and vested shall become vested and unrestricted upon the consummation of a Sale of the Company.

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Note M - Subsequent Events

The reportable events that occurred subsequent to the balance sheet date that require disclosure included the following:

[1]	Management Change

On February 6, 2015, the Board of Directors appointed Dr. Ebrahim “Eboo” Versi M.D., Ph.D as the Company’s Chief Executive Officer replacing Dan Vickery. On February 9, 2015, Dr. Vickery resigned from the Company’s Board of Directors and on February 10, 2015, Dr. Versi joined the Company’s Board of Directors. Dr. Vickery will remain with the Company in a yet to be determined role.

[1]	Employment Agreements:

Christopher Meenan

On October 1, 2014, Mr. Christopher Meenan was appointed full time Vice President of Commercial and Product Development (“VP-CPD”) of the Company. Under the terms of the agreement with Mr. Meenan, his appointment is for an initial term of two (2) years at an annual base salary of $170,000, subject to an increase to $200,000 annually upon a successful public offering of our common stock of at least $15,000,000 (a “Qualified Offering”). Mr. Meenan is also entitled to receive an annual bonus payment in a target amount equal to fifty percent (50%) of his prevailing annual base salary, the final and absolute value of which is subject to Mr. Meenan’s successful performance of his duties as VP-CPD as determined by the Board; and a severance payment in an amount between 180 days and one year base salary and benefits, provided that Mr. Meenan’s termination is not for cause. Further to his employment agreement, Mr. Meenan was also granted 1,000 restricted shares of our common stock (the “Restricted Shares”) under the 2014 Long-Term Incentive Plan (the “2014 Plan”). Under the terms of the 2014 Plan, the Restricted Shares subject to this grant shall become unrestricted and vested as follows: (a) 50% upon the consummation of a Qualified Offering, and (b) 50% upon the one year anniversary of the consummation of the Qualified Offering; provided, that all of the Restricted Shares subject to this grant which have not yet become unrestricted and vested shall become vested and unrestricted upon the consummation of a Sale of the Company.

[2]	Imprimis Agreement:

On October 24, 2014, (the Effective Date”) Imprimis Pharmaceuticals, Inc. (“Imprimis”) entered into a license agreement (the "Agreement") with Urigen Pharmaceuticals, Inc. ("Urigen"), pursuant to which Urigen granted to Imprimis a license under certain U.S. patents and patent applications to develop and sell in the U.S. Urigen's URG101 product (the "Product"), a lidocaine and heparin compounded formulation, for the prevention or treatment of disorders of the lower urinary tract. Such license is non-exclusive; provided that, between the six-month anniversary of the Effective Date and the 12-month anniversary of the Effective Date, Imprimis will have the right, at its option, to convert such non-exclusive license to an exclusive license for the remaining term of the Agreement, subject only to certain specified existing sublicenses (the "Existing Sublicenses").

As consideration for the license granted under the Agreement, the Imprimis has agreed to pay Urigen annual tiered royalties based on its sales of the Product, subject to certain minimum annual royalty payments. The annual tiered royalties consist of the greater of (i) a minimum amount per dose, and (ii) 15% - 20% of Imprimis’ net sales of the Product, with such royalty range depending on Imprimis' aggregate sales of Product during the period to which the royalty payment applies. The minimum annual royalty payment consists of (a) for the calendar year during which the license grant may convert from a non-exclusive license to an exclusive license as described above, the greater of (i) 110% of the aggregate royalties paid to Urigen under the Existing Sublicenses during the preceding 12 months, on a prorated basis, and (ii) $800,000, less the aggregate royalties paid to Urigen under the Existing Sublicenses during such calendar year; and (b) for each calendar year thereafter, 110% of the aggregate amount owed by Imprimis to Urigen under the Agreement during the prior calendar year. Imprimis is obligated to pay such royalties beginning with its first commercial sale of the Product and continuing until the expiration of the patents subject to the license granted under the Agreement. Imprimis has also agreed to use commercially reasonable efforts to develop and commercialize the Product according to the terms of a diligence plan agreed to by the parties, which efforts will include, without limitation, Imprimis’ investment of $2 million in commercialization efforts of the Product, which investment and timeline can be adjusted dependent market circumstances.

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Subject to certain conditions and each party's right to terminate the Agreement earlier under certain circumstances, the Agreement will continue in effect until the expiration of Imprimis’ royalty obligations under the Agreement. The Agreement between Imprimis and Urigen terminates upon the first commercial sale of the Product by Urigen, its affiliates, or a third party after the FDA grants Urigen approval to market the Product in the U.S., if market approval is granted. Imprimis shall have the option, at its discretion, to become a non-exclusive distributor of the Product following the FDA granting Urigen such market approval.

[3]	Mawdsley:

On October 17, 2014, Urigen entered into an exclusive distribution agreement with Mawdsley-Brooks & Co Ltd (“Mawdsley”) to distribute URG101 under the UK Specials Pharmaceuticals program in the United Kingdom and Ireland (the “UK Territory”). Under the terms of the agreement, Mawdsley has agreed to receive, store and distribute URG101 to customers in the UK Territory, manage logistics and engage with key opinion leaders for an initial term of one (1) year. Further to the agreement, Mawdsley has committed to purchase URG101 from Urigen in minimum order quantities of two hundred and fifty (250) vials, with each vial containing one dose of URG101, and shall pay Urigen at least one hundred pounds sterling (£100 approximately $153 as of February 11, 2015) per vial for the initial term of the agreement.

[4]	Farco:

On October 13, 2014, Urigen entered into an agreement with Farco-Pharma GmbH (“Farco”) to provide certain non-clinical product development services at its own expense, up to a limit of 100,000 Euro (approximately $113,000 as of February 11, 2015), to determine the feasibility of manufacturing URG101 in Farco’s manufacturing facility in Cologne Germany. Farco will conduct agreed upon development services in accordance with the FDA’s Current Guidelines for Good Laboratory Practice and good manufacturing practice. If both parties agree that it is feasible to manufacture URG101 in Farco’s facility, upon gaining marketing approval for the product, Urigen has agreed to enter into a supply agreement with Farco, in which case Urigen would not be liable for 100,000 Euro of the development costs under this agreement. However, if both parties agree that it is feasible to manufacture URG101 in Farco’s facility, and upon gaining marketing approval for the product Urigen does not enter into a supply agreement with Farco, Urigen has agreed to reimburse Farco for all of the development costs under this agreement, including Farco’s 100,000 Euro investment.

[5]	CCIT Office Lease:

On November 1, 2014 the Company entered into a lease agreement (“Lease”) with the Commercialization Center for Innovative Technologies located in North Brunswick, New Jersey for use of 655 square feet of office space. The term of the Lease is for a one-year period. Upon mutual consent, the Lease may be renewed for three additional one-year terms. The cost of the Lease approximates $13,100 per year plus operating expenses attributable solely to the leased premises. The lease contains two identified Milestone events whereby the Company has a one-time obligation to pay Milestone Rent upon a) relocation from the Commercialization Center to another facility which is at least twice as large or b) a capital raise greater than $1 million. The Milestone Rent calculation is based on each year of the lease, the municipality of the relocation, and the amount of capital raised by the Company.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Urigen Pharmaceuticals, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Urigen Pharmaceuticals, Inc. and Subsidiaries (the "Company") as of June 30, 2014 and 2013, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended June 30, 2014. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Urigen Pharmaceuticals, Inc. and Subsidiaries as of June 30, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended June 30, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the consolidated financial statements, the Company’s recurring losses from operations, negative cash flows from operations and events of default under debt agreements raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Iselin, New Jersey

January 29, 2015

F-26

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30,
	2014	2013
ASSETS
Current assets:
Cash	$2,681,230	$503,843
Accounts receivable	133,807	69,391
Prepaid expenses and other assets	180,596	18,960

Total current assets	2,995,633	592,194

Intangible assets, net	105,076	115,004

Total assets	$3,100,709	$707,198

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Notes payable - related party	$3,031,374	$925,002
Notes payable - other	176,000	286,095
Accounts payable	762,432	737,353
Accrued expenses	2,277,448	2,299,974
Settlement with former employees	38,000	68,000
Derivative liability - warrants	1,414,510	271,703
Derivative liability - conversion feature	814,395	-
Series B and C dividends payable	-	325,423
Funds received in escrow for future issuance of promissory notes	-	497,500

Total current liabilities	8,514,159	5,411,050

Note payable - related party, net of current maturities	1,864,442	-
Note payable - other, net of current maturities	482,608	-
Settlement with former employees, net of current portion	1,000,292	1,038,292

Total liabilities	11,861,501	6,449,342

Series B convertible preferred stock, par value $0.001, 210 shares authorized, issued and outstanding at June 30, 2013 (liquidation preference $2,520,000 at June 30, 2013)	-	2,520,000
Series C convertible preferred stock, par value $0.001, 552,941 shares authorized, issued and outstanding at June 30, 2013 (liquidation preference $663,529 at June 30, 2013)	-	663,529

Total Series B and C convertible preferred stock	-	3,183,529

Commitments and contingencies

Stockholders' deficit:
Series D convertible preferred stock, par value $0.001, 250 shares authorized, 95.469 issued and outstanding at June 30, 2014	21,904,408	-
Common stock, par value $0.001, 20,000,000 shares authorized, 30,053 and 18,580 shares issued and outstanding at June 30, 2014 and 2013, respectively	29	18
Common stock issuable	45,000	62,914
Additional paid-in capital	-	5,458,913
Accumulated deficit	(30,710,229)	(14,447,518)

Total stockholders' deficit	(8,760,792)	(8,925,673)

Total liabilities and stockholders' deficit	$3,100,709	$707,198

See notes to consolidated financial statements

F-27

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended
	June 30,
	2014	2013

Revenue	$650,526	$599,987

Operating expenses:
Research and development	760,787	56,938
General and administrative	1,193,704	737,660

Total operating expenses	1,954,491	794,598

Loss from operations	(1,303,965)	(194,611)

Other income and expense, net:
Interest income	277	1,188
Interest expense	(727,696)	(549,257)
Change in fair value of derivative liabilities	(972,359)	310,072
Loss on extinguishment of convertible notes	(8,728,161)	-
Other income (expense), net	127,674	52,302

Total other income and expense, net	(10,300,265)	(185,695)

Net loss	(11,604,230)	(380,306)

Coupon dividend on Series B and C preferred stock	(149,355)	(144,378)
Deemed dividend on extinguishment of Series B and C preferred stock	(12,587,881)	-

Net loss attributable to common stockholders	$(24,341,466)	$(524,684)

Loss per share:
Net loss per share attributable to common shares - basic and diluted	$(1,281)	$(28)
Weighted average shares outstanding - basic and diluted	18,999	18,506

See notes to consolidated financial statements

F-28

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Deficit

	Series D Convertible Preferred Stock		Common Stock		Common Stock Issuable		Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balances at June 30, 2012	-	$-	18,354	$18	165	$55,080	$5,393,243	$(14,067,212)	$(8,618,871)
Common stock issuable to Dan Vickery, the Company's Chairman, pursuant to a consulting agreement	-	-	-	-	230	34,500	-	-	34,500
Common stock issued to Dan Vickery, pursuant to a consulting agreement	-	-	150	-	(150)	(26,666)	26,666	-	-
Common stock issued to consultant pursuant to a debt settlement agreement	-	-	76	-	-	-	11,400	-	11,400
Series B preferred stock dividends	-	-	-	-	-	-	(114,287)	-	(114,287)
Series C preferred stock dividends	-	-	-	-	-	-	(30,091)	-	(30,091)
Reclassification of warrant liability to equity at expiration of "down round protection feature"	-	-	-	-	-	-	135,357	-	135,357
Fair value of warrants at issuance to Dr. Lowell Parsons, a member of the Board, pursuant to a consulting agreement	-	-	-	-	-	-	36,625	-	36,625
Net loss	-	-	-	-	-	-	-	(380,306)	(380,306)

Balances at June 30, 2013	-	-	18,580	18	245	62,914	5,458,913	(14,447,518)	(8,925,673)
Common stock issued to consultant pursuant to a debt settlement agreement	-	-	75	-	(75)	(37,414)	37,414	-	-
Common stock issuable to Dan Vickery, pursuant to a consulting agreement for prior year services	-	-	170	-	(170)	(25,500)	25,500	-	-
Common stock issuable to Dan Vickery, pursuant to a consulting agreement for current year services	-	-	-	-	173	45,000	-	-	45,000
Common stock issued to Dan Vickery, pursuant to a consulting agreement for current year services	-	-	220	-	-	-	42,000	-	42,000
Series B preferred stock dividends	-	-	-	-	-	-	(117,730)	-	(117,730)
Series C preferred stock dividends	-	-	-	-	-	-	(31,625)	-	(31,625)
Modification of equity classified warrants pursuant to July 2013 convertible note financing	-	-	-	-	-	-	5,382	-	5,382
Common stock issued to convertible note holders for waivers of default	-	-	11,455	11	-	-	2,628,225	-	2,628,236
Preferred stock issued to convertible note holders for waivers of default	24.661	5,658,220	-	-	-	-	-	-	5,658,220
Repurchase of fractional shares pursuant to reverse stock split	-	-	(447)	-	-	-	(118,679)	-	(118,679)
Preferred stock issued to holders of Series B and C preferred stock for waivers of default under preferred stock agreement	64.625	14,827,560	-	-	-	-	-	-	14,827,560
Preferred stock issued in exchange for outstanding shares of Series B and C preferred stock	6.183	1,418,628	-	-	-	-	-	-	1,418,628
Deemed dividend on extinguishment of Series B and C preferred stock	-	-	-	-	-	-	(7,929,400)	(4,658,481)	(12,587,881)
Net loss	-	-	-	-	-	-	-	(11,604,230)	(11,604,230)

Balances at June 30, 2014	95.469	$21,904,408	30,053	$29	173	$45,000	$-	$(30,710,229)	$(8,760,792)

See notes to consolidated financial statements

F-29

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended
	June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(11,604,230)	$(380,306)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	9,928	9,928
Amortization of debt discount	475,189	400,020
Change in fair value of derivative liability	972,359	(310,072)
Non-cash expenses-consulting	295,905	71,125
Non-cash loss on debt extinguishment	8,680,067	-
Changes in operating assets and liabilities:
Accounts receivable	(64,416)	(6,185)
Prepaid expenses, other assets and deposits	(161,636)	(2,367)
Accounts payable	25,079	26,088
Accrued liabilities	387,346	245,874
Settlement with former employees	(68,000)	(68,000)

Net cash used in operating activities	(1,052,409)	(13,895)

Cash flows from financing activities:
Funds received/returned in escrow for future issuance of promissory notes	(497,500)	497,500
Payment of notes payable related parties	(10,025)	-
Proceeds from notes payable related parties	3,856,000	10,025
Repurchase of fractional shares pursuant to reverse stock split	(118,679)	-

Net cash provided by financing activities	3,229,796	507,525

Net increase in cash	2,177,387	493,630
Cash, beginning of year	503,843	10,213

Cash, end of year	$2,681,230	$503,843

Non-cash investing and financing activities:
Preferred stock dividends accrued	$149,355	$144,378
Reclassification of warrants from liability to equity upon expiration of "down round protection feature"	$-	$135,357
Fair value of warrants issued with notes payable	$676,325	$-
Fair value of warrants issued for related party consulting services	$208,905	$-
Fair value of common stock issued for related party consulting services	$42,000	$-
Fair value of common stock issuable for related party consulting	$45,000	$-
Modification of warrants previously issued	$5,382	$-
Establishment of derivative liability at fair value related to conversion feature of related party notes	$99,613	$153,000
Deemed dividend related to extinguishment of Series B and C preferred stock in exchange for shares of Series D preferred stock	$12,587,881	$-

Supplemental disclosure of cash paid:
Interest	$718	$-

See notes to consolidated financial statements

F-30

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note A - Nature Of Operations And Business Risks

Urigen Pharmaceuticals, Inc. and Subsidiaries (the "Company"), a Delaware incorporated company, is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. The pipeline includes URG101, for the treatment of Bladder Pain Syndrome ("BPS") which has completed a Phase II double blinded, placebo controlled, multi-center trial achieving statistically significant results on all end points.

During the year ended June 30, 2011, the Company initiated a pilot project to license the rights under the License Agreement with the University of California, San Diego ("UCSD"), to compound intravesical heparin and lidocaine formulations to pharmacies associated with urologists who treat interstitial cystitis/bladder pain syndrome ("IC/BPS"), by entering into Formulation and Use Agreements with third party compounding pharmacies. During fiscal 2014, the Company earned revenue from approximately 4 compounding pharmacies that licensed such technology.

The Company is actively seeking corporate partnership, licensing or financing arrangements necessary to fund its ongoing development programs.

The Company became a publically traded entity in 2007. Effective May 24, 2012, the U.S. Securities and Exchange Commission (the "SEC") ordered a temporary suspension of trading in the Company’s common stock. Trading in the Company’s common stock remained suspended until September 18, 2012, when the SEC revoked the registration of the Company’s common stock. The suspension and eventual revocation in trading was due to the Company’s failure to file required periodic reports with the SEC.

Note B - Basis of Presentation/Liquidity

The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has incurred losses since inception resulting in an accumulated net deficit of $30,710,229 as of June 30, 2014. The Company has negative working capital of $5,518,526, which includes notes payable of $3,207,374, as of June 30, 2014, that are due within twelve months. Management expects to incur further losses for the foreseeable future. During the fiscal years ended June 30, 2014 and 2013, the Company funded itself primarily through the issuance of debt and equity. The Company’s Restructuring (see below) in June 2014 provided an additional $3 million debt facility from its major shareholder; however, the Company has only drawn $2 million against such facility to date.

The Company expects to finance future cash needs primarily through proceeds from equity or debt financing, licensing agreements, and/or collaborative agreements with corporate partners in order to be able to sustain its operations until the Company can achieve profitability and positive cash flows, if ever. Management plans to seek additional debt and/or equity financing for the Company through private or public offerings, but it cannot assure that such financing will be available on acceptable terms, or at all.

All of the above matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-31

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note B - Basis of Presentation/Liquidity (continued)

The Restructuring

On April 25, 2014, the Company entered into an Exchange and Waiver Agreement (the "Exchange Agreement") with Platinum-Montaur Life Sciences, LLC ("Platinum") and other existing lenders to the Company (the "Other Lenders"). The Other Lenders include, without limitation, Dan Vickery, M.B.A., Ph.D., our Chairman and Secretary, and C. Lowell Parsons ("Dr. Parsons"), a member of our Board of Directors. As of June 23, 2014, Platinum and the Other Lenders were holders of an aggregate of $1,937,195 principal amount of senior convertible promissory notes of the Company (the "Existing Notes"). In addition, Platinum was the holder of 210 shares and 552,941 shares, respectively, of the Series B and Series C Convertible preferred stock (the "preferred stock"). At the time, certain of the Existing Notes were in default in that, among other things, they were past maturity and remained unpaid and were further subject to earlier prepayment as a result of the de-registration of our common stock under the Exchange Act by the SEC in September 2012. These defaults resulted in defaults under the other Existing Notes. The transactions contemplated by the Exchange Agreement were conditioned upon stockholder approval of the Exchange Agreement and other proposals, all of which were approved at the Company’s 2014 Annual Meeting of Stockholders, held on May 27, 2014. The purpose of the Exchange Agreement was to allow the Company to restructure its outstanding debt and capital structure. The Exchange Agreement provides for, among other things:

•	the forbearance by Platinum and the Other Lenders from exercising their default remedies under the Existing Notes and from the pursuit of the collection of accrued preferred dividends;

•	the waiver of anti-dilution adjustments, including down round protection, to outstanding common stock purchase warrants owned by Platinum, the Other Lenders and Dr. Parsons (the "Existing Warrants"), and the reduction in the exercise price per share of the Existing Warrants to $500;

•	the waiver of defaults under the agreements pursuant to which the Existing Notes, the Existing Warrants and the preferred stock held by Platinum and the Other Lenders were issued;

•	the exchange of the Existing Notes for new Secured Convertible Promissory Notes of the Company (the "Exchange Notes") with a principal amount equal to $2,347,052 and with a maturity date of June 23, 2017;

•	the exchange of the issued and outstanding Series B and C preferred stock for shares of a newly-created series of preferred stock designated as Series D Convertible preferred stock (the "Series D preferred stock"); and

•	the issuance by Platinum to the Company of a loan in the amount of $3,000,000, which loan is evidenced by a senior secured promissory note due on the earlier of (a) the consummation of the sale by the Company of equity securities in a registered public offering with gross proceeds to the Company of not less than $10 million; and (b) June 23, 2015 (the "Bridge Note"). The Exchange Notes and the Bridge Note are secured by a lien on all of the Company’s assets. (See Note G for further details.)

F-32

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note B - Basis of Presentation/Liquidity (continued)

The Restructuring (continued)

In consideration for the agreement by Platinum and the Other Lenders to the Restructuring, at the closing on June 23, 2014, the following transactions also occurred: (i) the per-share exercise prices of the Existing Warrants was reduced from $625 to $500; (ii) the Company issued to Platinum 95.469 shares of Series D preferred stock, which will be convertible into an aggregate of 95,469 shares of our common stock (which number of shares of common stock, when combined with the shares of common stock issuable upon conversion of the Exchange Notes to be issued to Platinum and upon exercise of the Existing Warrants held by Platinum, is expected to represent approximately 75% of the fully diluted shares of the Company’s common stock after giving effect to the Restructuring and before the reservation of shares for issuance under the 2014 Plan); (iii) the Company issued to the Other Lenders 11,455 shares of our common stock (which number of shares of common stock, when combined with the shares of common stock issuable upon conversion of the Exchange Notes to be issued to the Other Lenders and upon exercise of (a) the Existing Warrants held by the Other Lenders; and (b) the warrant issued to Dr. Parsons to purchase up to 654 shares of the Company’s common stock), is expected to represent approximately 11% of the fully diluted shares of the Company’s common stock after giving effect to the Restructuring and before the reservation of shares for issuance under the 2014 Plan); and (iv) the issuance to Dr. Parsons, a warrant to purchase up to 654 shares of our common stock, which was issued as consideration for the waiver by Dr. Parsons of certain adjustments that would otherwise be made to previously issued warrants.

See Notes G, I and J for a description of the accounting implications of these transactions.

Reverse Split

On June 23, 2014, the Company affected a 1-for-5,000 reverse stock split (the "Reverse Split") of the issued and outstanding shares of common stock, and in connection therewith, the Company increased the number of authorized shares of stock to 30,000,000, consisting of 20,000,000 shares of common stock and 10,000,000 shares of preferred stock. The approval of the Reverse Split was one of several steps in the Restructuring process that required stockholder approval. All share and per share amounts have been adjusted to reflect this stock split.

Note C - Summary of Significant Accounting Policies

[1]	Principles of consolidation:

The consolidated financial statements include the accounts of Urigen Pharmaceuticals, Inc. and its wholly owned subsidiaries Urigen N.A. and PolyMASC Pharmaceuticals plc. (PolyMASC is inactive). All significant intercompany balances and transactions have been eliminated.

[2]	Use of estimates:

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The estimates affecting the consolidated financial statements that are particularly significant include fair value of intangible assets, common stock, preferred stock, warrants, and other stock-based instruments.

F-33

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note C - Summary of Significant Accounting Policies (continued)

[3]	Fair value of financial instruments:

The Company’s financial instruments, including cash, accounts receivable, prepaid expenses, notes payable, accounts payable and accrued expenses are reflected in the accompanying consolidated financial statements at carrying value, which approximates fair value because of the short-term maturity of these instruments. The fair value of the warrant liability and all financial derivatives is discussed in Note E "Fair Value Measurements".

[4]	Concentration of risk:

The Company maintains its cash in bank accounts, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit. The Company has not experienced any losses in such accounts. The Company does not believe it is exposed to any significant credit risk on cash.

The Company has not experienced any significant credit losses. For the years ended June 30, 2014 and 2013, two customers represented 92% and 93%, of revenues, respectively. As of June 30, 2014 and 2013, these two customers represented 90% and 88% of accounts receivable, respectively. The Company’s only source of revenue is royalties received under licensing agreements with compounding pharmacies.

[5]	Intangible assets:

Intangible assets include the intellectual property and other patented rights acquired. Acquired assets and liabilities are recorded at cost. For intangible assets other than goodwill, the Company is required to estimate the useful life of the asset and recognize its cost as an expense over the useful life. The Company uses the straight-line method to expense long-lived assets (including identifiable intangibles) over a life that is less than or equal to the assets expected statutory life.

[6]	Impairment of long-lived assets:

The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. Recoverability is measured by comparison of the book values of the assets to future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book value of the assets exceed their fair value, which is measured based on the projected discounted future net cash flows arising from the assets. There have been no indications of impairment to long-lived assets through June 30, 2014.

[7]	Income taxes:

The Company accounts for income taxes in accordance with Accounting Standards Codification ("ASC") 740, "Income Taxes". Under the assets-and-liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

F-34

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note C - Summary of Significant Accounting Policies (continued)

[7]	Income taxes: (continued)

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of June 30, 2014 and 2013, the Company does not have any significant uncertain tax positions.

[8]	Convertible promissory notes:

The Company evaluates and accounts for conversion options embedded in convertible instruments in accordance with the Financial Accounting Standards Board ("FASB") ASC 815, "Derivatives and Hedging", and ASC 470, "Debt". Applicable generally accepted accounting principles ("GAAP") potentially requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments at their fair value according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company evaluates the terms of the debt instruments to determine if any embedded derivatives or beneficial conversion features exist. The Company allocates the aggregate proceeds of the promissory notes between the related embedded conversion feature if bifurcated, beneficial conversion features and warrants and the notes based on their fair values and/or relative fair values in accordance with FASB ASC 470-20-25. The fair value of the bifurcated conversion option and warrants issued to note holders are estimated utilizing the Black-Scholes option-pricing model. The Company amortizes the resultant discount or other features over the term of the notes through its earliest maturity date using the effective interest method. If the maturity of the debt is accelerated because of defaults or conversions, then the amortization is accelerated.

[9]	Convertible preferred stock:

The Company evaluates and accounts for conversion options embedded in convertible preferred stock in accordance with ASC 480, "Distinguishing Liabilities from Equity", ASC 815, "Derivatives and Hedging", and ASU 2014-16, an update to ASC 815. Applicable GAAP potentially requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments at their fair value according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The Company evaluated the Series B, C and D preferred stock and its embedded conversion feature on the date of issuance and determined the host instrument and the embedded conversion feature are more akin to equity and are therefore clearly and closely related as defined by ASC 815. As such, bifurcation of the embedded conversion feature was not required.

F-35

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note C - Summary of Significant Accounting Policies (continued)

[9]	Convertible preferred stock: (continued)

The Company accounts for the contingent redemption premium and issuance costs on its contingently redeemable convertible Series B and C preferred stock using the effective interest method, accreting such amounts to preferred stock from the date of issuance to the earliest date of redemption, which occurred on September 18, 2012 pursuant to the revocation of the registration statement by the SEC. The Company classifies all redeemable and contingently redeemable equity issuances outside of permanent equity. The Series D preferred stock is not redeemable and is therefore included in permanent equity. See Note I regarding preferred stock.

[10]	Common stock warrants:

Certain freestanding common stock warrants that are related to the issuance of certain convertible promissory notes are classified as liabilities and recorded at fair value due to characteristics that require liability accounting, primarily down round protection provisions. The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized as a component of change in fair value of derivative liabilities. The Company will continue to adjust the liability for changes in fair value until the earlier of the expiration of the down round protection, exercise or expiration of the warrants. The Company utilizes Level 3 fair value criteria to measure the fair value of its warrants.

[11]	Revenue:

Revenue consists of royalties received from pharmacies who have entered into Formulation and Use Agreements with the Company. Royalties are based on the number of doses dispensed and are recorded as earned bi-monthly in accordance with contract terms when they can be reliably measured and collectability is reasonably assured.

[12]	Research and development:

Research and development expenses include clinical trial costs, outside consultants and contractors for the Company’s research and development activities. The Company recognizes such costs as expense when they are incurred.

[13]	Net loss per common share:

Basic net loss per share of common stock is computed by dividing net loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, excluding the dilutive effects of preferred stock. Diluted net loss per share of common stock is computed by dividing the net loss applicable to common stockholders by the sum of the weighted-average number of shares of common stock outstanding during the period plus the potential dilutive effects of convertible preferred stock, warrants to purchase common stock and promissory notes convertible into common stock outstanding during the period calculated in accordance with the treasury stock or ‘‘if-converted’’ methods, as applicable, but are excluded if their effect is anti-dilutive. See Note K for further details.

[14]	Reclassifications:

Certain reclassifications have been made to the 2013 financial statements in order to conform to the 2014 presentation. These reclassifications have no effect on previously reported results of net loss or accumulated deficit.

F-36

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note C - Summary of Significant Accounting Policies (continued)

[15]	Recent accounting pronouncements:

In July 2013, the FASB issued ASU 2013-11, "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists". This update amends ASC 740 to require that in certain cases, an unrecognized tax benefit, or portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward when such items exist in the same taxing jurisdiction. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013 for public companies. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date, and retrospective application is permitted. The Company is currently evaluating the impact that adopting this update may have on its consolidated financial statements.

In May 2014, the FASB issued Accounting Standards Update 2014-09, "Revenue from Contracts with Customers", which requires that an entity recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to its customers. In order to achieve this core principle, an entity should apply the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation. This update will replace virtually all existing revenue recognition guidance under GAAP when it becomes effective for the Company’s annual period ending June 30, 2017, with early adoption not permitted. The updated standard will permit the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the impact of this update on its consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, "Presentation of Financial Statements-Going Concern (ASC Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern" ("ASU 2014-15"). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires assessment for a period of one year after the date that the financial statements are issued (or available to be issued). It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans and requires an express statement and other disclosures when substantial doubt is not alleviated. The new standard will be effective for reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of ASU 2014-15 on its consolidated financial statements and disclosures, but does not expect the adoption thereof to have a material impact.

In November 2014, the FASB issued ASU 2014-16, issued ASU 2014-16, "Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity" ("ASU 2014-16"). The ASU clarifies how current guidance should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Specifically, the amendments clarify that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of a host contract. The new standard will be effective for reporting periods beginning after December 15, 2015. Early adoption is permitted. The Company has adopted ASU 2014-16 within its consolidated financial statements and disclosures for the year ended June 30, 2014.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or not significant to the consolidated financial statements of the Company.

F-37

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note D - Intangible Assets and Related Agreement Commitments/Contingencies

In 2006, the Company entered into a license agreement with the University of California, San Diego ("UCSD") for certain patent rights. The agreement required the Company to make annual maintenance payments of $20,000 per year through 2010. During the year ended June 30, 2011, the Company initiated a pilot project to license the rights under the License Agreement with the UCSD, to compound intravesical heparin and lidocaine formulations to pharmacies associated with urologists who treat interstitial cystitis/bladder pain syndrome (IC/BPS), by entering into Formulation and Use Agreements with third party compounding pharmacies. Upon the receipt of revenue from these compounding pharmacies, the $20,000 annual maintenance fee was replaced with a royalty equal to the greater of $35,000 per annum or a royalty of 1.5% to 3% of net sales of the compounding pharmacies to their customers subject to certain adjustments as set forth in the agreement for combination products. Royalty expense was $35,000 for each of the years ended June 30, 2014 and 2013. In addition, the agreement with UCSD provides for milestone payments of up to $625,000, which are based on certain events related to FDA approval, which have not yet occurred. The Company is also required to make royalty payments of 1.5% to 3.0% of net sales of licensed products after FDA approval, with a minimum annual royalty of $35,000. The term of the agreement ends on the earlier of the expiration of the longest-lived item of the patent rights or the tenth anniversary of the first commercial sale. Either party may terminate the license agreement for cause in the event that the other party commits a material breach and fails to cure such breach. In addition, the Company may terminate the license agreement at any time and for any reason upon a 90-day written notice.

The summary of intangible assets acquired and related accumulated amortization as of June 30, 2014 and 2013 is as follows:

	2014	2013
Patent and intellectual property rights	$188,637	$188,637
Less: Accumulated amortization	(83,561)	(73,633)

Intangible assets, net	$105,076	$115,004

Intangible assets are carried at cost less accumulated amortization. Amortization is computed over the estimated useful life of 19 years on a straight-line basis. The Company reported amortization expense on intangible assets of $9,928 for the years ended June 30, 2014 and 2013, which is included in research and development expense in the accompanying consolidated statements of operations. Future estimated amortization expense is $9,928 per year for each of the following five years, and $55,436 thereafter.

Note E - Fair Value Measurements

The Company follows ASC 820, "Fair Value Measurement" ("ASC 820"), which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 -	Quoted prices in active markets for identical assets or liabilities.

Level 2 -	Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

F-38

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note E - Fair Value Measurements (continued)

Level 3 -	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar valuation techniques that use significant unobservable inputs.

The Company has segregated all financial assets and liabilities that are measured at fair value on a recurring basis (at least annually) into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date in the table below.

Assets and liabilities measured at fair value on a recurring basis as of June 30, 2014 and 2013 are summarized below:

	Level 1	Level 2	Level 3	Total
June 30, 2014
Liabilities:
Derivative liability - warrants	$-	$-	$1,414,510	$1,414,510
Derivative liability - conversion feature	-	-	814,395	814,395

Total	$-	$-	$2,228,905	$2,228,905

June 30, 2013
Liabilities:
Derivative liability - warrants	$-	$-	$271,703	$271,703

Total	$-	$-	$271,703	$271,703

The changes in the fair value of the derivative liabilities for the year ended June 30, 2014 are as follows:

Fair value at beginning of year	$271,703
Fair value of liability-classified warrants issued with notes payable	676,325
Fair value of liability-classified warrants issued for consulting services	208,905
Change in fair value of warrant liability[1]	257,577
Fair value of promissory note conversion feature liability at date of issuance	99,614
Change in fair value of conversion feature liability[1]	714,781

Fair value at end of year	$2,228,905

1 Inclusive of exercise price reduction from $625 to $500

The fair value of warrants granted and modified during the year ended June 30, 2014 were estimated using the Black-Scholes option valuation model utilizing the following assumptions:

Volatility	142 - 201%
Risk-Free Interest Rate	0.47 - 1.62%
Expected Term in Years	1 - 5 years
Dividend Rate	0.00%
Fair Value of Common Stock Share	$229.44

F-39

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note E - Fair Value Measurements (continued)

The fair value of the bifurcated embedded conversion feature was estimated using the Black-Scholes option valuation model utilizing the following assumptions during the year ended June 30, 2014:

Volatility	106 - 158%
Risk-Free Interest Rate	0.13 - 0.88%
Expected Term in Years	1 - 3 years
Dividend Rate	0.00%
Fair Value of Common Stock Share	$150.00 - 229.44

Note F - Accrued Expenses

At June 30, 2014 and 2013, the accrued expenses were as follows:

	June 30,
	2014	2013

Accrued payroll	$412,071	$412,073
Accrued payroll taxes	587,930	596,342
Accrued board fees	596,457	538,208
Accrued interest	89,780	439,297
Accrued expenses – other	591,210	314,054

	$2,277,448	$2,299,974

Note G - Notes Payable

[1]	Notes payable – related parties:

The Company evaluated the application of ASC 470-50-40/55, "Debtor Modifications and Extinguishments", as it applies to the exchange of the Existing Notes for Exchange Notes discussed below and concluded that the revised terms of the Exchange Notes, including the issuance of the 24.661 shares of Series D preferred stock to Platinum and 11,455 shares of common stock to other lenders, constituted a debt extinguishment because the present value of the cash flow under the terms of each of the new instruments was greater than 10% from the present value of the remaining cash flows under the terms of the original notes. ASC 470-50-40-12 states that the cash flows of the new instrument should include all cash flows specified by the terms in the new instrument plus any amounts paid or exchanged between the debtor and the creditor in connection with the exchange or modification. The new debt is initially recorded at fair value and the original debt is derecognized, with the difference recognized as an extinguishment loss. Any existing deferred financing balance was written off and included in the calculation of gain or loss on debt extinguishment. In addition, any fees paid to creditors are also included in the calculation of gain or loss. Accordingly, the fair value of the Series D penalty shares issued to Platinum, penalty shares of common stock issued to other lenders, and the unamortized balance of the debt discount and deferred financing fees would be included in the calculation of the loss on extinguishment of debt. Such loss amounted to approximately $8,700,000 and is included in other income (expense) in the accompanying consolidated statements of operations.

F-40

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note G - Notes Payable (continued)

[1]	Notes payable – related parties: (continued)

As of June 30, 2014 and 2013, notes payable – related parties consisted of the following:

	June 30,
	2014	2013

Notes payable – Parsons	$31,373	$31,373
Convertible notes payable – Parsons and Vickery	241,411	60,025
Convertible notes payable – Platinum	1,623,032	911,195
Bridge note notes payable – Platinum	3,000,000	-

Face amount of debt outstanding	4,895,816	1,002,593
Unamortized debt discount	-	(77,591)

Carrying value of debt outstanding	4,895,816	925,002
Less current portion	3,031,374	925,002

Long term debt - related parties	$1,864,442	$-

a)	Platinum-Montaur Life Sciences, LLC - Convertible Notes

As of June 30, 2012 and 2013, the Company had outstanding notes payable to Platinum of $911,195. During the year ended June 30, 2014, the Company received an additional $390,000 in notes payable from Platinum (See G[3] below). As a result of the Restructuring and pursuant to the Exchange Notes, approximately $322,000 of accrued interest was capitalized such that a cumulative amount of approximately $1,623,000 was due to Platinum at June 30, 2014.

The terms of the original notes to Platinum are as follows; the Company entered into a note purchase agreement (the "Purchase Agreement") dated January 9, 2009 with Platinum-Montaur Life Science, LLC ("Platinum" or the "Holder") for the sale of 10% senior secured convertible promissory notes ("Note"). Pursuant to the terms of the Purchase Agreement, events of default include, but are not limited to: (i) failure to pay principal or any payments due under the Note or to timely deliver any shares of common stock upon conversion of the principal or any interest, (ii) failure to comply with any covenant or agreement contained in the Note, the Purchase Agreement or any other document executed in connection with the purchase agreement, (iii) suspension of listing or failure to be listed on at least the OTC Bulletin Board, the AMEX, the Nasdaq Capital Markets, the Nasdaq Global Market, the Nasdaq Global Select Market or the NYSE for a period of 5 consecutive trading days, (iv) the Company’s notice to the Holder of its inability to comply or its intention not to comply with requests for conversion of the Note into shares of the Company’s common stock, (v) failure of the Company to instruct its transfer agent to remove any legends from shares eligible to be sold under Rule 144 and issued such clean stock certificates within 3 business days of the Holder’s request, and (vi) the Company shall apply for or consent to the appointment of or the taking of possession by a receive custodian, trustee or liquidator or make a general assignment for the benefit of its creditors or commence a voluntary case of bankruptcy, file a petition seeking protection of bankruptcy, insolvency, moratorium, reorganization or other similar law, acquiesce in the filing of a petition against it in an involuntary case under the United States Bankruptcy Code, issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same.

F-41

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note G - Notes Payable (continued)

[1]	Notes payable – related parties: (continued)

a)	Platinum-Montaur Life Sciences, LLC - Convertible Notes (continued)

In addition to the foregoing, the secured convertible promissory notes issued under the Purchase Agreement contain the following provisions:

•	The Company granted to Platinum the right to subscribe for an additional amount of securities of the Company in any subsequent financing conducted by the Company for the period commencing on the closing date of the Note through the date the Note is repaid. In addition, if the Company enters into any subsequent financing on terms more favorable than the terms of the Note, then the Holder has the option to exchange the Note together with accrued and unpaid interest for the securities to be issued in the subsequent financing.

•	The Company agreed not to issue any variable equity securities; as such term is defined in the purchase agreement, unless the Company receives the prior written approval of Platinum. Variable equity securities include, but are not limited to, (a) any debt or equity securities which are convertible into, exercisable or exchangeable for, or carry the right to receive additional shares of common stock, (b) any amortizing convertible security which amortizes prior to its maturity date, where the Company is required to or has the option to make such amortization payment in shares of common stock, or (c) any equity line transaction.

•	The Company has agreed to reserve 100% of the number of shares into which the Note is convertible.

•	The terms of the Note provide that it may not be converted if such exercise would result in the Holder having beneficial ownership of more than 4.99% of the Company’s outstanding common stock; provided that the Holder may waive this provision upon 61 days’ notice; and provided further that such ownership limitation may not exceed 9.9%.

•	In the event that the Company issues or sells any additional shares of common stock or any rights or warrants or options to purchase shares at a price that is less than the conversion price, then the conversion price shall be adjusted to the lower price at which such additional shares were issued or sold. The Company will not be required to make any adjustment to the conversion price in connection with (a) issuances of shares of common stock or options to its employees, officers or directors pursuant to any existing stock or option plan, (b) securities issued pursuant to acquisitions or strategic transactions, or (c) issuances of securities upon the exercise or exchange of or conversion of the Note and other securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding as of the date of the purchase agreement.

•	In the event of a default as described in the Note, the Holder shall have the right to require the Company to repay in cash all or a portion of the Note plus all accrued but unpaid interest at a price of 110% of the aggregate principal amount of the Note plus all accrued and unpaid interest.

F-42

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note G - Notes Payable (continued)

[1]	Notes payable – related parties: (continued)

a)	Platinum-Montaur Life Sciences, LLC - Convertible Notes (continued)

The Company has been in violation of certain of the covenants and provisions of the Purchase Agreement and Notes. The Company received a waiver for the period July 3, 2013 to December 31, 2013 of certain violations. A forbearance agreement for the period April 25, 2014 through July 1, 2014 (see "The Restructuring"- Note B) was then executed, pursuant to which it was agreed no actions would be taken against the Company for the violations. Termination of the forbearance agreement was allowed prior to July 1, 2014 if any of the following were to occur: (a) failure to comply with the terms of the forbearance agreement; (b) additional events of default; (c) any creditor commences a lawsuit or other action in excess of $100,000; and (d) the shareholders fail to approve certain proposed amendments to the Company’s Articles of Incorporation, including an increase in authorized shares, a 1 for 5,000 share reverse split, approval of an incentive stock option plan, a bridge financing agreement for $3 million and the creation of Series D preferred stock.

The Exchange Notes issued in June 2014 in the aggregate amount $1.6 million held by Platinum bear interest at 10% per annum (higher rates will apply if an "event of default" occurs) and mature June 23, 2017. The notes contain various covenants and restrictions and are guaranteed by Urigen N.A. The notes are secured by substantially all assets of the Company. The notes are convertible into common stock at a conversion rate of $500 per share, subject to adjustment for stock splits, reclassifications and similar transactions. The conversion price is also subject to adjustment in the event of the issuance of shares of common stock at a price less than the then applicable conversion price. As discussed in G [3] below, the embedded conversion feature and warrants issued in connection with such notes were bifurcated and accounted for separately.

In consideration for Platinum’s waiver of default under the original convertible note agreement and execution of the Exchange Agreement, the Company issued to Platinum 24.661 shares of Series D preferred stock that have an estimated fair value on an as if converted basis of approximately $5.6 million based upon a fair value of $229.44 per share of common stock, which was recognized as a component of the loss on extinguishment of convertible notes in the accompanying consolidated statements of operations.

b)	Platinum-Montaur Life Sciences, LLC – 2014 Bridge Note

On June 23, 2014, Platinum provided a bridge financing ("Bridge Note") of $3,000,000, which shall mature on the earlier of (i) the consummation of the sale by the Company of equity securities in a registered public offering, with gross proceeds to the Company (before deduction of underwriter’s commissions, offering expenses and the like) of not less than $10,000,000, and (ii) the first anniversary of the Effective Date. Interest is charged at 16% per annum (higher rates will apply if an "event of default" occurs), and the notes are secured by substantially all assets of the Company. Such note will be senior in priority to the Exchange Notes. At June 30, 2014, the balance outstanding under the Bridge Note was $3,000,000.

On July 1, 2014, the Company agreed to return $2,000,000 owed under the Bridge Note and to exchange the June 23, 2014 Bridge Note for an Amended and Restated Promissory Note ("Amended Note") in the amount of $1,000,000. The Amended Note contains terms whereby the Company can draw up to $2,000,000 in additional funding, interest is charged at 12% per annum (higher rates will apply if an "event of default" occurs), and a forfeiture of certain Series D Preferred Shares if Platinum fails to fund a draw request. As of January 29, 2015, the date these consolidated financial statements were available for issuance, an aggregate amount of $1,000,000 remains available under the Amended Note.

F-43

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note G - Notes Payable (continued)

[1]	Notes payable – related parties: (continued)

c)	Dr. Parsons - Notes Payable

On January 31, 2013, the Company issued an unsecured promissory note to Dr. Parsons, a director of the Company, in the amount of $10,025, due March 31, 2013. Under the terms of the note, interest was payable at a rate per annum computed on the basis of a 360-day year equal to 15% simple interest. As of June 30, 2013, accrued interest of $627 was due to Dr. Parsons. The note and all accrued interest were paid in July 2013.

On September 30, 2011, the Company issued an unsecured promissory note to Dr. Parsons, a director of the Company, in the amount of $31,373, due September 30, 2013 or earlier upon demand of the note holder. Under the terms of the note, interest was payable at a rate per annum computed on the basis of a 360-day year equal to 15% simple interest. As of June 30, 2014 and 2013, accrued interest of $12,888 and $8,235, respectively, was due to Dr. Parsons. As of the current date, the note and all accrued interest remains due and payable.

d)	Dr. Parsons and Dan Vickery – Convertible Notes Payable

As of June 30, 2013, the Company had outstanding convertible notes payable of $50,000 to Dr. Parsons and Dan Vickery; during the year ended June 30, 2014, the Company borrowed an additional $162,500 in convertible notes payable (See Note G [3] below) from such individuals. Pursuant to the Exchange Notes, approximately $29,000 of accrued interest was capitalized and the notes were restructured such that a cumulative amount of $241,411 was due to such individuals at June 30, 2014.

The terms and history of the original notes to Dr. Parsons and Dan Vickery are as follows:

•	On November 1, 2011, both Dan Vickery and Dr. Parsons purchased a 10% convertible promissory note and were each issued a warrant to purchase 50 shares of the Company’s common stock for the aggregate purchase price of $25,000.

•	On July 3, 2013, Dr. Parsons purchased a 10% convertible promissory note and was issued a warrant to purchase 205 shares of the Company’s common stock for the aggregate purchase price of $152,500.

•	On October 3, 2013, Dan Vickery purchased a 10% convertible promissory note and was issued a warrant to purchase 20 shares of the Company’s common stock for the aggregate purchase price of $10,000.

The Exchange Notes issued in June 2014 in the aggregate amount $241,411 held by Dr. Parsons and Dan Vickery bear interest at 10% per annum (higher rates will apply if an "event of default" occurs) and mature June 23, 2017. The notes contain various covenants and restrictions and are guaranteed by Urigen N.A. The notes are secured by substantially all assets of the Company. The notes are convertible into common stock at a conversion rate of $500 per share, subject to adjustment for stock splits, reclassifications and similar transactions. The conversion price is also subject to adjustment in the event of the issuance of shares of common stock at a price less than the then applicable conversion price. As discussed in G[3] below, the embedded conversion feature and warrants issued in connection with such notes were bifurcated and accounted for separately.

F-44

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note G - Notes Payable (continued)

[2]	Notes payable – non-related parties:

	2014		2013
	Long-Term	Current	Current

Notes payable – other	$-	$176,000	$176,000
Convertible notes payable	482,608	-	120,000
Unamortized debt discount	-	-	(9,905)

Notes payable - other	$482,608	$176,000	$286,095

As of June 30, 2013, the Company had outstanding convertible notes payable of $120,000 to unrelated parties. During the year ended June 30, 2014, the Company borrowed $303,500 in convertible notes payable from unrelated individuals (see G [3] below). Pursuant to the Exchange Notes, approximately $59,000 of accrued interest was capitalized and the notes were restructured such that a cumulative amount of $482,608 was due to such individuals at June 30, 2014.

On June 25, 2007, a note payable was issued to Benjamin F. McGraw, III, in the amount of $176,000. The note bears interest at the rate of 5.0% per annum and was due and payable in full on December 25, 2010. At June 30, 2014 and 2013, the Company owed accrued interest expense of $63,800 and $52,800, respectively. As of June 30, 2014, the note and all accrued interest remain past due.

[3]	Additional information:

2013 Convertible Note Purchase Agreement

In July and October of 2013, the Company entered into note and warrant purchase agreements (the "2013 Purchase Agreement") with certain investors, including directors, for the sale of the Company’s 10% convertible promissory notes in the aggregate amount of $856,000 (the "2013 Notes"), including $390,000 by Platinum, $162,500 by Dr. Parsons and Dan Vickery and $303,500 by unrelated parties. The 2013 Notes mature on the earlier of (i) two-year anniversary of the Closing Date; or (ii) the date that is 30 days following written notice (the "Maturity Notice") from the investors of its election to require repayment in full of the Notes, which Maturity Notice may not be given until at least ninety days after the stockholder approval. The Notes are convertible at the option of the holder at a conversion price of $500 per share, subject to down round protection as set forth in the Notes. The Company has considered the conversion feature to be a freestanding instrument requiring bifurcation and classification as a liability. The fair value of such conversion feature was estimated to be approximately $99,500 at the date of issuance and was recorded as a debt discount to be amortized over the term of the related notes to interest expense. The fair value of the instrument will be re-measured at each reporting period end – See Note E.

Further, in connection with the issuance of 2013 Notes, the Company issued five year warrants to purchase up to 1,712 shares of the common stock of the Company at an exercise price of $625 per share, subject to adjustment as set forth in the warrant agreements (subsequently reset to $500 in connection with the Restructuring). Since the warrants have exercise price reset provisions, the fair value of the warrants will be classified as a liability instrument. The fair value at the date of issuance was estimated to be approximately $249,000 and was recorded as a debt discount to be amortized into interest expense over the term of the related notes. The warrants will be re-measured at each period end – See Note E.

F-45

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note G - Notes Payable (continued)

[3]	Additional information: (continued)

2013 Convertible Note Purchase Agreement (continued)

In addition, the 2013 Purchase Agreement provided for the reinstatement of the down round protection for certain warrant agreements issued to Platinum during 2010 and 2011 to purchase an aggregate of 2,928 shares. These warrants were classified as equity instruments at the date of this modification. Due to the significant of this modification, the transaction was accounted for as the cancellation of the equity classified warrants and the issuance of new warrants requiring liability classification. The fair value of these liability classified warrants was estimated to be $427,000 on the date of issuance based on the Black Scholes valuation model, and was recorded as a debt discount to be amortized into interest expense over the term of the 2013 Notes. This warrant liability will be re-measured at each period end – See Note E.

The 2013 Purchase Agreement also provided that certain lenders who participated in the November 2011 financing would be allowed to extend the expiration date of their warrants from November 2015 to November 2018 if a minimum of $10,000 was invested in the 2013 financing. All investors added a minimum of $10,000 and therefore the term of all warrant agreements (to purchase an aggregate of 340 shares) was extended to 2018. The incremental increase in fair value of these equity classified warrants was estimated to be approximately $5,000 on the date of modification based on the Black Scholes valuation model and was recorded as a debt discount to be amortized to interest expense over the term of the 2013 Notes.

The total amount of debt discount recognized upon the initial issuance of all debt instruments during the year ended June 30, 2014 was approximately $782,000. The debt discount was amortized to interest expense using the effective interest method from July 3, 2013 to June, 23, 2014, the closing date of the restructuring. At such time the remaining unamortized debt discount was recorded as a component of loss on extinguishment of convertible promissory notes in the accompanying consolidated statements of operations.

2011 Convertible Note Agreements

Effective November 1, 2011, the Company entered into a note and warrant purchase agreement (the "2011 Purchase Agreement") with certain accredited investors for the sale of the Company’s 10% senior convertible promissory notes in the aggregate principal amount of $170,000 (the "2011 Notes"). Of the aggregate principal amount, $50,000 is held by Dr. Parsons and Dan Vickery and $120,000 by non-related parties. The 2011 Notes matured on November 1, 2013, and are convertible at the option of each of the holders into shares of common stock at a conversion price of $500 per share.

Effective October 5, 2011, the Company entered into the Fifth Amendment to Transaction Documents to the Note Purchase Agreement dated as of January 9, 2009 with Platinum, pursuant to which, the Company issued a 10% senior convertible promissory note in the principal amount of $300,000 (the "October Note") to Platinum. The Platinum October Note matured on October 5, 2013 and is convertible at the option of the Holder into common stock at a conversion price of $500 per share, subject to adjustment as set forth in the Platinum March Notes.

Effective March 3, 2011, the Company entered into the Fourth Amendment to Transaction Documents to the Note Purchase Agreement dated as of January 9, 2009 with Platinum, pursuant to which, the Company issued a 10% senior convertible promissory note in the principal amount of $461,195 (the "March Note") to Platinum. In addition, the Company issued a 10% senior convertible promissory note to Platinum in the principal amount of $150,000 (together with the March Note, the "Platinum March Notes"). The Platinum March Notes matured on September 3, 2013 and are convertible at the option of the Holder into shares of common stock at a conversion price of $500 per share, subject to adjustment as set forth in the Platinum March Notes.

F-46

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note G - Notes Payable (continued)

[3]	Additional information: (continued)

2011 Convertible Note Agreements (continued)

Interest expense, the majority of which relates to related party debt instruments, consisted of the following for the years ended June 30:

	2014	2013

Interest related to all notes payable	$216,059	$122,253
Amortization of debt discount	475,190	400,020
Other interest	36,447	26,984

	$727,696	$549,257

Scheduled maturities of long term debt are as follows:

Years Ending
June 30,

2015	$3,207,374
2016	-
2017	2,347,050

Total debt	$5,554,424

F-47

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note H - Income Taxes

There is no provision for income taxes because the Company has incurred operating losses to date. Deferred income taxes reflect the net tax effects of net operating loss and tax credit carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes are as follows as of June 30, 2014 and 2013:

	2014	2013

Deferred tax assets:
Accrued compensation	$164,147	$604,831
Other accrued expenses	429,670	344,147
Net operating losses	4,996,580	4,275,081
Tax credits	157,435	155,703
Bad debts	-	4,780
Debt discount	511,412	322,122
Accounts payable	136,176	-
Accrued interest	199,027	-
Financing costs	3,300,856	-

Total deferred tax assets	9,895,303	5,706,664

Deferred tax liabilities:
Intangible assets	(5,672)	(4,617)

Total deferred tax liabilities	(5,672)	(4,617)

Valuation allowance	(9,889,631)	(5,702,047)

Net deferred tax asset	$-	$-

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is "more likely than not". Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a full valuation allowance. The valuation allowance increased by $4,066,864 at June 30, 2014, and by $209,613 at June 30, 2013.

Net operating losses and tax credit carryforwards as of June 30, 2014 are as follows:

	Amount	Expiration Years

Net operating losses, Federal	$12,574,822	Beginning in 2027

Net operating losses, State	12,360,148	Beginning in 2017

Tax credits, Federal	92,831	Beginning in 2027

Tax credits, State	97,885	N/A

F-48

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note H - Income Taxes (continued)

Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, or the IRC, and similar state provisions. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the IRC has occurred. The effect of an ownership change could be the imposition of an annual limitation on the use of net operating loss carryforwards attributable to periods before the change.

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows:

	2014	2013

Statuary rate	34.00%	34.00%
State tax	5.11%	11.03%
Tax credits	0.01%	0.28%
Derivative liability mark to market	-2.85%	29.26%
Valuation allowance	-35.03%	-74.43%
Other	0%	-0.14%
Financing costs	-1.24%	0%

Total	0.00%	0.00%

The Company accounts for uncertain tax positions in accordance with ASC 740. The Company’s policy is to recognize interest and penalties related to income taxes as a component of other income (expense). The Company is subject to income tax examinations for U.S. income taxes and state income taxes from 2007 forward. However, net operating loss from all years is subject to examinations and adjustments for at least three years following the year in which the attributes are used. The Company has no unrecognized tax benefits as of June 30, 2014 and does not anticipate that the status of unrecognized tax benefits will significantly change prior to June 30, 2015.

Note I - Stockholders’ Equity

[1]	Overview:

The Company’s Certificate of Incorporation, originally filed on August 12, 1997, most recently amended on June 23, 2014 pursuant to the annual meeting of stockholders on May 27, 2014, authorizes the issuance of two classes of stock to be designated, respectively, "common stock" and "preferred stock". Upon the effectiveness of the Reverse Split, the total number of shares that the Company is authorized to issue is 30,000,000 shares. 20,000,000 shares shall be common stock, each having a par value of $0.001. 10,000,000 shares shall be preferred stock, each having a par value of $0.001.

On April 25, 2014, the Company entered into an Exchange and Waiver Agreement (the "Exchange Agreement") with Platinum-Montaur Life Sciences, LLC ("Platinum") and other existing lenders to the Company (the "Other Lenders"), whereby among other terms and conditions more fully described in Note B, all of the outstanding Series B and Series C preferred stock were exchanged for Series D preferred stock. Also on April 25, 2014, the Company affected a 1 for 5,000 reverse stock split. All amounts in the accompanying consolidated financial statements have been adjusted to reflect such split. The Company paid approximately $119,000 in cash to repurchase fractional shares.

F-49

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note I - Stockholders’ Equity (continued)

[2]	Common stock:

The shareholders of common stock of the Company are entitled to liquidation proceeds ratably after all Preferred Series liquidation preferences are satisfied. Dividends as declared by the Board are subordinate to preferential rights of the Preferred Series. Voting rights for common stock entitles holders to one vote for each share held.

During the years ended June 30, 2014 and 2013, the Company issued 245 and 226 shares of common stock previously recorded as common stock issuable, respectively. Additionally, the Company recorded 173 and 245 shares of common stock issuable, at June 30, 2014 and 2013, respectively. Further details are described below. Common stock issuable represents shares that are legally due, but not yet issued.

Common Stock Issued and Issuable to BioEnsemble, Ltd.

During the year ended June 30, 2014, the Company recorded 173 shares of common stock issuable and 390 shares of common stock issued to BEL, an entity controlled by Dan Vickery pursuant to a Consulting Agreement for services, for an aggregate value of approximately $113,000. During the year ended June 30, 2013, the Company recorded 230 shares of common stock issuable and 150 shares of common stock issued to BEL pursuant to a Consulting Agreement for services, for an aggregate value of approximately $61,000. At June 30, 2014 and 2013, respectively, 173 and 170 of common stock issuable shares are owed to BEL.

Common Stock Issued to Others

During the years ended June 30, 2014 and 2013, the Company issued 75 and 76 shares of common stock, respectively, to various third parties related to common stock issuable recorded in 2010 for debt settlement agreements. The value of such shares was approximately $37,000 and $11,000 for the years ended June 30, 2014 and 2013, respectively.

On June 23, 2014, pursuant to the Restructuring, the Company issued 11,455 shares of common stock in consideration for Non-Platinum convertible note holders’ waiver of default under the original convertible note agreements and execution of the Exchange Agreement. Such shares have an estimated fair value of approximately $2.6 million based upon an independent third-party valuation, which was recognized as a component of the loss on extinguishment of convertible notes in the accompanying consolidated statements of operations.

[3]	Series B preferred stock:

On July 31, 2007, Urigen issued 210 shares of its Series B Convertible preferred stock to Platinum for $10,000 per share. The Company received aggregate proceeds of $1,817,000, which is net of issuance costs of $283,000.

Dividends

The Series B preferred stock provides for the payment of dividends equal to 5% per annum compounded on a quarterly basis. The Company has the option to pay dividends in shares of common stock if the shares are registered in an effective registration statement and the payment would not result in the holder exceeding any ownership limitations.

As of June 23, 2014, the closing date of the restructuring and June 30, 2013, accrued dividends were approximately $375,000 and $258,000, respectively.

Liquidation

The Series B preferred stock also carries a liquidation preference of $10,000 per share.

F-50

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note I - Stockholders’ Equity (continued)

[3]	Series B preferred stock: (continued)

Conversion

Until April 25, 2014, the Series B preferred stock was convertible at $500 per share, subject to certain adjustments, into an equal number of registered shares of the Company’s common stock. As of June 30, 2013, the Company did not have enough shares of common stock registered to enable the holders to convert all of the Series B preferred stock. Pursuant to the governing securities purchase agreement, the holders of Series B preferred stock, in the absence of being able to convert into registered shares of the Company’s common stock, may redeem their shares for 120% of liquidation value or $12,000 per share. As such, the Series B shares have been classified as temporary equity, and recorded at full redemption value of $2,520,000 in the accompanying consolidated balance sheets as of June 30, 2013.

On June 23, 2014, all Series B preferred stock and accumulated dividends were exchanged for shares of Series D preferred stock (see Note B). Such exchange was accounted for as an extinguishment of Series B preferred stock (see Note I [5]).

[4]	Series C preferred stock:

In April 2010, Urigen issued to Platinum 552,941 shares of Series C Convertible preferred stock in conversion of a promissory note with a face amount of $552,941. The Series C preferred stock shall be subordinate to and rank junior to the Series B preferred stock and to all indebtedness of the Company.

Dividends

The Certificate of Designation setting forth the rights and preferences of the Series C preferred stock, provided for the payment of dividends equal to 5% per annum compounded on a quarterly basis. The Company has the option to pay dividends in shares of common stock if the shares are registered in an effective registration statement and the payment would not result in the holder exceeding any ownership limitations.

As of June 23, 2014, the closing date of the restructuring, and June 30, 2013, accrued dividends were approximately $99,000 and $68,000.

Liquidation

The Series C preferred stock also carries a liquidation preference of $1.00 per share.

Conversion

Until April 25, 2014, the Series C preferred stock was convertible at a maximum price of $500 per share, subject to certain adjustments, into an equal number of registered shares of the Company’s common stock. As of June 30, 2013, the Company did not have enough shares of common stock registered to enable the holders to convert the Series C preferred stock. Pursuant to the governing securities purchase agreement, the holders of Series C preferred stock, in the absence of being able to convert into registered shares of the Company’s common stock, may redeem their shares for 120% of liquidation value or $1.20 per share. As such, all of the Series C shares have been classified as temporary equity, and recorded at full redemption value of $663,529 in the accompanying consolidated balance sheets as of June 30, 2013.

On June 23, 2014, all Series C preferred stock and accumulated dividends were exchanged for shares of Series D preferred stock (see Note B). Such exchange was accounted for as an extinguishment of Series C preferred stock (see Note I [5]).

F-51

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note I - Stockholders’ Equity (continued)

[5]	Series D preferred stock:

Transactions

On June 23, 2014, all shares of Series B and Series C preferred stock (all of which are owned by Platinum) were exchanged for 6.183 shares of Series D preferred stock, a newly formed class of stock ranking senior to all other designations of stock. On an, as-if-converted basis, the value of such shares was approximately $1,419,000, based upon a fair value per share of $229.44.

On June 23, 2014, as consideration of Platinum’s waiver of defaults under the Series B and C preferred stock agreements, the Company issued 64.625 shares of Series D preferred stock to Platinum. On an, as-if-converted basis, the value of such shares was approximately $14,828,000, based upon a fair value per share of $229.44.

The carrying value Series B and C preferred stock, including previously accrued dividends, was approximately $3,658,000. The difference between the aggregate fair value of the 70.808 Series D shares issued of $16,246,000 and the aggregate carrying value of the Series B and C shares of $3,658,000 was approximately $12,588,000 and is recognized as a deemed dividend on extinguishment of Series B and C preferred stock.

On June 23, 2014, as consideration for the waiver of events of default under the convertible promissory note with Platinum, the Company issued 24.661 shares of Series D preferred stock to preferred shareholders. On an, as-if-converted basis, the value of such shares was approximately $5,658,000 based upon a fair value of $229.44 per share, which was recognized as a component of the loss on extinguishment of convertible notes in the accompanying consolidated statements of operations.

Dividends

Whenever the Board of Directors declares a dividend on the common stock, each holder of record of a share of Series D preferred stock, or any fraction of a share of Series D preferred stock, on the date set by the Board of Directors to determine the owners of the common stock of record entitled to receive such dividend shall be entitled to receive, out of any assets at the time legally available therefore, an amount equal to such dividend declared on one share of common stock multiplied by the number of shares of common stock into which such share, or such fraction of a share, of Series D preferred stock could be converted on the Record Date. No dividends have been declared through June 30, 2014.

Liquidation

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series D preferred stock then outstanding shall participate in any such liquidation, dissolution or winding up of the Company on a parity basis with the common stock, on an as-if converted basis.

Conversion

The Series D preferred stock can convert at a rate of 1,000 shares of common stock for each share of preferred stock subject to certain ownership restrictions upon and after registration of the Company’s common stock under Section 12(b) or 12(g) of the Exchange Act.

F-52

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note I - Stockholders’ Equity (continued)

[5]	Series D preferred stock: (continued)

Voting

The Series D preferred stock shall have the following class voting rights. So long as any shares of the Series D preferred stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least sixty-seven percent (67%) of the shares of the Series D preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series D preferred Stock vote separately as a class: (i) amend, alter or repeal the provisions of the Series D preferred stock so as to adversely affect any right, preference, privilege or voting power of the Series D preferred stock; or (ii) effect any distribution with respect to Junior Stock or common stock, except that the Company may effect a distribution on the common stock if the Company makes a like kind distribution on each share, or fraction of a share, of Series D preferred stock in an amount equal to the distribution on one share of common stock multiplied by the number of shares of common stock into which such one share, or such fraction of a share, of Series D preferred stock can be converted at the time of such distribution.

Note J - Warrants

Platinum, Dr. Parsons and Dan Vickery received, in aggregate, 4,917 of the 5,544 warrants granted during fiscal year 2014, summarized as follows:

•	On July 3, 2013, Platinum and Dr. Parsons received five-year warrants for 780 and 305 shares of common stock, respectively, with an exercise price of $500 per share. On October 3, 2013, Dan Vickery received a five-year warrant for 20 shares of common stock, at a per share exercise price of $500. As a result of the 2013 Purchase Agreement, a total of 1,712 warrants were issued to noteholders including the above 1,105 warrants to related parties. These warrants were ascribed an estimated fair value of approximately $249,300, as determined using a Black Scholes pricing model with the assumptions disclosed in Note E. The estimated fair value of the warrants has been recorded as a credit to warrant liability, due to down round protection provisions contained in the warrant agreement, and a debit to debt discount. The warrants were re-measured quarterly throughout the fiscal year with the change in fair value recorded to change in fair value of derivative liability in the related consolidated statements of operations.

•	On July 3, 2013, the Company reinstated the down round protection for certain warrant agreements issued to Platinum during 2010 and 2011 to purchase an aggregate of 2,928 shares. These warrants were classified as equity instruments at the date of this modification. Due to the significance of this modification, the transaction was accounted for as the cancellation of the equity classified warrants and the issuance of new warrants requiring liability classification. These warrants were ascribed an estimated fair value of approximately $427,000, as determined using a Black Scholes pricing model with the assumptions disclosed in Note E. The estimated fair value of the warrants has been recorded as a credit to warrant liability, due to down round protection provisions contained in the warrant agreement, and a debit to debt discount. The warrants were re-measured quarterly throughout the fiscal year with the change in fair value recorded to change in fair value of derivative liability in the related consolidated statements of operations.

F-53

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note J - Warrants (continued)

•	On March 13, 2014, Dr. Parsons received a five-year warrant for 250 shares of common stock for services performed, at a per share exercise price of $500. This warrant was ascribed an estimated fair value of approximately $64,100, as determined using a Black Scholes pricing model with the assumptions disclosed in Note E. The estimated fair value of the warrants has been recorded as a credit to warrant liability, due to down round protection provisions contained in the warrant agreement, and a debit to consulting expense. The warrant was re-measured quarterly throughout the fiscal year with the change in fair value recorded to change in fair value of derivative liability in the related consolidated statements of operations.

•	On June 23, 2014, Dr. Parsons received a five-year warrant for 654 shares of common stock (the "Consideration Warrant") as consideration for his waiver of certain exercise price adjustments under previously issued warrants. The Consideration Warrant has an exercise price of $500 per share. This warrant was ascribed an estimated fair value of approximately $144,700, as determined using a Black Scholes pricing model with the assumptions disclosed in Note E. The estimated fair value of the warrants has been recorded as a credit to warrant liability, due to down round protection provisions contained in the warrant agreement, and a debit to consulting expense. The warrant was re-measured quarterly throughout the fiscal year with the change in fair value recorded to change in fair value of derivative liability in the related consolidated statements of operations.

The following summarizes the common stock warrant transactions for the years ended June 30, 2014 and 2013:

	Warrant Shares of Common Stock	Weighted Average Exercise Price

Outstanding at July 1, 2012	02	$625
Granted	250	625
Exercised	-	-
Cancelled	(187)	-

Outstanding at June 30, 2013	7,352	625
Granted	5,544	500
Exercised	-	-
Cancelled	(2,928)	500

Outstanding at June 30, 2014	9,968	$513

As of June 30, 2014, there were 9,968 warrants outstanding of which 1,034 contained an exercise price of $625 per share and 8,934 contained an exercise price of $500 per share. All warrants are currently exercisable.

Note K - Net Loss Per Share of Common Stock

Diluted loss per share is the same as basic loss per share for all periods presented as the effects of potentially dilutive items were anti-dilutive given the Company's net loss. Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding.

F-54

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note K - Net Loss Per Share of Common Stock (continued)

The following table sets forth the computation of basic and diluted loss per share for common stockholders:

	Year Ended
	June 30,
	2014	2013

Net loss attributable to common stockholders	$(24,341,466)	$(524,684)
Weighted average shares outstanding – basic and diluted	18,999	18,506

Net loss per share attributable to common shares - basic and diluted	$(1,281)	$(28)

The following potentially dilutive securities outstanding at June 30, 2014 and 2013 have been excluded from the computation of diluted weighted average shares outstanding, as they would have been anti-dilutive:

	2014	2013

Convertible preferred stock to purchase common stock	95,469	7,018
Warrants to purchase common stock	9,968	7,352
Common stock issuable	173	245
Convertible debt	4,694	2,604

Total	110,304	17,219

Note L - Related Party Transactions

In addition to the debt, equity, and warrant transactions between the Company and Platinum, and Dr. Parsons and Dan Vickery, the Company had the following related party transactions:

[1]	Vendor:

Effective September 20, 2013, the Company entered into an agreement with a third party vendor, pursuant to which such vendor and its subsidiaries will provide certain clinical research services. The agreement required that a nonrefundable advance of $51,000 be paid to the vendor, such advance to be applied to invoices for services only after cumulative fees of $204,000 have been reached. Upon the receipt of the $51,000, the vendor purchased $51,000 in convertible debt, as described in the "2013 Purchase Agreement" note above. Estimated fees per the agreement total $269,000. In addition, services not specified in the agreement will be billed on a time and materials basis. The term of the agreement is the earlier of the completion date or two years. The agreement is not cancelable. Fees from this vendor totaled approximately $41,000 during the year ended June 30, 2014, of which approximately $5,000 is payable as of June 30, 2014.

[2]	BioEnsemble, Ltd.:

On December 2, 2010, the Company entered into a Consulting Agreement with BEL, which was subsequently amended, pursuant to which BEL provides business development and general management services to the Company. During 2014 and 2013, the agreement provides for compensation payable in cash and in shares of common stock.

F-55

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note L - Related Party Transactions (continued)

[2]	BioEnsemble, Ltd.: (continued)

Pursuant to the agreement, during the year ended June 30, 2013, consulting expense of $149,500, of which $34,500 was due in stock, was recorded. In connection with the consulting agreement, during the year ended June 30, 2013, 150 shares of stock were issued to Dan Vickery with a value of $26,666.

During the year ended June 30, 2014, consulting expense of $242,000, of which approximately $87,000 was due in stock, was recorded. In connection with the consulting agreement, during the year ended June 30, 2014, 393 shares of stock were issued to Dan Vickery.

As of June 30, 2014 and 2013, $15,000 and $83,237, respectively, was payable in cash to BEL for services rendered under the contract. Such amounts are recorded in accrued expenses in the accompanying consolidated balance sheets.

[3]	Dr. Parsons:

On November 29, 2012, the Company entered into a three-year option agreement with Dr. Parsons. The option agreement gives the Company the exclusive right to acquire and/or license certain intellectual property related to URG101 owned by Dr. Parsons. The Company paid $2,400 upon execution of the option agreement. In addition, the Company is obligated to pay all future costs incurred in connection with the licensed technology. If the Company exercises its option in the future, it will pay Dr. Parsons an additional $10,000 for prior costs incurred. Upon exercise, the parties will negotiate the terms of the license agreement, which shall provide for a royalty not to exceed 1.5% of net sales derived from the licensed technology. As of June 30, 2014, the Company has not yet exercised its option under the agreement.

On July 26, 2012, the Company entered into a consulting agreement with Dr. Parsons pursuant to which Dr. Parsons had been providing certain clinical and other development services, including clinical design, regulatory interactions, and formulation development to the Company as requested by management from time to time since March 15, 2011. The agreement may be canceled at any time by the Company. Additionally, Dr. Parsons shall receive warrants to purchase 50 shares of common stock at a price of $500 per share in any month during which 80 hours of services are performed. During each of the years ended June 30, 2014 and 2013, the Company granted Dr. Parsons a five year warrant for 250 shares of common stock, as more fully disclosed in Note J.

F-56

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note L - Related Party Transactions (continued)

[4]	Settlement with former employees:

On May 22, 2012, the Company’s former Chief Financial Officer, Martin E. Shmagin, filed suit against the Company alleging breach of contract and breach of fiduciary duty. The breach of contract claim alleged the Company breached the terms of an employment agreement between Mr. Shmagin and the Company by failing to pay salary, severance and other due benefits. Mr. Shmagin demanded back wages and additional payments totaling $941,680 plus pre-judgment interest. On October 11, 2012, the Company filed a cross complaint asserting claims for fraud, breach of duty, rescission of contract, unfair business practice, specific return of property, accounting and declaratory relief. The Company requested special, general and punitive damages, attorney’s fees and costs, rescission the former CFO’s employment agreement, injunctive relief, and a forfeiture of all rights to compensation. The dispute between the parties was resolved on September 11, 2013, and a settlement agreement was entered into that provided for the payment of $580,000 plus certain non-financial terms. $50,000 was payable during the year ended June 30, 2014, with minimum payments of $20,000 per year due thereafter until fully paid. The agreement provides for accelerated payments if the Company’s revenues exceed certain minimums. The unpaid balance bears interest at 2% simple interest. The interest balance was approximately $8,600 and $0 as of June 30, 2014 and 2013, respectively, and is included within accrued expenses. The current portion of the obligation was $20,000 and $50,000 as of June 30, 2014 and 2013, respectively, and is included in current liabilities. The long-term portion of the obligation was $510,000 and $580,000 as of June 30, 2014 and 2013, respectively, and is included in other noncurrent liabilities.

On December 10, 2012, Mr. Garner resigned as a director of the Company and entered into an amendment to his August 6, 2008 Employment Agreement with the Company. The agreement provided for the payment of $950,000 for the back wages, one year’s severance and expenses incurred by Mr. Garner in the performance of his services as Chief Executive Officer ("CEO") to the Company. It was subsequently determined that as CEO, Mr. Garner left the Company effective September 5, 2010 and Mr. Garner entered into a subsequent agreement on January 24, 2013 that provided for a reduced amount due of $565,492, which was reduced by an advance payment of $14,700. During the year ended June 30, 2013, $20,000 was paid up front with the remaining amount due in minimum quarterly payments of $4,500 thereafter until fully paid. The unpaid balance bears interest at 2% simple interest. The interest balance was approximately $10,300 and $1,800 as of June 30, 2014 and 2013, respectively, and is included within accrued expenses. As of June 30, 2014 and 2013, $508,000 and $526,000, respectively, was payable for the unpaid portion of the settlement amount. The current portion of the obligation was of $18,000 at June 30, 2014 and 2013 and is included in current liabilities. The long term portion of the obligation was $490,292 and $508,292 as of June 30, 2014 and 2013, respectively, and is included in other noncurrent liabilities.

The Company paid Mr. Shmagin (or his representatives) and Dr. Garner $50,000 and $18,000, respectively, during the 12 months ended June 30, 2014.

Note M - Commitments And Contingencies

[1]	Indemnification:

Under certain patent agreements, the Company has agreed to indemnify the licensors of the patented rights and technology against any liabilities or damages arising out of the development, manufacture, or sale of the licensed asset.

F-57

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note M - Commitments And Contingencies (continued)

[2]	Commitments:

On December 12, 2013, the Company entered into a three-year option agreement with Dr. Parsons and Michael Goldberg. The option agreement gives the Company the exclusive right to acquire and/or license certain intellectual property rights related to a new product jointly owned by Dr. Parsons and Dr. Goldberg. $25,000 was due to third party attorneys upon execution of the option agreement for outstanding legal costs, and $10,000 was paid to Dr. Parsons for prior costs incurred. In addition, the Company is obligated to pay all future costs incurred in connection with the licensed technology upon exercise of the option. Upon exercise, a $50,000 upfront licensing fee will be due, and the parties will negotiate the terms of the license agreement, which shall provide for a royalty not to exceed 5% of net sales derived from the licensed technology. The Company has not exercised its option under this agreement as of January 29, 2015, the date which the consolidated financial statements were available to be issued.

[3]	Contingencies:

In the ordinary course of business, the Company is involved in various legal proceedings and other disputes that are complex in nature and have outcomes that are difficult to predict. Such known disputes total approximately $100,000. Management intends to vigorously defend its positions with respect to these disputes and has recorded $55,000 during the year ended June 30, 2014 for estimated settlement costs.

Note N - Subsequent Events

The reportable events that occurred subsequent to the balance sheet date that require disclosure included the following:

[1]	Employment Agreements:

Dan Vickery, M.B.A., Ph.D.

On September 1, 2014, Dr. Dan Vickery was appointed full time CEO of the Company. Under the terms of the agreement with Dr. Vickery, his appointment is for an initial term of two (2) years at an annual base salary of $250,000, subject to an increase to $295,000 annually, upon a successful public offering of our common stock of at least $15,000,000 (a "Qualified Offering"). Dr. Vickery is also entitled to an annual bonus payment in a target amount equal to fifty percent (50%) of his prevailing annual base salary, the final and absolute value of which is subject to Dr. Vickery’s successful performance of his duties as CEO as determined by the Board; and a severance payment in an amount equal to twelve (12) month’s base salary and benefits, provided that Dr. Vickery’s termination is not for cause. Under the terms of the employment agreement, Dr. Vickery was also granted 2,000 restricted shares of common stock (the "Restricted Shares") under the 2014 Long-Term Incentive Plan (the "2014 Plan"). Under the terms of the 2014 Plan, the Restricted Shares subject to this grant shall become unrestricted and vested as follows: (a) 50% upon the consummation of a Qualified Offering, and (b) 50% upon the one year anniversary of the consummation of the Qualified Offering; provided, that all of the Restricted Shares subject to this grant which have not yet become unrestricted and vested shall become vested and unrestricted upon the consummation of a sale of the Company. In connection with Dr. Vickery joining the Company as CEO, the consulting services agreement with BEL was terminated as of August 24, 2014.

F-58

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note N - Subsequent Events (continued)

[1]	Employment Agreements: (continued)

Mark J. Rosenblum

On September 1, 2014, Mr. Mark J. Rosenblum was appointed full time Chief Financial Officer of the Company. Under the terms of the agreement with Mr. Rosenblum, his appointment is for an initial term of two (2) years at an annual base salary of $235,000, subject to an increase to $275,000 annually upon a successful public offering of our common stock of at least $15,000,000 (a "Qualified Offering"). Mr. Rosenblum is also entitled to receive an annual bonus payment in a target amount equal to fifty percent (50%) of his prevailing annual base salary, the final and absolute value of which is subject to Mr. Rosenblum’s successful performance of his duties as CFO as determined by the Board; and a severance payment in an amount from one (1) to twelve (12) month’s base salary and benefits depending on his length of service, provided that Mr. Rosenblum’s termination is not for cause. Under the terms of the employment agreement, Mr. Rosenblum’s employment agreement, he is also eligible for a one-time incentive payment equal to fifty percent (50%) of his prevailing annual salary, but in no event less than $120,000, upon a Qualified Offering. Further to his employment agreement, Mr. Rosenblum was also granted 1,500 restricted shares of our common stock (the "Restricted Shares") under the 2014 Long-Term Incentive Plan (the "2014 Plan"). Under the terms of the 2014 Plan, the Restricted Shares subject to this grant shall become unrestricted and vested as follows: (a) 50% upon the consummation of a Qualified Offering, and (b) 50% upon the one year anniversary of the consummation of the Qualified Offering; provided, that all of the Restricted Shares subject to this grant which have not yet become unrestricted and vested shall become vested and unrestricted upon the consummation of a sale of the Company.

Antoine ("Luc") Maasdorp

On September 1, 2014, Mr. Antoine Maasdorp was appointed full time Vice President Finance and Operations ("VP") of the Company. Under the terms of the agreement with Mr. Maasdorp, his appointment is for an initial term of one (1) year at an annual base salary of $120,000. Mr. Maasdorp is also entitled to receive an annual bonus payment in a target amount equal to fifty percent (50%) of his prevailing annual base salary, the final and absolute value of which is subject to Mr. Maasdorp’s successful performance of his duties as VP as determined by the Board; and a severance payment in an amount from one (1) to twelve (12) month’s base salary and benefits depending on his length of service, provided, that Mr. Maasdorp’s termination is not for cause. Further to his employment agreement, Mr. Maasdorp was also granted 500 restricted shares of our common stock (the "Restricted Shares") under the 2014 Long-Term Incentive Plan (the "2014 Plan"). Under the terms of the 2014 Plan, the Restricted Shares subject to this grant shall become unrestricted and vested as follows: (a) 50% upon the consummation of a Qualified Offering, and (b) 50% upon the one year anniversary of the consummation of the Qualified Offering; provided, that all of the Restricted Shares subject to this grant which have not yet become unrestricted and vested shall become vested and unrestricted upon the consummation of a sale of the Company.

Christopher Meenan

On October 1, 2014, Mr. Christopher Meenan was appointed full time Vice President of Commercial and Product Development ("VP-CPD") of the Company. Under the terms of the agreement with Mr. Meenan, his appointment is for an initial term of two (2) years at an annual base salary of $170,000, subject to an increase to $200,000 annually upon a successful public offering of our common stock of at least $15,000,000 (a "Qualified Offering"). Mr. Meenan is also entitled to receive an annual bonus payment in a target amount equal to fifty percent (50%) of his prevailing annual base salary, the final and absolute value of which is subject to Mr. Meenan’s successful performance of his duties as VP-CPD as determined by the Board; and a severance payment in an amount between 180 days and one year base salary and benefits, provided that Mr. Meenan’s termination is not for cause. Further to his employment agreement, Mr. Meenan was also granted 1,000 restricted shares of our common stock (the "Restricted Shares") under the 2014 Long-Term Incentive Plan (the "2014 Plan"). Under the terms of the 2014 Plan, the Restricted Shares subject to this grant shall become unrestricted and vested as follows: (a) 50% upon the consummation of a Qualified Offering, and (b) 50% upon the one year anniversary of the consummation of the Qualified Offering; provided, that all of the Restricted Shares subject to this grant which have not yet become unrestricted and vested shall become vested and unrestricted upon the consummation of a sale of the Company.

F-59

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note N - Subsequent Events (continued)

[2]	Imprimis Agreement:

On October 24, 2014, (the "Effective Date") Imprimis Pharmaceuticals, Inc. ("Imprimis") entered into a license agreement (the "Agreement") with Urigen Pharmaceuticals, Inc. ("Urigen"), pursuant to which Urigen granted to Imprimis a license under certain U.S. patents and patent applications to develop and sell in the U.S. Urigen's URG101 product (the "Product"), a lidocaine and heparin compounded formulation, for the prevention or treatment of disorders of the lower urinary tract. Such license is non-exclusive; provided that, between the six-month anniversary of the Effective Date and the 12-month anniversary of the Effective Date, Imprimis will have the right, at its option, to convert such non-exclusive license to an exclusive license for the remaining term of the Agreement, subject only to certain specified existing sublicenses (the "Existing Sublicenses").

As consideration for the license granted under the Agreement, Imprimis has agreed to pay Urigen annual tiered royalties based on its sales of the Product, subject to certain minimum annual royalty payments. The annual tiered royalties consist of the greater of (i) a minimum amount per dose, and (ii) 15% - 20% of Imprimis’ net sales of the Product, with such royalty range depending on Imprimis' aggregate sales of Product during the period to which the royalty payment applies. The minimum annual royalty payment consists of (a) for the calendar year during which the license grant may convert from a non-exclusive license to an exclusive license as described above, the greater of: (i) 110% of the aggregate royalties paid to Urigen under the Existing Sublicenses during the preceding 12 months, on a prorated basis, and (ii) $800,000, less the aggregate royalties paid to Urigen under the Existing Sublicenses during such calendar year; and (b) for each calendar year thereafter, 110% of the aggregate amount owed by Imprimis to Urigen under the Agreement during the prior calendar year. Imprimis is obligated to pay such royalties beginning with its first commercial sale of the Product and continuing until the expiration of the patents subject to the license granted under the Agreement. Imprimis has also agreed to use commercially reasonable efforts to develop and commercialize the Product according to the terms of a diligence plan agreed to by the parties, which efforts will include, without limitation, Imprimis’ investment of $2 million in commercialization efforts of the Product, which investment and timeline can be adjusted dependent market circumstances.

Subject to certain conditions and each party's right to terminate the Agreement earlier under certain circumstances, the Agreement will continue in effect until the expiration of Imprimis’ royalty obligations under the Agreement. The Agreement between Imprimis and Urigen terminates upon the first commercial sale of the Product by Urigen, its affiliates, or a third party after the U.S. Food and Drug Administration (the "FDA") grants Urigen approval to market the Product in the U.S., if market approval is granted. Imprimis shall have the option, at its discretion, to become a non-exclusive distributor of the Product following the FDA granting Urigen such market approval.

[3]	Mawdsley:

On October 17, 2014, Urigen entered into an exclusive distribution agreement with Mawdsley-Brooks & Co Ltd. ("Mawdsley") to distribute URG101 under the UK Specials Pharmaceuticals program in the United Kingdom and Ireland (the "UK Territory"). Under the terms of the agreement, Mawdsley has agreed to receive, store and distribute URG101 to customers in the UK Territory, manage logistics and engage with key opinion leaders for an initial term of one (1) year. Further to the agreement, Mawdsley has committed to purchase URG101 from Urigen in minimum order quantities of two hundred and fifty (250) vials, with each vial containing one dose of URG101, and shall pay Urigen at least one hundred pounds sterling (£100) per vial for the initial term of the agreement.

F-60

URIGEN PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2014 and 2013

Note N - Subsequent Events (continued)

[4]	Farco:

On October 13, 2014, Urigen entered into an agreement with Farco-Pharma GmbH ("Farco") to provide certain non-clinical product development services at its own expense, up to a limit of 100,000 Euro (approximately $122,000 as of December 31, 2014), to determine the feasibility of manufacturing URG101 in Farco’s manufacturing facility in Cologne Germany. Farco will conduct agreed upon development services in accordance with the FDA’s current guidelines for good laboratory practice and good manufacturing practice. If both parties agree that it is feasible to manufacture URG101 in Farco’s facility, upon gaining marketing approval for the product, Urigen has agreed to enter into a supply agreement with Farco, in which case Urigen would not be liable for 100,000 Euro of the development costs under this agreement. However, if both parties agree that it is feasible to manufacture URG101 in Farco’s facility, and upon gaining marketing approval for the product Urigen does not enter into a supply agreement with Farco, Urigen has agreed to reimburse Farco for all of the development costs under this agreement, including Farco’s 100,000 Euro investment.

[5]	CCIT Office Lease:

On November 1, 2014, the Company entered into a lease agreement ("Lease") with the Commercialization Center for Innovative Technologies located in North Brunswick, New Jersey for use of 655 square feet of office space. The term of the Lease is for a one-year period. Upon mutual consent, the Lease may be renewed for three additional one-year terms. The cost of the Lease approximates $13,100 per year plus operating expenses attributable solely to the leased premises. The lease contains two identified Milestone events whereby the Company has a one-time obligation to pay Milestone Rent upon a) relocation from the Commercialization Center to another facility which is at least twice as large, or b) a capital raise greater than $1 million. The Milestone Rent calculation is based on each year of the lease, the municipality of the relocation, and the amount of capital raised by the Company.

F-61

URIGEN PHARMACEUTICALS, INC.

[__________] Shares of Common Stock

PROSPECTUS

, 2015

[UNDERWRITER]

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, all of which will be borne by the registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee		$2,905
FINRA fees	$
Printing and engraving expenses*	$
Accounting fees and expenses*	$
Legal fees and expenses	$
Miscellaneous	$
Total	$

Item 14. Indemnification of Directors and Officers.

Amended and Restated Bylaws

Pursuant to our amended and restated bylaws, our directors and officers will be indemnified to the fullest extent permitted under the laws of the State of Delaware for their actions in their capacity as our directors and officers; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers to the fullest extent not prohibited by the DGCL. We will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”) by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the Proceeding, promptly following request.

No advance shall be made by us to an officer of the corporation (except by reason of the fact that such officer is or was a director).

We shall not be required to indemnify any director or officer in connection with any Proceeding initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or (iv) such indemnification is required to be made by a court of competent jurisdiction.)

No advance shall be made by the corporation to an officer who is or was not a director, in any Proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written option, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

Upon the approval of the board of directors, we may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to our amended and restated by-laws.

Delaware Law

We are incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Indemnification

We have an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

2

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities .

The information below lists all of the securities sold by us during the past three years which were not registered under the Securities Act:

On October 6, 2011, we issued 300 shares of common stock to service provider BioEnsemble, Ltd., an entity controlled by our Chairman, pursuant to a consulting agreement.

On October 6, 2011, we issued 80 shares of common stock to a former employee.

On December 28, 2011, we issued 60 shares of common stock to service provider BioEnsemble, Ltd., an entity controlled by our Chairman, pursuant to a consulting agreement.

On May 8, 2012, we issued 60 shares of common stock to service provider BioEnsemble, Ltd., an entity controlled by our Chairman, pursuant to a consulting agreement.

On July 26, 2012, we issued 90 shares of common stock to service provider BioEnsemble, Ltd., an entity controlled by our Chairman, pursuant to a consulting agreement.

On December 31, 2012, we issued 60 shares of common stock to service provider BioEnsemble, Ltd., an entity controlled by our Chairman, pursuant to a consulting agreement.

On December 31, 2012, we issued 76 shares of common stock to a consultant, pursuant to a debt settlement agreement.

In July and October of 2013, pursuant to a note and warrant purchase agreements with certain investors, we issued 10% convertible promissory notes in the aggregate amount of $856,000 to these investors, including $390,000 by Platinum,$162,500 by Dr. Parsons and Dan Vickery and $303,500 by unrelated parties (some of the notes subsequently exchanged in connection with the Restructuring). In connection with the issuance of the notes, we issued to the same investors five year warrants to purchase up to 1,712 shares of the common stock of the Company at an exercise price of $625 per share, subject to adjustment as set forth in the warrant agreements (subsequently reset to $500 in connection with the Restructuring).

On January 31, 2014, we issued 1 shares of common stock to a consultant, pursuant to a debt settlement agreement.

On January 31, 2014, we issued 25 shares of common stock to a consultant, pursuant to a debt settlement agreement.

On January 31, 2014, we issued 49 shares of common stock to an individual, pursuant to a debt settlement agreement.

On January 31, 2014, we issued 300 shares of common stock to service provider BioEnsemble, Ltd., an entity controlled by our Chairman, pursuant to a consulting agreement.

On April 1, 2014, we issued 90 shares of common stock to service provider BioEnsemble, Ltd., an entity controlled by our Chairman, pursuant to a consulting agreement.

On June 23, 2014, we issued 11,455 shares of common stock to all Lenders other than Platinum named in Schedule 1.6 of the Exchange and Waiver Agreement, in consideration of the waivers of defaults and Events of Defaults arising under the Surrendered Notes, the provisions of the Surrendered Note Related Documents and in consideration of the Note Exchange, pursuant to the Exchange and Waiver Agreement dated April 25, 2014.

On June 23, 2014, we issued 6.183 shares of Series D Preferred Stock to Platinum, in consideration of and in express reliance upon the representation, warranties, covenants, terms and conditions of this Agreement, Platinum agrees to deliver any Existing Preferred Stock held by it to us, pursuant to the Exchange and Waiver Agreement dated April 25, 2014.

On June 23, 2014, we issued 24.661 shares of Series D Preferred Stock to Platinum, in consideration of the waivers of defaults and Events of Defaults arising under the Surrendered Notes, the provisions of the Surrendered Note Related Documents and in consideration of the Note Exchange, pursuant to the Exchange and Waiver Agreement dated April 25, 2014.

On June 23, 2014, we issued 64.625 shares of Series D Preferred Stock to Platinum, in consideration of the waivers of defaults and Events of Defaults arising under the Existing Preferred Stock and provisions of the Existing Preferred Stock Related Document, and in exchange for the commitment of Platinum to provide the Bridge Loan, pursuant to the Exchange and Waiver Agreement dated April 25, 2014.

3

On June 23, 2014, pursuant to the Exchange Agreement, we issued the Exchange Notes with a principal amount equal to $2,347,052 to Platinum and Other Lenders.

On June 23, 2014, we issued to C. Lowell Parsons a warrant to purchase up to 654 shares of our common stock, which was issued as consideration for the waiver by Dr. Parsons of certain adjustments that would otherwise be made to the warrants that we previously issued to him pursuant to that certain consulting agreement dated as of July 26, 2012 between Dr. Parsons and us.

On January 26, 2015, we issued 282 shares of common stock to service provider BioEnsemble, Ltd., an entity controlled by our Chairman, pursuant to a consulting agreement..

Unless otherwise noted,  the above securities were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

1.1	Form of Underwriting Agreement†

3.1	Amended and Restated Certificate of Incorporation of the Registrant

3.2	Certificate of Merger

3.3	Certificate of Amendment

3.4	Amended Bylaws of the Registrant

3.5	Certificate of Designations of Series D Preferred Stock

4.1	Form of Common Stock Certificate†

4.3	Warrant to purchase common stock issued to C. Lowell Parsons on June 23, 2014†

4.4	Warrants to purchase common stock issued to C. Lowell Parsons on November 1, 2011, as amended and restated on June 23, 2014†

4.5	Warrants to purchase common stock issued to C. Lowell Parsons on July 26, 2012, as amended and restated on June 23, 2014†

4.6	Warrants to purchase common stock issued to C. Lowell Parsons on July 3, 2013, as amended and restated on June 23, 2014†

4.7	Warrants to purchase common stock issued to C. Lowell Parsons on March 13, 2014, as amended and restated on June 23, 2014†

4.8	Warrants to purchase common stock issued to Dan Vickery on March 8, 2010†

4.9	Warrants to purchase common stock issued to Dan Vickery on November 1, 2011, as amended and restated on June 23, 2014†

4.10	Warrants to purchase common stock issued to Dan Vickery on October 3, 2013, as amended and restated on June 23, 2014†

4.11	Warrants to purchase common stock issued to Platinum-Montaur Life Sciences, LLC on August 1, 2007, as amended and restated on June 23, 2014†

4.12	Warrants to purchase common stock issued to Platinum-Montaur Life Sciences, LLC on April 19, 2010, as amended and restated on June 23, 2014†

4.13	Warrants to purchase common stock issued to Platinum-Montaur Life Sciences, LLC on October 5, 2011, as amended and restated on June 23, 2014†

4.14	Warrants to purchase common stock issued to Platinum-Montaur Life Sciences, LLC on March 3, 2011, as amended and restated on June 23, 2014

4.15	Warrants to purchase common stock issued to Platinum-Montaur Life Sciences, LLC on July 3, 2013, as amended and restated on June 23, 2014†

4.16	Form of Amended and Restated 2013 Purchaser Series Warrant to purchase commons stock†

4.17	Form of Amended and Restated 2011 Purchaser Series Warrant to purchase commons stock†

4.18	Form of Exchange Note†

4.19	Amended and Restated Promissory Note issued to Platinum-Montaur Life Sciences, LLC on July 1, 2014†

5.1	Opinion of Loeb & Loeb, LLP†

10.1	2014 Long-Term Incentive Plan

10.2	Exchange and Waiver Agreement, dated April 25, 2014

10.3	Security agreement, dated June 23, 2014

10.4	Registration Rights Agreement, June 23, 2014

10.5	Guaranty, June 23, 2014

10.6	Employment Agreement with Ebrahim Versi dated February 6, 2015

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10.7	Employment Agreement with Mark J. Rosenblum dated August 15, 2014

10.8	Option Agreement between the Registrant and C. Lowell Parsons, dated November 29, 2012†

10.9	Option Agreement among the Registrant, C. Lowell Parsons and Michael Goldberg, dated December 12, 2013†

10.10	License Agreement with University of California, San Diego†*

10.11	Master Services Agreement between Registrant and Cato Research Ltd. dated September 1, 2014 †*

10.12	Product Development Agreement between Urigen Pharmaceuticals, Inc. and Farco-Pharma GmbH, dated October 13, 2014 †*

10.13	Licensing Agreement between Registrant and Imprimis Pharmaceuticals Inc. dated October 24, 2014

10.14	Release Test Agreement with Aesica Pharmaceuticals Limited dated August 11, 2014, as subsequently amended in December 2014 and February 2015 †*

10.15	Exclusive Distribution Agreement between the Registrant and I Mawdsley-Brooks & Co., Ltd. dated October 17, 2014 †*

10.16	Form of Formulation and Use Agreement

10.17	Lease Agreement with The New Jersey Economic Development Authority dated November 1, 2014†

14.1	Code of Business Conduct and Ethics†

21.1	Subsidiaries of the Registrant†

23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm

23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.1) †

24.1	Power of Attorney (included on signature page)

† To be filed by amendment

* Confidential treatment will be requested with respect to portions of this exhibit.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Brunswick, State of New Jersey, on February 11, 2015.

URIGEN PHARMACEUTICALS, INC.

By:	/s/ Ebrahim Versi, M.D., Ph.D.
Name:	Ebrahim Versi, M.D., Ph.D.
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Mark Rosenblum and Luc Maasdorp his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
Chief Executive Officer and Director (Principal Executive
/s/ Ebrahim Versi, M.D., Ph.D.	Officer)	February 11, 2015
Ebrahim Versi, M.D., Ph.D.

/s/ Mark J. Rosenblum	Chief Financial Officer (Principal Financial and Accounting Officer)	February 11, 2015
Mark J. Rosenblum

/s/ Michael Goldberg, M.D., M.B.A.	Chairman of the Board of Directors	February 11, 2015
Michael Goldberg, M.D., M.B.A.

/s/ C. Lowell Parsons, M.D.	Director	February 11, 2015
C. Lowell Parsons, M.D.

/s/ Michael Nordlicht, J.D.	Director	February 11, 2015
Michael Nordlicht, J.D.

/s/ Luc Maasdorp, M.B.A.	Director	February 11, 2015
Luc Maasdorp, M.B.A.

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